As filed with the Securities and Exchange Commission on April
30
, 2024
Registration
No. 333-258149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Was
hing
ton, D.C. 20549

Post-Effective Amendment No. 1 to
FORM
S-1
REGIST
RATI
ON STATEMENT
UNDER
TH
E SEC
UR
ITIES
ACT OF 1933

The Beachbody Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3600	85-3222090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
400 Continental Blvd, Suite 400
El Segundo, CA 90245
(310)
883-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Carl Daikeler
Chief Executive Officer
The Beachbody Company, Inc
400 Continental Blvd, Suite 400
El Segundo, CA 90245
(310)
883-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk, Esq.
Brent T. Epstein, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
(213)
485-1234

Approximate date of commencement of proposed sale of the securities to the public
: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as th
e SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form
S-1
(File
No. 333-258149)
initially filed July 23, 2021 and declared effective by the Securities and Exchange Commission (the “SEC”) on August 6, 2021 (the “Registration Statement”), is being filed to (i) include information contained in the registrant’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2023, which was filed with the SEC on March 11, 2024, (ii) to reflect the effects of the 1-for-50 reverse stock split of our issued and outstanding common stock effected on November 21, 2023, and (iii) to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2024

PROSPECTUS FOR

4,866,405 SHARES OF COMMON STOCK

5,333,333 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

306,667 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF

THE BEACHBODY COMPANY, INC.

This prospectus relates to the resale from time to time of (i) an aggregate of 4,035,757 shares of common stock, par value $0.0001 per share (the “common stock”), of The Beachbody Company, Inc., a Delaware corporation (“Beachbody”) by the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), (ii) the resale of 150,000 shares of common stock issued to the Sponsor (as defined below) and subsequently distributed to its members, including 75,000 shares of common stock that are subject to certain vesting restrictions pursuant to the Sponsor Agreement (as defined below), (iii) the resale of 449,998 shares of common stock issued in the PIPE Investment (as defined below) by certain of the Selling Stockholders, and (iv) the issuance by us and resale of 230,650 shares of common stock reserved for issuance upon the exercise of options to purchase common stock. This prospectus also relates to the issuance by us of up to 306,667 shares of common stock upon the exercise of outstanding warrants.

On June 25, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 9, 2021 (the “Merger Agreement”), by and among Forest Road Acquisition Corp., a Delaware corporation (“FRX”), BB Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of FRX (“BB Merger Sub”), Myx Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of FRX (“Myx Merger Sub”), The Beachbody Company Group, LLC, a Delaware limited liability company (“BB”) and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx”). As contemplated by the Merger Agreement, FRX changed its name to “The Beachbody Company, Inc.” In connection with the foregoing transactions, BB Merger Sub merged with and into BB, the separate corporate existence of BB Merger Sub ceased and BB survived as a wholly-owned subsidiary of FRX; Myx Merger Sub merged with and into Myx, the separate corporate existence of Myx Merger Sub ceased and Myx survived as a wholly-owned subsidiary of FRX; and BB merged with and into FRX, the separate corporate existence of BB ceased and FRX continued as a surviving acquiror entity (the “Business Combination”).

We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of June 25, 2020 (the “Registration Rights Agreement”), entered into by and among Beachbody, Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), certain equityholders of The Beachbody Company Group, LLC, a Delaware limited liability company, set forth on the signature pages thereto, and Carl Daikeler, Mary Conlin, John Salter, Michael Heller, Ben Van de Bunt and Kevin Mayer in private placements consummated in connection with the Business Combination (such private placements, collectively, the “PIPE Investment”).

We are also registering the (i) resale of shares of common stock held by certain of our affiliates and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock and the settlement of restricted stock units, in each case, held by certain of our current and former employees.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or warrants by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BODI.” On April 29, 2024, the last reported sales price of our Class A Common Stock on the NYSE was $9.24 per share.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Beachbody Company, Inc. 2021 Incentive Award Plan;

•	“2023 Employment Inducement Incentive Award Plan” are to the Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan;

•	“Beachbody” are to FRX after the Business Combination and its name change from Forest Road Acquisition Corp.;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Business Combination” are to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 9, 2021, by and among FRX, BB Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of FRX, Myx Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of FRX, The Beachbody Company Group, LLC, a Delaware limited liability company and Myx Fitness Holdings, LLC, a Delaware limited liability company;

•	“Bylaws” are to the Amended and Restated Bylaws of The Beachbody Company, Inc.;

•	“Certificate of Incorporation” are our second amended and restated certificate of incorporation, as amended;

•	“Class A Common Stock” are to shares of our Class A common stock, par value $0.0001 per share;

•	“Class X Common Stock” are to shares of our Class X common stock, par value $0.0001 per share;

•	“Closing” are to the closing of the Business Combination on June 25, 2021;

•	“Company,” “we,” “us” and “our” are to FRX prior to the Business Combination and to Beachbody after the Business Combination and its change of name to The Beachbody Company, Inc.;

•	“common stock” are to our Class A Common Stock and Class X Common Stock, collectively;

•	“Common Warrants” are to the warrants to purchase up to 543,590 shares of our Class A Common Stock at an exercise price of $11.24, originally issued in connection with the offering;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“ESPP” are to our 2021 Employee Stock Purchase Plan;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“FRX” or “Forest Road” are to Forest Road Acquisition Corp., prior to the Business Combination;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Management Awards” are to equity awards under the 2020 Plan in the form of restricted stock units expected to be granted to certain of our employees within 90 days following the Closing;

•	“NYSE” are to the New York Stock Exchange;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“Pre-funded Warrants” are to the 122,821 warrants to purchase up to 122,821 shares of our Class A Common Stock at an exercise price of $0.0001 per share;

•	“Organizational Documents” are to the Certificate of Incorporation and the Bylaws;

•	“Private Placement” are to the issuance and sale of Common Warrants to purchase 543,590 shares of Class A Common Stock in a private placement to the selling shareholders;

•	“public shareholders” are to holders of public shares, whether acquired in FRX’s initial public offering or acquired in the secondary market;

•

“public shares” are to the FRX Class A ordinary shares, par value $0.0001 per share, (including those that underlie the units) that were offered and sold by FRX in its initial public offering and registered pursuant to the IPO registration statement or the shares of our common stock issued as a matter of law upon the conversion thereof at the time of the Business Combination, as context requires;

•

“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by FRX in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Beachbody issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Organizational Documents;

•

“Registered Direct Offering” are to the issuance and sale of 420,769 shares of Class A Common Stock and Pre-funded Warrants to purchase up to an aggregate 122,821 shares of Class A Common Stock in a registered direct offering;

•

“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement entered into by and among Beachbody, Forest Road Acquisition Sponsor LLC, a Delaware limited liability company, certain equity holders of The Beachbody Company Group, LLC and Carl Daikeler, Mary Conlin, John Salter, Michael Heller, Ben Van de Bunt and Kevin Mayer (collectively with Forest Road and the Beachbody Holders, the “Holders”) pursuant to which we were required to register for resale common shares held by the Holders;

•	“Reverse Stock Split” are to the 1-for-50 reverse stock split of our issued and outstanding common stock, effected on November 21, 2023;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Forest Road Acquisition Sponsor LLC, a Delaware limited liability company;

•

“Sponsor Agreement” are to that certain Sponsor Agreement, dated February 9, 2021, by and among the Sponsor, FRX, each officer and director of FRX and Beachbody, as amended and modified from time to time;

•	“Unvested Sponsor Shares” are to 75,000 shares of Class A Common Stock subject to certain vesting restrictions pursuant to the Sponsor Agreement; and

•

“warrants” are to the public warrants, Common Warrants, warrants to purchase our Class A Common Stock originally issued to affiliates of Blue Torch Finance, LLC, warrants to purchase our Class A Common Stock, originally issued to Akron Supplement, LLC and Schwarzenegger Blind Trust in connection with the acquisition of Ladder, LLC, Pre-funded Warrants and warrants entitling the holder to purchase one share of our Class A Common Stock, originally issued in a private placement in connection with the initial public offering of FRX.

Additionally, when we refer to “Beachbody,” “BODi,” “we,” “our,” “us” and the “Company” in this prospectus, we mean The Beachbody Company, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the Class A Common Stock offered hereby.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements about the financial condition, results of operations, earnings outlook and prospects of BODi. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on our current expectations as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•

our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit, operating expenses including changes in selling and marketing, general and administrative, and enterprise technology and development expenses (including any components of the foregoing), Adjusted EBITDA (as defined below) and our ability to achieve and maintain future profitability;

•	our anticipated growth rate and market opportunity;

•	our liquidity and ability to raise financing;

•	our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•	other than the Pre-funded Warrants, our warrants are accounted for as liabilities and changes in the value of such warrants could have a material effect on our financial results;

•	our ability to effectively compete in the fitness and nutrition industries;

•	our ability to successfully acquire and integrate new operations;

•	our reliance on a few key products;

•	market conditions and global and economic factors beyond our control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which we will operate;

•	litigation and the ability to adequately protect our intellectual property rights; and

•	other risks and uncertainties set forth in this prospectus under the heading “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

You should not place undue reliance upon our forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless context otherwise requires, references in this prospectus to “Beachbody,” “BODi,” the “Company,” “we,” “us” or “our” refer to the business of The Beachbody Company, Inc. and its consolidated subsidiaries.

The Company

BODi is a leading subscription health and fitness company. We focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based solutions. We are the creator of some of the world’s most popular fitness programs, including P90X, Insanity, and 21 Day Fix, which transformed the at-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. Our comprehensive nutrition-first programs, Portion Fix and 2B Mindset, teach healthy eating habits and promote healthy, sustainable weight loss. These fitness and nutrition programs are available through our Beachbody On Demand (“BOD”) and Beachbody On Demand Interactive (“BODi”) streaming services.

We offer nutritional products such as Shakeology nutrition shakes, BEACHBAR snack bars, and Ladder premium supplements as well as a commercial-grade stationary cycle with or without a 360-degree touch screen tablet and connected fitness software. Leveraging our history of fitness content creation, nutrition innovation, and our network of micro-influencers, whom we call “Partners”, we plan to continue market penetration into the health and wellness markets to reach a wider health, wellness and fitness audience.

Our revenue is generated primarily through our network of Partners, social media marketing channels, and direct response advertising. Components of revenue include recurring digital subscription revenue, revenue from the sale of nutritional and other products, and connected fitness revenue. In addition to selling individual products on a one-time basis, we bundle digital and nutritional products together at discounted prices.

Corporate Information

We were incorporated under the name “Forest Road Acquisition Corp.” on September 24, 2020 as a Delaware corporation for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 25, 2021, we changed our name to “The Beachbody Company, Inc.”

Our principal executive office is located at 400 Continental Blvd, Suite 400, El Segundo, California 90245. Our telephone number is (310) 883-9000. Our website address is www.beachbody.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Recent Developments

2023 Equity Offering

On December 10, 2023, the Company entered into a securities purchase agreement for the issuance and sale of 420,769 shares of Class A Common Stock at a purchase price of $9.75 per share and pre-funded warrants to purchase up to 122,821 shares of Class A Common Stock at a pre-funded purchase price of $9.7499 per share and an exercise price of $0.0001 per share with certain institutional investors in a registered direct offering. The Company received proceeds of $4.9 million, net of placement agent fees. The Company also issued 543,590 Common Warrants to purchase 543,590 shares of Class A Common Stock at an exercise price of $11.24 per share in a concurrent private placement (collectively, the “Registered Direct Offering”). On January 12, 2024, the investor exercised all of the pre-funded warrants and converted them into 122,821 shares of the Company’s Class A Common Stock.

Reverse Stock Split

On November 21, 2023, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock. The reverse stock split did not change the authorized number of shares or the par value of our common stock or preferred stock, but did effect a proportional adjustment to the number of shares of common stock outstanding, per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding stock options, the number of shares of common stock issuable upon the vesting of restricted stock awards (“RSU’s”), the number of shares of common stock under the Employee Stock Purchase Plan (the “ESPP”), the conversion rate of our outstanding warrants into common stock and the number of shares of common stock eligible for issuance under our 2021 Stock Plan (the “2021 Plan”).

Goodwill and Intangible Asset Impairment

Our annual goodwill impairment test, which was performed as of December 31, 2023, determined that our goodwill was impaired and we recorded goodwill impairment of $40.0 million in the year ended December 31, 2023. We also determined as of December 31, 2023 that our intangible assets were impaired and we recorded an intangible asset impairment of $3.1 million in the year ended December 31, 2023.

Impairment and Sale of Investment

In December 2023, the Company recorded a $4.0 million impairment on its $5.0 million investment in equity securities of a privately-held company based on an observable price change. The Company sold this investment on January 9, 2024 for $1.0 million and made a partial prepayment on the Term Loan (as defined below) of $1.0 million. On January 9, 2024 (the “Consent Effective Date”), the Company and Blue Torch entered into Consent No. 1 and Amendment No. 3 to the Financing Agreement (the “Third Amendment”), which among other things, amended the minimum liquidity financial covenant.

Sale/Leaseback of Property

On February 29, 2024, we sold our Van Nuys production facility which had a net carrying value of $4.8 million at December 31, 2023, for $6.2 million. Simultaneous with the sale we entered into a five year lease of the facility at an annual base rate of $0.3 million per year. The Company used the proceeds received from the sale to make a partial prepayment of $5.5 million on the Term Loan. On February 29, 2024, the Company and Blue Torch entered into Consent No. 2 and Amendment No. 4 to the Financing Agreement (the “Fourth Amendment”), which among other things, amended the minimum liquidity financial covenant.

2024 Restructuring

In January 2024, the Company executed cost-reduction initiatives intended to streamline the business. These actions are expected to result in approximately $1.7 million in costs consisting primarily of termination benefits during the first quarter of 2024.

Amendment to Financing Agreement and Blue Torch Warrants

On April 5, 2024, the Company and Blue Torch entered into Amendment No. 5 to the Financing Agreement (the “Fifth Amendment”), which among other things, amended the minimum revenue financial covenant and the minimum liquidity financial covenant. In connection with the Fifth Amendment, the Company also amended and restated the warrants to purchase 97,482 shares of the Company’s Class A Common Stock, originally issued to affiliates of Blue Torch (the “Blue Torch Warrants”) (the “Warrant Second Amendment”). The Warrant Second Amendment amends the exercise price of the warrants from $20.50 per share of Class A Common Stock to $9.16 per share.

Risk Factors

Summary of Risk Factors

•	If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

•	If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

•	Our success depends on our ability to maintain the value and reputation of our brands.

•	The perception of the effects or value of our products may change over time, which could reduce customer demand.

•

We may not successfully execute or achieve the expected benefits of our strategic alignment initiatives and other cost-saving measures we may take in the future, and our efforts may result in further actions and/or additional asset impairment charges and adversely affect our business.

•

Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers.

•	We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

•

Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed and we may be unable to retain our customers.

•	Our business relies on sales of a few key products.

•	If there are any material delays or disruptions in our supply chain, or errors in forecasting of the demand for our products and services, our business may be adversely affected.

•

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

•	If any of our products are unacceptable to us or our customers, or any other change in the competitive landscape and activities of our competitors, our business could be harmed.

•	Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

•	The seasonal nature of our business could cause operating results to fluctuate.

•	If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

•	Our co-founder has control over all stockholder decisions because he controls a substantial majority of our voting power through “super” voting stock.

•	Our financing agreement restricts our current and future operations and our ability to engage in certain business and financial transactions and may adversely affect our business.

•

Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

•	There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

•	We may expand into international markets, which would expose us to significant risks.

•	The price of shares of our Class A Common Stock may experience volatility and the market price of our Class A Common Stock after this offering may drop below the price you pay.

•	You may experience future dilution as a result of future equity offerings or other equity issuances.

•	The number of shares of our Class A Common Stock available for future issuance or resale could adversely affect the market price of our Class A Common Stock.

•

Because we do not expect to declare cash dividends on our Class A Common Stock in the foreseeable future, shareholders must rely on appreciation of the value of our Class A Common Stock for any return on their investment.

•

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

•

We collect, store, process, and use personal information and other customer data which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

•

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

•

If we suffer a security breach or otherwise fail to properly maintain the confidentiality and integrity of our data, including customer credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

•

We face risks, such as unforeseen costs and potential liability in connection with allegations of injuries arising from equipment we supply and content we produce, license, advertise, and distribute through our various content delivery platforms.

•

Our nutritional products must comply with regulations of the Food and Drug Administration, (“FDA”), as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

•

Our network of micro-influencers, whom we call “Partners”, could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could have a material adverse effect on our business.

•

Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

•

Our BODi Bikes and other products may be subject to warranty claims, recalls or intellectual property disputes that could result in significant direct or indirect costs, each of which could have an adverse effect on our business, financial condition, and results of operations.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

In the course of conducting our business operations, we are exposed to a variety of risks. These risks are generally inherent to the fitness industry or otherwise generally impact companies like us. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our common stock could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

If we are unable to anticipate and satisfy consumer preferences and shifting views of health, fitness and nutrition, our business may be adversely affected.

The fitness industry is highly susceptible to changes in consumer preferences. Our success depends on our ability to anticipate and satisfy consumer preferences relating to health, fitness and nutrition. Our business is, and all of our workouts and products are, subject to changing consumer preferences that cannot be predicted with certainty. Consumers’ preferences for health and fitness services and products, including the technology through which they consume these services and products, could shift rapidly to offerings different from what we offer, and we may be unable to anticipate and respond to such shifts in consumer preferences. It is also possible that competitors could introduce new products, services and/or technologies that negatively impact consumer preference for our workouts and products. In addition, developments or shifts in research or public opinion on the types of workouts and products we provide could negatively impact our business. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality health and fitness services. Our failure to effectively introduce new health and fitness services that are accepted by consumers could result in a decrease in revenue, which could have a material adverse effect on our financial condition and adversely impact our business.

The perception of the effects of our nutritional products may change over time, which could reduce customer demand.

A substantial portion of our revenues is derived from our Shakeology line of products. We believe that these nutritional products have, or are perceived to have, positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the nutritional industry is subject to changing consumer trends, demands and preferences. Additionally, the science underlying nutritious foods and dietary supplements is constantly evolving. Therefore, products once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and spending reductions, and could adversely impact our business, financial condition and results of operations. Additionally, ingredients used in our products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of nutritional products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. For example, conflicting scientific information on what constitutes good nutrition, diet trends and other weight loss trends may also adversely affect our business from time to time. Our success depends, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer nutritional products that appeal to their needs and preferences on a timely and affordable basis. Failure to do so could have a material adverse effect on our financial condition and adversely impact our business.

We rely on consumer discretionary spending, which may be adversely affected by economic downturns and other macroeconomic conditions or trends.

Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices and general uncertainty regarding the overall future of the political and economic environment. Consumer purchases of discretionary items generally decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. If consumer purchases of subscriptions and products decline, our revenue may be adversely affected.

For example, the outbreak of COVID-19 has led to an increase in at-home gyms and workouts which has in turn led to an increase in our consumers, a trend which may be negatively impacted as commercial and office gyms continue to reopen. The ultimate severity of the coronavirus outbreak and distribution and vaccine inoculation results are uncertain at this time and therefore we cannot predict the full impact it may have on our end markets or operations; however, the effect on our results could be material and adverse. Any significant or prolonged decrease in consumer spending on fitness or nutritional products could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, results of operations and prospects.

Further, COVID-19 has had an adverse impact on global supply chains, resulting in an increased uncertainty in shipping lead times as well as increased import and logistics costs. However, if a significant percentage of consumers return to the gym and do not continue at-home fitness, or consumer sentiment shifts from prioritizing health and fitness, or import and logistics costs continue to increase, our business, financial condition, results of operations and prospects may be adversely affected.

If we are unable to sustain pricing levels for our products and services, our business could be adversely affected.

If we are unable to sustain pricing levels for our products and services, including our nutritional products, digital services and connected fitness products, whether due to competitive pressure or otherwise, our revenue and gross margins could be significantly reduced. In particular, we may not be able to increase prices to offset the impact of inflation on our costs. Further, our decisions around the development of new ancillary products and services are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

Our success depends on our ability to maintain the value and reputation of our brands.

We believe that our brands are important to attracting and retaining customers. Maintaining, protecting, and enhancing our brands depends largely on the success of our marketing efforts, ability to provide consistent, high-quality products, services, features, content, and support, and our ability to successfully secure, maintain, and defend our rights to use our trademarks, logos and other intellectual property important to our brands. We believe that the importance of our brands will increase as competition further intensifies and brand promotion activities may require substantial expenditures. Our brands could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Unfavorable publicity about us, including our products, services, technology, subscriber service, content, personnel, industry, distribution and/or marketing channel, and suppliers could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size, engagement and loyalty of our customer base and result in decreased revenue, which could have an adverse effect on our business, financial condition, and operating results.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could adversely affect our business.

The size of our distributor base and the results of our operations may be significantly affected by the perception of our company and similar companies. This perception is dependent upon opinions concerning:

•	the safety and quality of our products and nutritional supplement ingredients;

•	the safety and quality of similar products and ingredients distributed by other companies;

•	our distributors;

•	publicity concerning network marketing; and

•	the direct selling business generally.

Adverse publicity concerning any actual or purported failure of our Company or our distributors to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our network marketing business, the licensing of our products for sale in our target markets, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on the goodwill of our Company and could negatively affect our ability to attract, motivate and retain distributors, which would have a material adverse effect on our ability to generate revenue. We cannot ensure that all distributors will comply with applicable legal requirements relating to the advertising, sale, labeling, licensing or distribution of our products or promotion of the income opportunity.

In addition, our distributors’ and consumers’ perception of the safety and quality of our products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by national media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on our reputation or the market demand for our products.

We may not successfully execute or achieve the expected benefits of our strategic alignment initiatives and other cost-saving measures we may take in the future, and our efforts may result in further actions and/or additional asset impairment charges and adversely affect our business.

Beginning in early 2022 and continuing in 2023, we executed cost reduction activities intended to streamline the business and strategically align operations, including multiple reductions in headcount. Our strategic alignment initiatives were intended to address the short-term health of our business as well as our long-term objectives based on our current estimates, assumptions and forecasts, which are subject to known and unknown risks and uncertainties, including whether we have targeted the appropriate areas for our cost-saving efforts and at the appropriate scale, and whether, if required in the future, we will be able to appropriately target any additional areas for our cost-saving efforts. As such, the actions we intended to take under the strategic alignment initiatives and that we may decide to take in the future may not be successful in yielding our intended results and may not appropriately address either or both of the short-term and long-term strategy for our business.

Additionally, implementation of the strategic alignment initiatives and any other cost-saving initiatives may be costly and disruptive to our business, the expected costs and charges may be greater than we have forecasted, and the estimated cost savings may be lower than we have forecasted. In addition, our initiatives could result in personnel attrition beyond our planned reductions in headcount or reduce employee morale, which could in turn adversely impact productivity, including through a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods, or our ability to attract highly skilled employees. Unfavorable publicity about us or any of our strategic initiatives, including our strategic alignment initiatives, could result in reputation harm and could diminish confidence in, and the use of, our products and services. The strategic alignment initiatives have required, and may continue to require, a significant amount of management’s and other employees’ time and focus, which may divert attention from effectively operating and growing our business. We also cannot assure you that it will impact our ability to achieve or maintain profitability.

Our marketing strategy relies on the use of social media platforms and any negative publicity on such social media platforms may adversely affect the public perception of our brand, and changing terms or conditions or ways in which advertisers use their platforms may adversely affect our ability to engage with customers, both of which in turn could have a material and adverse effect on our business, results of operations and financial condition. In addition, our use of social media could subject us to fines or other penalties.

We rely on social media marketing through various social media platforms, such as Instagram, YouTube and Facebook, as a means to engage with our existing customers as well as attract new customers. Existing and new customers alike interact with the brand both organically, through posts by the BODi community, as well as through distributors via their own social media accounts. While the use of social media platforms allows us access to a broad audience of consumers and other interested persons, our use of, and reliance on, social media as a key marketing tool exposes us to significant risk of widespread negative publicity. Social media users generally have the ability to post information to social media platforms without filters or checks on accuracy of the content posted. Information concerning the Company or its many brands may be posted on such platforms at any time. Such information may be adverse to our interests or may be inaccurate, each of which can harm our reputation and value of our brands. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against our products and offerings, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage. Social media platforms may be used to attack us, our information security systems, including through use of spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, distributed denial of service attacks, password attacks, “Man in the Middle” attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. As such, the dissemination of information on social media platforms and other online platforms could materially and adversely affect our business, results of operations and financial condition, regardless of the information’s accuracy.

Our reliance on social media platforms for advertising also subjects us to the risk that any change to the platforms’ algorithms, terms and conditions and/or ways in which advertisers may advertise on their platforms may adversely affect our ability to effectively engage with customers and sell our products, which in turn could have a material and adverse effect on our business, results of operations and financial condition.

In addition, our use of social media platforms as a marketing tool could also subject us to fines or other penalties. As laws and regulations, including those from the Federal Trade Commission, State Attorneys General, and other enforcement agencies rapidly evolve to govern the use of these platforms, the failure by us, our distributors, influencers, or other third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms could materially and adversely impact our business, results of operations and financial condition or subject us to fines or other penalties.

We may be unable to attract and retain customers, which would materially and adversely affect our business, results of operations and financial condition.

The success of our business depends on our ability to attract and retain customers. Our marketing efforts may not be successful in attracting customers, and membership levels may materially decline over time. Customers may cancel their membership at any time. In addition, we experience attrition, and we must continually engage existing customers and attract new customers in order to maintain membership levels. Some of the factors that could lead to a decline in membership levels include, among other factors:

•	changing desires and behaviors of consumers or their perception of our brand;

•	changes in discretionary spending trends;

•	market maturity or saturation;

•	a decline in our ability to deliver quality service at a competitive price;

•	a failure to introduce new features, products or services that customers find engaging;

•	the introduction of new products or services, or changes to existing products and services, that are not favorably received;

•	technical or other problems that affect the customer experience;

•	an increase in membership fees due to inflation;

•	direct and indirect competition in our industry;

•	a decline in the public’s interest in health and fitness; and

•	a general deterioration of economic conditions or a change in consumer spending preferences or buying trends.

Any decrease in our average fees or higher membership costs may materially and adversely impact our results of operations and financial condition. Additionally, further expansion into international markets may create new challenges in attracting and retaining customers that we may not successfully address, as these markets carry unique risks as discussed below. As a result of these factors, we cannot be certain that our membership levels will be adequate to maintain or permit the expansion of our operations. A decline in membership levels would have an adverse effect on our business, results of operations and financial condition.

Our customers use their connected fitness products and fitness accessories to track and record their workouts. If our products fail to provide accurate metrics and data to our customers, our brand and reputation could be harmed, and we may be unable to retain our customers.

Our customers use their connected fitness products and fitness accessories to track and record certain metrics related to their workouts. Examples of metrics tracked on our platform currently include heartrate and calories burned. These metrics assist our customers in tracking their fitness journeys and understanding the effectiveness of their workouts. We anticipate introducing new metrics and features in the future. If the software used in our connected fitness products or on our platform malfunctions and fails to accurately track, display, or record customers workouts and metrics, we could face claims alleging that our products and services do not operate as advertised. Such reports and claims could result in negative publicity, product liability claims, and, in some cases, may require us to expend time and resources to refute such claims and defend against potential litigation. If our products and services fail to provide accurate metrics and data to our customers, or if there are reports or claims of inaccurate metrics and data or claims of inaccuracy regarding the overall health benefits of our products and services in the future, we may become the subject of negative publicity, litigation, regulatory proceedings, and warranty claims, and our brand, operating results, and business could be harmed.

Our business relies on sales of a few key products.

Our digital platforms which provide recurring subscription revenue also provide a significant portion of our revenue, accounting for approximately 49% of revenue for the year ended December 31, 2023. Our nutrition products also constitute a significant portion of our revenue, accounting for approximately 47% of revenue for the year ended December 31, 2023, and Shakeology, our premium nutrition shake, specifically constitutes a significant portion of our revenue, accounting for approximately 20% of revenue for the year ended December 31, 2023. If consumer demand for these products decreases significantly or we cease offering these products without a suitable replacement, our operations could be materially adversely affected. Despite these efforts, our financial performance currently remains dependent on a few products. Any significant diminished consumer interest in these products would adversely affect our business. We could also experience adverse financial consequences if we fail to sustain market interest in our BODi Bike business, which accounted for approximately 4% of revenue for the year ended December 31, 2023. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient revenue to justify the cost of developing and marketing these products.

We operate in highly competitive markets and we may be unable to compete successfully against existing and future competitors.

Our products and services are offered in a highly competitive market. We face significant competition in every aspect of our business, including at-home fitness equipment and content, fitness clubs, nutritional products, dietary supplements, and health and wellness apps. Moreover, we expect the competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that compete with ours.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling employment opportunities, or marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing, advertising and research and development, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results. The business of marketing nutritional products is highly competitive and sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, we anticipate that we will be subject to increasing competition in the future from large electronic commerce sellers. Some of these competitors have significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established subscriber bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or subscriber requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to competition for the recruitment of distributors from other organizations, including those that market nutritional products, dietary and nutritional supplements, and personal care products as well as other types of products. Our ability to remain competitive depends, in part, on our success in recruiting and retaining Partners through an attractive compensation plan, the maintenance of an attractive product portfolio, and other incentives. We cannot ensure that our programs for recruitment and retention efforts will be successful, or that we will be able to continue to offer the same compensation plans to our Partners. We have recently changed the compensation plan for our Partners and such changes, and any future changes, may have an adverse effect on our relationships with our current Partners and our ability to recruit new Partners.

We compete with other direct selling organizations, some of which have longer operating histories and higher visibility, name recognition and financial resources. The Company competes for new Partners on the basis of the culture, premium quality products and compensation plan. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands. There can be no assurance that the Company will be able to successfully meet the challenges posed by increased competition.

We also compete for the time, attention and commitment of our independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for our products is reduced to the extent other companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive business opportunity, there can be no assurance that other companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

We have limited control over our suppliers, manufacturers, and logistics providers, which may subject us to significant risks, including the potential inability to produce or obtain quality products on a timely basis or in sufficient quantity in order to meet demand.

We have limited control over our suppliers, manufacturers, and logistics providers, which subjects us to risks, such as the following:

•	inability to satisfy demand for our products or other products or services that we currently offer or may offer in the future;

•	reduced control over delivery timing and product reliability;

•	reduced ability to monitor the manufacturing process and components used in our products;

•	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

•	variance in the manufacturing capability of our third-party manufacturers;

•	price increases;

•	failure of a significant supplier, manufacturer, or logistics provider to perform its obligations to us for technical, market or other reasons;

•	difficulties in establishing additional supplier, manufacturer or logistics provider relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics providers;

•	shortages of materials or components;

•	misappropriation of our intellectual property;

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exposure to natural catastrophes, pandemics, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;

•	changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics providers are located;

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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and

•	insufficient warranties and indemnities on ingredients or components supplied to our manufacturers or performance by these parties.

We also rely on our logistics providers, including last mile warehouse and delivery providers, to complete deliveries to customers. If any of these independent contractors do not perform their obligations or meet the expectations of us or our customers, our reputation and business could suffer.

The occurrence of any of these risks, especially during seasons of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

The failure or inability of our contract manufacturers to comply with the specifications and requirements of our products could result in a product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

We sell nutritional products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. We also sell stationary bikes. All of our products are manufactured by independent third-party contract manufacturers. In addition, we do not own a warehouse facility, instead it is managed for us by a third party. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products.

A widespread recall or withdrawal of any of our products may negatively and significantly impact our sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. We may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect our business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability and product recall insurance in an amount that we believe to be adequate. However, we may incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage. A product liability judgment against us or a product recall could adversely affect our business, financial condition and results of operations.

If any of our products are unacceptable to us or our customers, our business could be harmed.

We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future continue to receive, products that either meet our technical specifications but that are nonetheless unacceptable to us, or products that are otherwise unacceptable to us or our customers. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers or riders, they could lose confidence in the quality of our products and our results of operations could suffer and our business could be harmed.

Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

Through our BODi Bike platform, we offer complex hardware and software products and services that can be affected by design and manufacturing defects. Sophisticated operating system software and applications, such as those which will be offered by us, often have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could make our products and services unsafe, create a risk of environmental or property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time we may experience outages, service slowdowns, or errors that affect our fitness and wellness programming. As a result, our services may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-downs or write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, quality problems could adversely affect the experience for users of our products and services, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our products and services, delay in new product and service introductions, and lost revenue.

We may incur material product liability claims, which could increase our costs and adversely affect our revenues and operating income.

Additionally, our nutritional and dietary supplement products consist of herbs, vitamins and minerals and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. We do not always conduct or sponsor clinical studies for our products and previously unknown adverse reactions resulting from human consumption of these ingredients could occur. As a marketer of dietary and nutritional supplements and other products that are ingested by consumers, we have been, and may again be, subjected to various product liability claims, including that the products contain contaminants, the products include inadequate instructions as to their uses, or the products include inadequate warnings concerning side effects and interactions with other substances. It is possible that widespread product liability claims could increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims thereby requiring us to pay substantial monetary damages and adversely affecting our business.

Our business model relies on high quality customer service, and any negative impressions of our customer service experience may adversely affect our business and result in harm to our reputation.

We rely on high quality overall customer service across all of our products and services. Positive customer service experiences help drive a positive reputation, increased sales and minimization of litigation. For example, once our streaming services and integrated connected-bike products are purchased, our customers rely on our high-touch delivery and set up service to deliver and install their equipment in a professional and efficient manner. Our customers also rely on our support services to resolve any issues related to the use of such services and content. Providing a high-quality customer experience is vital to our success in generating word-of-mouth referrals to drive sales and for retaining existing customers. The importance of high-quality support will increase as we expand our business and introduce new products and services. If we do not help our customers quickly resolve issues and provide effective ongoing support, our reputation may suffer and our ability to retain and attract customers, or to sell additional products and services to existing customers, could be harmed. In addition, these levels of customer service are expensive to maintain and may provide a drain on our resources and adversely affect our revenues and operating income.

The seasonal nature of our business could cause operating results to fluctuate.

We have experienced and continue to expect fluctuations in quarterly results of operations due to the seasonal nature of our business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant subscriber enrollment around that time. This seasonality could cause our share price to fluctuate as the results of an interim financial period may not be indicative of our full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

If we fail to obtain and retain high-profile strategic relationships, or if the reputation of any of these parties is impaired, our business may suffer.

A principal component of our marketing program has been to develop relationships with high-profile persons to help us extend the reach of our brand. Although we have relationships with several well-known individuals in this manner, we may not be able to attract and build relationships with new persons in the future. In addition, if the actions of these parties were to damage their or our reputation, our relationships may be less attractive to our current or prospective customers. Any of these failures by us or these parties could materially and adversely affect our business and revenues.

Our operating results could be adversely affected if we are unable to accurately forecast consumer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and manufacturers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in consumer demand for our products and services, changes in demand for the products and services of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. We face further risk from the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast consumer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of consumer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength and premium nature of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate consumer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet consumer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.

Our co-founder has control over all stockholder decisions because he controls a substantial majority of our voting power through our Class X Common Stock, or “super” voting stock.

Our co-founder, Carl Daikeler, owns or controls “super” voting shares of the Company that represent over 80% of the voting power of the Company, as of December 31, 2023. Mr. Daikeler and certain of his affiliated entities own a majority of the Company’s outstanding Class X Common Stock, which stock carries 10 votes per share, and, therefore, controls a majority of the voting power of the Company’s outstanding common stock. The Class X Common Stock carries substantially similar rights as the Class A Common Stock, except that each share of Class X Common Stock carries 10 votes. Therefore, Mr. Daikeler alone can exercise voting control over a majority of our voting power. As a result, Mr. Daikeler has the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of our directors, amendments to the Company’s organizational documents and approval of major corporate transactions. This concentrated control could give our founder the ability to delay, defer or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support. Conversely, this concentrated control could allow our founder to consummate such a transaction that our other stockholders do not support. In addition, our founder may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

The Class X Common Stock will automatically convert into Class A Common Stock if Mr. Daikeler no longer provides services to BODi as a senior executive officer or director or if Mr. Daikeler and certain of his affiliated entities have sold more than 75% of the shares of Class X Common Stock held by them at the time of the consummation of the Business Combination.

As our Chief Executive Officer, Mr. Daikeler has control over our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our board of directors (the “Board”). As a board member and officer, Mr. Daikeler owes a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Daikeler is entitled to vote his shares, and shares over which he has voting control, in his own interests, which may not always be in the interests of our stockholders generally. Even if Mr. Daikeler’s employment with us is terminated, he will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval.

The concentration of our stock ownership limits our stockholders’ ability to influence corporate matters.

Our Class X Common Stock has 10 votes per share, our Class A Common Stock has one vote per share, and our Class C common stock has no voting rights. Because our Class C common stock carries no voting rights, the issuance of the Class C common stock, including in future stock-based acquisition transactions, to fund employee equity incentive programs or otherwise could continue Mr. Daikeler’s current relative voting power and his ability to elect our directors and to determine the outcome of most matters submitted to a vote of our stockholders because, in the event of such an issuance of Class C common stock, the voting control of holders of Class X Common Stock would not be affected whereas the economic power of the Class X Common Stock would be diluted. This concentrated control limits or severely restricts other stockholders’ ability to influence corporate matters and we may take actions that some of our stockholders do not view as beneficial, which could reduce the market price of our Class A Common Stock and our Class C common stock.

Because the Company is a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, the Company will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. As of December 31, 2023, Mr. Daikeler and certain of his affiliated entities currently control in the aggregate over 80% of the voting power of our outstanding capital stock. As a result, the Company will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Mr. Daikeler may have his interest in the Company diluted due to future equity issuances or his own actions in selling shares of Class X Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. The Company would then be required to comply with those provisions of the NYSE listing requirements.

We track certain operational and business metrics with internal methods that are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain operational and business metrics, including total workouts and average monthly workouts per connected fitness subscription, with internal methods, which are not independently verified by any third party and, are often reliant upon an interface with mobile operating systems, networks and standards that we do not control. Our internal methods have limitations and our process for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal methods we use under-count or over-count metrics related to our total workouts, average monthly workouts per connected fitness subscription or other metrics as a result of algorithm or other technical errors, the operational and business metrics that we report may not be accurate. In addition, limitations or errors with respect to how we measure certain operational and business metrics may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our operational and business metrics are not accurate representations of our business, market penetration, retention or engagement; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed, and our operating and financial results could be adversely affected.

Risks Related to our Indebtedness

Our Financing Agreement restricts our current and future operations and our ability, and the ability of our future subsidiaries, to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial position, results of operations and cash flows.

On August 8, 2022 we entered into the Term Loan by and among us, the Borrower, and certain subsidiaries of the Company. The loan documents for the Term Loan include a Financing Agreement entered into by the Company, certain subsidiaries of the Company, the lenders party thereto, and Blue Torch, as administrative agent and collateral agent for such lenders. The Financing Agreement contains a number of covenants that limit our ability, and the ability of certain of our subsidiaries, to:

•	incur additional indebtedness;

•	incur additional liens;

•	consolidate, merge, dissolve, or make certain other organizational changes;

•	sell or otherwise dispose of all or substantially all of our assets;

•	pay dividends or make other distributions;

•	make investments and acquisitions; and

•	enter into certain transactions with affiliates.

In addition, the Financing Agreement requires us to maintain certain minimum revenue levels and maintain minimum Liquidity (as defined in the Financing Agreement). The Financing Agreement also contains other customary representations, warranties and covenants. Events beyond our control can affect our ability to meet these covenants. As a result of these covenants and restrictions, we may be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.

Our failure to comply with our obligations under the Financing Agreement as described above, as well as others contained in any future debt instruments from time to time, may result in an event of default under the Financing Agreement. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness or the ability to refinance the accelerated indebtedness on terms favorable to us or at all. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our business, financial position, results of operations and cash flows could be adversely affected.

Covenant restrictions may limit our operations and impact our ability to make payments to our investors.

Some of our existing and/or future debt and other securities may contain covenants that restrict our activities. These may include covenants that limit our operations or impact our ability to make distributions or other payments unless certain financial tests or other criteria are satisfied, as well as certain other customary affirmative and negative covenants. Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which could permit the holders to accelerate our obligation to repay the debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt. Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.

We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Term Loan pursuant to the Financing Agreement is scheduled to mature on February 8, 2026. We may be unable to refinance any of our indebtedness prior to maturity or obtain additional financing. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected.

Any of these actions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Risks Related to Expansion

There can be no assurance that we can further penetrate existing markets or that we can successfully expand our business into new markets.

Our ability to further penetrate existing markets in which we compete or to successfully expand our business into additional countries in Western Europe, Asia, or elsewhere, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, are subject to numerous factors, many of which are out of our control. These factors may include, among others, challenges around supplement formulations, localization, harmonization, market size and acceptance, costs, competitors, geopolitical stability, labor market dynamics, legal and regulatory, culture and language, infrastructure, supply chain, payment processing, customer service, payment method, taxes, foreign exchange, and repatriation.

In addition, government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products, which could have a material adverse effect on our business, financial condition and results of operations. Also, our ability to increase market penetration in some countries may be limited by the finite number of persons in a given country inclined to pursue a direct selling business opportunity. Moreover, our growth will depend upon improved training and other activities that enhance distributor retention in our markets. We cannot assure you that our efforts to increase our market penetration and distributor retention in existing markets will be successful.

We may expand into international markets, which would expose us to significant risks.

We have previously expanded (and may continue to expand) our operations to other countries, which requires significant resources and management attention and subjects us to regulatory, economic, and political risks in addition to those we already face in the United States. There are significant risks and costs inherent in doing business in international markets, including:

•

difficulty establishing and managing international operations and the increased operations, travel, infrastructure, including establishment of local delivery service and customer service operations, and legal compliance costs associated with locations in different countries or regions;

•	the need to vary pricing and margins to effectively compete in international markets;

•	the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property and potentially unique music rights or licenses used in each country;

•	increased competition from local providers of similar products and services;

•	increased complexity in connection with meeting our tax compliance and reporting responsibilities, and the potential for the incurrence of incremental withholding or other taxes;

•	the ability to obtain, protect and enforce intellectual property rights abroad;

•	the need to offer content and customer support in various languages;

•	difficulties in understanding and complying with local laws, regulations, and customs in other jurisdictions;

•

complexity and other risks associated with current and future legal and regulatory requirements in other countries, including legal requirements related to advertising, our supplements and nutritional products, consumer protection, consumer product safety and data privacy;

•	varying levels of internet technology adoption and infrastructure, and increased or varying network and hosting service provider costs;

•	tariffs and other non-tariff barriers, such as quotas and local content rules, as well as tax consequences;

•	fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars; and

•	political or social unrest or economic instability in a specific country or region in which we operate.

We have limited experience with international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in parts of the world that could lead to non-acceptance or delayed acceptance of our products and services by consumers in new markets. We may also face challenges to acceptance of our fitness, supplements and nutritional products, and wellness content in new markets. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and operating results. In addition, as we continue to expand our international operations, our exposure to foreign currency risk could become more significant and could have a significant and potentially adverse, effect on our results of operations. We have not entered into hedges against foreign currency risk since the first quarter of 2023.

We may engage in merger and acquisition activities, which could require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our operating results.

As part of our business strategy, we have made or may make investments in other companies, products, or technologies in the future. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all, in the future. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by customers or investors. Moreover, an acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition, and operating results. Moreover, we may be exposed to unknown liabilities and the anticipated benefits of any acquisition, investment, or business relationship may not be realized, if, for example, we fail to successfully integrate such acquisitions, or the technologies associated with such acquisitions, into our company.

To pay for any such acquisitions, we would have to use cash, incur debt, or issue equity securities, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our stockholders. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and could have an adverse effect on our business, financial condition, and operating results.

Risks Related to This Offering and Ownership of Our Class A Common Stock

The price of shares of our Class A Common Stock may experience volatility and the market price of our Class A Common Stock after this offering may drop below the price you pay.

The market price of our Class A Common Stock could be substantially affected by general market conditions, the extent of the secondary market for our Class A Common Stock, the extent of institutional investor interest in us, our financial performance, cash flows, financial condition and prospects and general stock and bond market conditions.

The U.S. stock markets, including the NYSE, on which shares of our Class A Common Stock are listed, historically have experienced significant price and volume fluctuations. As a result, the market price of shares of our Class A Common Stock has similarly been volatile, and investors in our Class A Common Stock may experience a decrease in the market price of their shares, including decreases unrelated to our operating performance or prospects. We cannot assure you that the market price of our Class A Common Stock will not fluctuate or decline significantly in the future. The market price of our Class A Common Stock could be subject to wide fluctuations in response to our financial performance, cash flows, financial condition and prospects, government regulatory action or inaction, tax laws, interest rates and general market conditions and other factors such as:

•	changes in discretionary spending trends, desires and behaviors of consumers or their perception of our brand;

•	a decline in our ability to deliver quality service at a competitive price;

•	a failure to introduce new features, products or services that customers find engaging;

•	the introduction of new products or services, or changes to existing products and services, that are not favorably received;

•	technical or other problems that affect the customer experience;

•	an increase in membership fees due to inflation;

•	direct and indirect competition in our industry;

•	a decline in the public’s interest in health and fitness;

•	a general deterioration of economic conditions or a change in consumer spending preferences or buying trends;

•	failure of our suppliers, manufacturers or logistics providers to perform their obligations to use for technical, market or other reasons;

•

equity issuances by us (including in this offering or the issuance of securities convertible into, or exchangeable for, our common stock), or future sales of substantial amounts of our common stock by our existing or future stockholders, or the perception that such issuances or future sales may occur;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes from time to time due to a variety of factors, including from sales of shares of our Class A Common Stock by our stockholders;

•	our dependence on key personnel whose continued services is not guaranteed;

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly or annual operating results from those expected;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	adverse market reaction to any indebtedness we incur in the future, or our failure to establish debt levels that investors believe are appropriate;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin offs, joint ventures, strategic investments or changes in business strategy;

•	legislative and regulatory changes that could adversely affect our industry;

•	adverse speculation in the press or investment community;

•	changes in our earnings;

•	failure to comply with the rules of the NYSE or maintain the listing of our common shares on the NYSE;

•	failure to comply with the requirements of the Sarbanes-Oxley Act;

•	actions by institutional and retail shareholders;

•	actual, potential or perceived accounting problems;

•	litigation related to challenges to our multi-level marketing business model;

•	changes in accounting principles; and

•	general market and local, regional and national economic conditions, including factors unrelated to our operating performance and prospects.

No assurance can be given that the market price of our Class A Common Stock will not fluctuate or decline significantly in the future or that holders of shares of Class A Common Stock will be able to sell their shares when desired on favorable terms, or at all. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow, our ability to execute on our business strategy, our ability to make distributions to our shareholders and per share market price of our common shares.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock in future transactions may be higher or lower than the price per share in this offering. Investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

The number of shares of our Class A Common Stock available for future issuance or resale could adversely affect the market price of our Class A Common Stock.

Our Certificate of Incorporation provides that we may issue up to 2,000,000,000 shares, consisting of: (i) 1,600,000,000 shares of Class A Common Stock; (ii) 200,000,000 shares of Class X Common Stock; (iii) 100,000,000 shares of Class C common stock, $0.0001 par value per share (the “Class C Common Stock”); and (iv) 100,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). As of April 15, 2024, there are 4,139,261 and 2,729,003 shares of Class A Common Stock and Class X Common Stock outstanding, respectively. As of April 15, 2024, there are no shares of Class C Common Stock or Preferred Stock outstanding. Future issuances of shares of our Class A Common Stock or other securities convertible into, or exchangeable or exercisable for, shares of our Class A Common Stock could dilute stockholders and could have an adverse effect on the market price per share of our Class A Common Stock. Holders of our Class A Common Stock are not entitled to preemptive rights or other protections against dilution.

We are party to a registration rights agreement with the Sponsor, certain equity holders of The Beachbody Company Group, LLC (the “Beachbody Holders”) and Carl Daikeler, Mary Conlin, John Salter, Michael Heller, Ben Van de Bunt and Kevin Mayer (collectively with Forest Road and the Beachbody Holders, the “Holders”) pursuant to which we were required to register for resale common shares held by the Holders (the “Registration Rights Agreement”). The Registration Rights Agreement also grants the Holders certain “piggyback” registration rights. Resales of a significant number of shares of Class A Common Stock, or the perception that such resales could occur, may have an adverse effect on the market price per share of our Class A Common Stock.

The vesting of any restricted stock or other equity awards granted to certain directors, executive officers and other employees under our equity incentive plan, or the issuance of shares of our Class A Common Stock in connection with future business acquisitions, could have an adverse effect on the market price per share of our Class A Common Stock. In addition, the existence of options or shares of Class A Common Stock reserved for issuance as restricted Class A Common Stock may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

Issuances of substantial amounts of our Class A Common Stock (including issuances of shares of Class A Common Stock pursuant to the exercise of convertible or exchangeable securities or options) or the resale of substantial amounts of shares of our Class A Common Stock, or the perception that such issuances or resales might occur, could adversely affect the market price per share of our Class A Common Stock.

Because we do not expect to declare cash dividends on our Class A Common Stock in the foreseeable future, shareholders must rely on appreciation of the value of our Class A Common Stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not expect to declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Class A Common Stock, if any, will provide a return to investors in this offering.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

Declines in our financial performance have resulted in and could result in future impairment charges.

United States generally accepted accounting principles (“U.S. GAAP”) require annual (or more frequently if events or changes in circumstances warrant) impairment tests of goodwill, intangible assets and other long-lived assets. Generally speaking, if the carrying value of the asset is in excess of the estimated fair value of the asset, the carrying value will be adjusted to fair value through an impairment charge. Significant deviation from forecasted results or changes in the discount rate assumption could reduce the estimated fair value of these assets below the carrying value, requiring non-cash impairment charges to reduce the carrying value of the asset. In 2023, we recognized an impairment of our goodwill and various intangible assets of $40.0 million and $3.1 million, respectively. In 2022, we recognized an impairment of various intangible assets of $19.9 million. Any significant impairment write-down of goodwill, intangible assets or long-lived assets in the future and the negative perception of such impairment could have an adverse effect on our stock price and could impair our ability to obtain new financing on commercially reasonable terms.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy, and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, particularly for companies who have recently “gone public” through a DeSPAC transaction, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause us to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of directors’ attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Our independent registered public accounting firm may be required to audit the effectiveness of our internal controls over financial reporting pursuant to Section 404 in future Form 10-K filings. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

Further, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We identified material weaknesses in our internal control over financial reporting which, if not remediated appropriately or timely, could result in the loss of investor confidence and adversely impact our business operations and our stock price.

As disclosed in the section entitled “Change In Independent Registered Public Accountant” of this prospectus, we have identified material weaknesses in our internal control over financial reporting that existed as of December 31, 2022. For the Company’s information technology general controls (“ITGCs”) over information systems and applications that are relevant to the preparation of the consolidated financial statements, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on the ineffective ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, were also deemed ineffective. Additionally, the Company did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as it did not retain sufficient contemporaneous documentation to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value. Accordingly, management concluded that our internal control over financial reporting was not effective as of December 31, 2022. In the year ended December 31, 2023, the Company implemented new and enhanced procedures and controls which resulted in the remediation of the material weakness. However, if we were to identify any new material weaknesses, or if we are otherwise unable to maintain effective internal control over financial reporting, then our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods, could be adversely affected. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be in violation of covenants contained in the agreements governing our debt. We could also be subject to sanctions or investigations by the stock exchange on which our shares are listed, the SEC or other regulatory authorities, which could result in a material adverse effect on our business. These outcomes could subject us to litigation, civil or criminal investigations or enforcement actions requiring the expenditure of financial resources and diversion of management time, could negatively affect investor confidence in the accuracy and completeness of our financial statements and could also adversely impact our stock price and our access to the capital markets.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

As a public company, we are subject to laws, regulations and stock exchange listing standards, which impose additional costs on us and may strain our resources and divert our management’s attention.

As a company with publicly traded securities, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE and other applicable securities laws and regulations. These rules and regulations require the adoption of additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These obligations also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. Furthermore, as a public company our business and financial condition is more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our common stock.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (3) any action asserting a claim against us or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of our Proposed Charter or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act of 1933, as amended, may be brought in state or federal court. With respect to the Securities Exchange Act of 1934, as amended, only claims brought derivatively under the Securities Exchange Act of 1934, as amended, would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation and Bylaws to be inapplicable or unenforceable in such action. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and operating results. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Our ability to raise capital in the future may be limited.

Our business and operations have consumed and may continue to consume resources faster than we anticipate. These expenditures and our expectations of future cash flows have increased our needs for liquidity to operate our business. As a result, we expect to need to raise additional funds through the issuance of new equity securities, debt or a combination of both or the sale of assets. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. In addition, any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise equity capital. If we incur or issue debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Any sale of our assets to generate cash proceeds may limit our operational capacity and could limit or eliminate any revenue streams or business plans that are dependent on the sold assets. Because our decision to issue securities in any future offering or sell assets will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or the terms of any future asset sales. Thus, our stockholders bear the risk of our future financings to finance our business, which could reduce the market price of our common stock and dilute their interest.

We completed a reverse stock split of our shares of common stock, which may reduce and may limit the market trading liquidity of the shares due to the reduced number of shares outstanding and may potentially have an anti-takeover effect.

We completed a reverse stock split, or the Reverse Stock Split, of our common stock by a ratio of one-for-fifty (1:50) effective November 20, 2023. The liquidity of our common stock may be adversely affected by the Reverse Stock Split as a result of the reduced number of shares outstanding following the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales. Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split will result in the intended benefits, that the market price of our common stock will remain higher following the Reverse Stock Split or that the market price of our common stock will not decrease in the future.

Risks Related to Our Personnel

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

The labor costs associated with our businesses are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the U.S., as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Our employees may seek to be represented by labor unions in the future or negotiate additional compensation. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages, we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our subscriptions, product sales, and revenues. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

If we cannot maintain our culture, we could lose the innovation, teamwork, and passion that we believe contribute to our success and our business may be harmed.

We believe that a critical component of our success has been our corporate culture. We have invested substantial time and resources in building our culture, which is based on our core purpose that we are here to help people achieve their goals and lead healthy, fulfilling lives. As we continue growing and developing the infrastructure associated with being a public company, we will need to maintain our culture among a larger number of employees, dispersed across various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition and results of operations.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our executives in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying growth opportunities, and leading general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Imperative to our success are also our fitness trainers, instructors and influencers, whom we rely on to develop safe, effective and fun workouts for our customers and to bring new, exciting and innovative fitness content to our platform. If we are unable to attract or retain creative and experienced trainers and nutritionists, we may not be able to generate workout content or dietary supplements on a scale or of a quality sufficient to retain or grow our membership base. The loss of one or more of our executive officers or other key employees, including any of our trainers, could have a serious adverse effect on our business. The replacement of one or more of our executive officers or other key employees would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Data and Information Systems

We collect, store, process, and use personal information and other customer data, which subjects us to legal obligations and laws and regulations related to data security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses, phone numbers and geolocation. Federal, state, and international laws and regulations governing data privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information.

In the United States, there are numerous federal and state data privacy and security laws, rules, and regulations governing the collection, use, storage, sharing, transmission, and other processing of personal information, including federal and state data privacy laws, data breach notification laws, and consumer protection laws. Many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security, and data breaches. Such legislation includes the California Consumer Privacy Act (“CCPA”), which created new consumer rights, and imposes corresponding obligations on covered businesses, relating to the access to, deletion of, and sharing of personal information collected by covered businesses, including California residents’ right to access and delete their personal information, opt out of certain sharing and sales of their personal information, receive detailed information about how their personal information is used and shared, and may restrict the use of cookies and similar technologies for advertising purposes. The CCPA also prohibits discrimination against individuals who exercise their privacy rights.

Additionally, the California Privacy Rights Act (“CPRA”), was passed in California in November 2020 and became effective in July 2023 and effectively replaces and expands the scope of the CCPA. In particular, the CPRA restricts the use of certain categories of sensitive personal information that we handle; establishes restrictions on the retention of personal information; expands the types of data breaches subject to the private right of action; and establishes the California Privacy Protection Agency to implement and enforce the CPRA, as well as impose administrative fines. The CPRA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action has increased the likelihood of, and risks associated with, data breach litigation.

The enactment of the CCPA and CPRA is prompting a wave of similar legislative developments in other states in the United States, which creates the potential for a patchwork of overlapping but different state laws. For example, Virginia, Utah, Colorado, Connecticut, Indiana, Iowa, Montana, Tennessee, Texas, and Oregon have passed similar laws, which started coming into effect in 2023, reflecting a trend toward more stringent privacy legislation in the United States. Other states, such as New York and Massachusetts, have passed specific laws mandating reasonable security measures for the handling of personal information. Further, other U.S. states are considering such laws, and there remains increased interest at the federal level.

In the EU, the GDPR came into effect in 2018 and implemented stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal data is to be used, limitations on retention of information, mandatory data breach notifications, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis to justify their data processing activities. The GDPR provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the United States. For example, in 2020, the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EU to the U.S.) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal information outside of the EU) alone may not be sufficient in all circumstances. In addition, after the United Kingdom (“UK”), left the EU, the UK enacted the UK GDPR, which together with the amended UK Data Protection Act 2018 retains the GDPR in UK national law, but also creates complexity and uncertainty regarding transfers between the UK and the EU, which could further limit our ability to use and share personal data and require localized changes to our operating model. Other jurisdictions besides the United States, EU and UK also have laws governing data privacy and security, such as Brazil’s Lei Geral de Proteção de Dados (“LGPD”), or are considering the adoption of new laws. Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to consumers in some jurisdictions.

In order for us to maintain or become compliant with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements on a jurisdiction-by-jurisdiction basis may impose significant burdens and costs on our operations or require us to alter our business practices. While we strive to materially comply with data protection laws and regulations applicable to us, any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators. For example, under the GDPR and UK GDPR, fines of up to €20 million (£17.5 million) or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for non-compliance. In addition, we could also face governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us — regulatory, civil or otherwise — could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Additionally, our international business expansion could be adversely affected if existing or future laws and regulations are interpreted or enforced in a manner that is inconsistent with our current business practices or that requires changes to these practices. If these laws and regulations materially limit our ability to collect, transfer, and use user data, our ability to continue our current operations without modification, develop new services or features of the products and expand our user base may be impaired.

Any major disruption or failure of our information technology systems or websites, or our failure to successfully implement upgrades and new technology effectively, could adversely affect our business and operations.

Certain of our information technology systems are designed and maintained by us and are critical for the efficient functioning of our business, including the manufacture and distribution of our connected fitness products, online sales of our connected fitness products, and the ability of our customers to access content on our platform. As we grow, we continue to implement modifications and upgrades to our systems, and these activities subject us to inherent costs and risks associated with replacing and upgrading these systems, including, but not limited to, impairment of our ability to fulfill customer orders and other disruptions in our business operations. Further, our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. If we fail to successfully implement modifications and upgrades or expand the functionality of our information technology systems, we could experience increased costs associated with diminished productivity and operating inefficiencies related to the flow of goods through our supply chain.

In addition, any unexpected technological interruptions to our systems or websites would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, sell our connected fitness products online, provide services to our customers, and otherwise adequately serve our customers.

Nearly all of our revenue is generated over the internet via our websites, mobile applications and third-party over the top (“OTT”) services and websites. The operation of our direct-to-consumer e-commerce business through our mobile applications and websites depends on our ability to maintain the efficient and uninterrupted operation of online order-taking and fulfillment operations. Any system interruptions or delays could prevent potential customers from purchasing our products.

Moreover, the ability of our customers to access the content on our platform could be diminished by a number of factors, including customers’ inability to access the internet, the failure of our network or software systems, security breaches, or variability in subscriber traffic for our platform. Platform failures would be most impactful if they occurred during peak platform use periods, which generally occur before and after standard work hours. During these peak periods, there are a significant number of customers concurrently accessing our platform and if we are unable to provide uninterrupted access, our customers’ perception of our platform’s reliability may be damaged, our revenue could be reduced, our reputation could be harmed, and we may be required to issue credits or refunds, or risk losing customers.

In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner which could have a material adverse effect on our business, financial condition, and operating results.

If we are unable to maintain a good relationship with Apple, our business will suffer.

The Apple App Store is a key primary distribution platform for our BODi app. We expect to generate a significant portion of our revenue through the platform for the foreseeable future. Any deterioration in our relationship with Apple would harm our business and revenue.

We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their platform. Furthermore, in 2021, Apple updated its iOS to more easily allow users to disable tracking by apps, which has negatively affected our ability to understand and monetize our various advertising methods.

Our business would be harmed if:

•	Apple discontinues or limits access to its platform by us and other app developers;

•	Apple removes our apps from their store; or

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Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or continues to change how the personal information of its users is made available to application developers on their platform or shared by users from Apple’s strong brand recognition and large user base.

If Apple loses its market position or otherwise falls out of favor with Internet users, we would need to identify additional channels for distributing our app, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us.

If we suffer a security breach or otherwise fail to properly maintain the confidentiality and integrity of our data, including customer credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

In the ordinary course of business, we collect and transmit customer and employee data, including credit and debit card numbers, bank account information, driver’s license numbers, dates of birth and other highly sensitive personally identifiable information. We also use vendors and, as a result, we manage a number of third-party contractors who have access to our confidential information, including third party vendors of IT and data security systems and services.

In 2023, the SEC issued final rules related to cybersecurity risk management, strategy governance and incident disclosure, which may further increase our regulatory burden and the cost of compliance in such events. Smaller reporting public companies, such as the Company, must comply with the cybersecurity incident reporting obligations by June 15, 2024 and must comply with the other disclosure obligations beginning with annual reports for fiscal years ending on or after December 15, 2023. In addition, many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal information. These laws may be subject to alterations and revisions, and if we fail to comply with our obligations under such laws in the jurisdictions in which we operate, we could be subject to regulatory action and lawsuits. We may also have other obligations, for example, under contracts, to notify customers or other counterparties of a security incident, including a data security breach. Regardless of our contractual protections, if an actual or perceived cybersecurity breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may incur liability, costs, or damages, contract termination, our reputation may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected. Any compromise of our security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer protection, and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, we may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future. While we carry cyber insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

We could be subject to a cyber incident or other adverse event that threatens the confidentiality, integrity or availability of information resources, including intentional attacks or unintentional events where parties gain unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about customers, vendors and employees. A number of retailers and other companies have recently experienced serious cyber incidents and breaches of their information technology systems and will likely continue to experience security incidents of varying degrees. While we do not believe these incidents have had a material impact to date, as our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Despite our efforts and processes to prevent breaches, our products and services, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, third-party or employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to customer data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets.

Some of the data we collect or process is sensitive and could be an attractive target of a criminal attack by malicious third parties with a wide range of motives and expertise, including lone wolves, organized criminal groups, “hacktivists,” disgruntled current or former employees and others. Because we accept electronic forms of payment from customers, our business requires the collection and retention of customer data, including credit and debit card numbers and other personally identifiable information in various information systems that we maintain and in those maintained by third parties with whom we contract to provide credit card processing. We also maintain important internal company data, such as personally identifiable information about our employees and information relating to our operations. The integrity and protection of customer, distributor, and employee data are critical to us.

Despite the security measures we have in place to comply with applicable laws and rules, our facilities and systems, and those of our third-party service providers (as well as their third-party service providers), may be vulnerable to security breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data or programming or human errors or other similar events. Furthermore, the size and complexity of our information systems, and those of our third-party vendors (as well as their third-party service providers), make such systems potentially vulnerable to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. While we have agreements requiring our third-party service providers to use best practices for data security, we have no operational control over them. Because such attacks are increasing in sophistication and change frequently in nature, we and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our third-party vendors (as well as their third-party service providers), may not be discovered and remediated promptly. Changes in consumer behavior following a security breach or perceived security breach, act of cyber terrorism or sabotage, vandalism or theft, computer virus, loss or corruption of data or programming or human error or other similar event affecting a competitor, large retailer or financial institution may materially and adversely affect our business.

There can be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems and information.

If our security and information systems, or those of our vendors, are compromised or if our employees fail to comply with these laws, regulations, or contract terms, and this information is obtained by unauthorized persons or used inappropriately, it could materially and adversely affect our reputation and could disrupt our operations and result in costly litigation, judgments, or penalties arising from violations of federal and state laws and payment card industry regulations, including those promulgated by industry groups, such as the Payment Card Industry Security Standards Council, National Automated Clearing House Association, or NACHA, Canadian Payments Association and individual credit card issuers. Under laws, regulations and contractual obligations, a cyber incident could also require us to notify customers, employees or other groups of the incident or could result in adverse publicity, loss of sales and profits, or an increase in fees payable to third parties. We could also incur penalties or remediation and other costs that could materially and adversely affect the operation of our business and results of operations. We maintain insurance coverage to address cyber incidents, and have also implemented processes, procedures and controls to help mitigate these risks; however, these measures do not guarantee that our reputation and financial results will not be adversely affected by such an incident.

We rely heavily on information systems, and any material failure, interruption or weakness may prevent us from effectively operating our business and damage our reputation.

We increasingly rely on information systems, including our technology-enabled platform through which we distribute workouts to our consumer base, point-of-sale processing systems and other information systems managed by third parties, to interact with our customers, billing information and other personally identifiable information, collection of cash, legal and regulatory compliance, management of our supply chain, accounting, staffing, payment of obligations, ACH transactions, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems, and any potential failure of third parties to provide quality uninterrupted service is beyond our control.

Our operations depend upon our ability, and the ability of our third-party service providers (as well as their third-party service providers), to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, denial-of-service attacks and other disruptions. The failure of these systems to operate effectively, stemming from maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow, a breach in security or other unanticipated problems could result in interruptions to or delays in our business and customer service and reduce efficiency in our operations. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. If our information systems, or those of our third-party service providers (as well as their third-party service providers), fail and our or our providers’ third-party back-up or disaster recovery plans are not adequate to address such failures, our revenues and profits could be reduced, and the reputation of our brand and our business could be materially and adversely affected.

Risks Related to Laws and Regulations

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license and distribute through our content delivery platform.

As a producer and distributor of content, we face potential liability for negligence, copyright and trademark infringement, violations for rights of publicity, or other claims based on the nature and content of materials that we produce, license and distribute. We also may face potential liability for content used in promoting workouts and products, including marketing materials. We may decide to remove content from our workouts or to discontinue or alter our production of types of content if we believe such content might not be well received by our customers or could be damaging to our brand and business. Additionally, we may also become subject to privacy litigation based on claims made by plaintiffs, such as regarding possible violations of the Video Privacy Protection Act.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear in our products, or if we become liable for content we produce, license or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

Increasing attention to, and evolving expectations regarding, environmental, social and governance (“ESG”) matters may impact our business and reputation.

Companies across industries are facing increasing scrutiny from a variety of stakeholders related to their ESG and sustainability practices. Expectations regarding voluntary ESG initiatives and disclosures may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, contracting and insurance), changes in demand for certain products, enhanced compliance or disclosure obligations, or other impacts to our business, financial condition, or results of operations.

We expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. For example, various policymakers, such as the SEC and the State of California, have adopted, or are considering adopting rules to require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply, including the implementation of significant additional internal controls processes and procedures regarding matters that have not been subject to such controls in the past, and impose increased oversight obligations on our management and Board. Simultaneously, there are efforts by some stakeholders to reduce companies’ efforts on certain ESG-related matters. Both advocates and opponents to certain ESG matters are increasingly resorting to a range of activism forms, including media campaigns and litigation, to advance their perspectives. To the extent we are subject to such activism, it may require us to incur costs or otherwise adversely impact our business. This and other stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Our nutritional products must comply with regulations of the Food and Drug Administration, or FDA, as well as state, local and applicable international regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

Our products must comply with various FDA rules and regulations, including those regarding product manufacturing, marketing, food safety, required testing and appropriate labeling of our products. Conflicts between state and federal law regarding definitions of ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, states may maintain narrower definitions of ingredients, as well as more stringent labeling requirements, of which we are unaware. Any non-compliance at the state or local level could also adversely affect our business, financial condition and results of operations.

Because we do not manufacture our products directly, we must rely on these manufacturers to maintain compliance with regulatory requirements. Although we require our contract manufacturers to be compliant, we do not have direct control over such facilities. Failure of our contract manufacturers to comply with applicable regulations could have an adverse effect on our business.

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

Elements of our businesses, including the production, storage, distribution, sale, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, and sale of automatically renewing subscriptions, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

•	food and drug laws (including FDA and international regulations);

•	laws related to product labeling;

•	advertising and marketing laws and practices;

•	laws and programs restricting the sale and advertising of products;

•	laws and programs aimed at reducing, restricting or eliminating ingredients present in our supplement products;

•	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of our products;

•	state consumer protection and disclosure laws;

•	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products; competition laws;

•	anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;

•	economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the European Union;

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laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;

•	labor and employment laws;

•	laws related to automatically renewing subscriptions and cancellation of such subscriptions;

•	data collection and privacy laws; and

•	environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities. In addition, if we fail to adhere to such laws and regulations, we could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in our industry in recent years.

Our Partner network program could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could have a material adverse effect on our business.

Our Partner network program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States as well as regulations on direct selling in foreign markets administered by foreign agencies. We are subject to the risk that, in one or more markets, our Partner network program could be found not to be in compliance with applicable law or regulations. Regulations applicable to network marketing programs generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules and are inherently fact-based, and thus, even in jurisdictions where we believe that our Partner network program is in full compliance with applicable laws or regulations governing network marketing programs, we are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our Partner network program to comply with current or newly adopted regulations could have a material adverse effect on our business in a particular market or in general.

We are also subject to the risk of private party challenges to the legality of our Partner network program. The network marketing programs of other companies have been successfully challenged in the past. An adverse judicial determination with respect to our Partner network program, or in proceedings not involving us directly but which challenge the legality of network marketing systems, could have a material adverse effect on our business.

Our products or services offered as part of automatically renewing subscriptions or memberships could be found not to be in compliance with laws or regulations in one or more markets, which could have a material adverse effect on our business.

Certain of our products and services include subscriptions and memberships that automatically renew unless cancelled by the subscribing consumer. There are a number of consumer-protection regulations at the state and federal level that govern how automatically renewing subscriptions are offered, including the types of notices that must be provided to consumers upon sign-up, and the manner in which consumers are able to cancel such renewals. We are subject to the risk that, in one or more markets, our automatically renewing subscription products could be found not to be in compliance with applicable law or regulations. This could result in regulatory bodies or a private party bringing an action that challenges the legality of our subscription products. These actions, including those without merit, could result in us having to expend significant litigation costs to defend against such claims, incur penalties or pay damages as a result of legal judgments against us, or require us to change elements of our automatically renewing subscription products. Each of these could have a material adverse effect on our business.

Changes in legislation or requirements related to electronic funds transfer (“EFT”), or our failure to comply with existing or future regulations, may materially and adversely impact our business.

We derive a significant amount of revenue from auto-renewal arrangements incorporated within our programs, which require express consent from our customers to commence. Any changes in the laws, regulations or interpretations of the laws regarding auto-renewal arrangements, or increased enforcement of such laws and/or regulations, could adversely affect our ability to engage or retain customers and harm our financial condition and operating performance. Our business relies heavily on the fact that our subscriptions continue on a recurring basis after the completion of any initial term requirements, and compliance with these laws and regulations and similar requirements may be onerous and expensive. In addition, variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. States that have fitness membership statutes may be applicable to us and could provide harsh penalties for violations, including membership contracts being void or voidable. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages and civil liability and may result in the loss of our ability to accept EFT payments, which would have a material adverse effect on our business and in turn our results of operations and financial condition. In addition, any such costs, which may arise in the future as a result of changes to the legislation and regulations or in their interpretation, could individually or in the aggregate cause us to change or limit our business practice, which may make our business model less attractive to our customers.

We are subject to a number of risks related to automated clearing house (“ACH”), credit card and debit card payments we accept.

We accept payments through ACH, credit card and debit card transactions. For ACH, credit card and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our subscriptions, which could cause us to lose customers, or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our customers’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose subscription revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

As consumer behavior shifts to use emerging forms of payment, there may be an increased reluctance to use ACH or credit cards for membership dues and point of sale transactions which could result in decreased revenues as consumers choose to give their business to competition with more convenient forms of payment. We may need to expand our information systems to support newer and emerging forms of payment methods, which may be time-consuming and expensive and may not realize a return on our investment.

We are subject to payment processing risk.

Our customers pay for our products and services using a variety of different payment methods, including credit and debit cards and gift cards. We rely on third parties to process payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted. We leverage our third-party payment processors to bill customers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to find alternative methods of collecting payments, which could adversely impact customer acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our service.

We are subject to governmental export and import controls and economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of technologies. Our products may be subject to U.S. export controls, which may require submission of a product classification and annual or semi-annual reports. Compliance with applicable regulatory requirements regarding the export of our products and services may create delays in the introduction of our products and services in international markets, prevent our international customers from accessing our products and services, and, in some cases, prevent the export of our products and services to some countries altogether.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products and services could be provided to those targets or provided by our customers. Any such provision could have negative consequences, including government investigations, penalties, reputational harm. Our failure to obtain required import or export approval for our products could harm our international and domestic sales and adversely affect our revenue.

We could be subject to future enforcement action with respect to compliance with governmental export and import controls and economic sanctions laws that result in penalties, costs, and restrictions on export privileges that could have an adverse effect on our business, results of operations and financial condition.

Failure to comply with anti-corruption and anti-money laundering laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.

We operate a global business and may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We are subject to the Foreign Corrupt Practices Act, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. These laws that prohibit companies and their employees and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, improper payments or anything of value to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In addition, U.S. public companies are required to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. In many foreign countries, including countries in which we may conduct business, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We face significant risks if we or any of our directors, officers, employees, agents or other parties or representatives fail to comply with these laws and governmental authorities in the United States and elsewhere could seek to impose substantial civil and/or criminal fines and penalties which could have a material adverse effect on our business, reputation, results of operations and financial condition.

We have implemented an anti-corruption compliance program and policies, procedures and training designed to foster compliance with these laws; however, our employees, contractors, and agents, and companies to which we outsource some of our business operations, may take actions in violation of our policies or applicable law. Any such violation could have an adverse effect on our reputation, business, operating results and prospects.

Any violation of the FCPA, other applicable anti-corruption laws, or anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand.

Our success depends in large part on our proprietary content and technology and our trademarks, copyrights, patents, trade secrets and other intellectual property rights. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to obtain and protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

Effective protection of patents, trademarks, and domain names is expensive and can be difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and

Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural requirements to complete the patent application process and to maintain issued patents, and noncompliance or non-payment could result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

In order to protect our brand and intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Enforcement actions and litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Our failure to secure, protect, and enforce our intellectual property rights could seriously damage our brand and our business.

We have been, and may in the future be, subject to claims that we infringed certain intellectual property rights of third parties, and such claims could result in costly litigation expenses or the loss of significant rights related to, among other things, our products and marketing activities, including as it relates to our BODi Bikes stationary bike products.

There may be intellectual property rights held by others, including issued or pending patents, trademarks, and copyrights, and applications of the foregoing, that they allege cover significant aspects of our products, services, content, branding, or business methods. We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we may have infringed, misused, or otherwise misappropriated their intellectual property rights. Moreover, companies in the stationary bicycle space are frequent targets of entities seeking to enforce their rights in their intellectual property, or to otherwise profit from royalties in connection with grants of licenses in their intellectual property. These intellectual property claims include enforcement of a broad variety of patents that cover various elements of stationary bicycle products.

Defending against intellectual property infringement claims may result in costly litigation expenses and diversion of technical and management personnel. It also may result in our inability to use certain technologies, content, branding, or business methods found to be in violation of another party’s rights. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, revise our marketing activities, cease the sale of certain products, or take other actions to resolve the claims that would result in additional cost and expense to our business. Any of these results could materially adversely affect our ability to compete and our business, results of operations, and financial condition.

Our subscriber engagement on mobile devices depends upon effective operation with mobile operating systems, networks, and standards that we do not control.

A growing portion of our customers access our platform through BOD/BODi and there is no guarantee that popular mobile devices will continue to support BOD or that mobile device users will use BOD/BODi rather than competing products. We are dependent on the interoperability of BOD/BODi with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. Additionally, in order to deliver high-quality mobile content, it is important that our digital offering is designed effectively and works well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our customers to access and use our platform on their mobile devices or customers find our mobile offerings do not effectively meet their needs, our competitors develop products and services that are perceived to operate more effectively on mobile devices, or if our customers choose not to access or use our platform on their mobile devices or use mobile products that do not offer access to our platform, our subscriber growth and subscriber engagement could be adversely impacted.

In addition, a portion of our customers access our products through OTT services such as Apple TV and Roku. These OTT services are managed by third parties that we do not control, and any changes in such systems or services that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage through these services.

Our BODi Bikes may be subject to warranty claims that could result in significant direct or indirect costs, or these products could experience greater returns than expected, either of which could have an adverse effect on our business, financial condition, and operating results.

Our BODi Bikes line of products generally provides a minimum 12-month limited warranty on all of our bikes. The occurrence of any material defects in our products could make it liable for damages and warranty claims in excess of our current reserves, which could result in an adverse effect on our business prospects, liquidity, financial condition, and cash flows if warranty claims were to materially exceed anticipated levels. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality and safety of its products could affect our brand image, decrease consumer and subscriber confidence and demand, and adversely affect our financial condition and operating results. Also, while its warranty is limited to repairs and returns, warranty claims may result in litigation, the occurrence of which could have an adverse effect on our business, financial condition, and operating results.

Changes in tax laws and unanticipated tax liabilities could adversely affect our financial results.

We are subject to income, gross margin, franchise and other similar taxes in the U.S. and foreign jurisdictions. Any significant changes in U.S. or foreign laws and related authoritative interpretations could affect our tax expense and profitability and may also affect the purchase, ownership and disposition of our common stock. We are also impacted by the outcome of income tax audits, which could have a material effect on our results of operations and cash flows in the period or periods for which that determination is made. In addition, our effective income tax rate and our results may be impacted by our ability to realize deferred tax benefits and any increases or decreases of our valuation allowance applied to our deferred tax assets.

We may be subject to obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales, which could adversely harm our business.

We are also obligated to collect and remit sales, use, value added and other similar taxes in U.S. state and local jurisdictions and foreign jurisdictions. We may be subject to sales tax liability for past sales, which could adversely impact our results of operations and cash flows. U.S. and foreign jurisdictions have differing rules and regulations governing sales, use, value added and other similar taxes, and these rules and regulations are subject to varying interpretations that may change over time. A successful audit assertion that we should be collecting sales, use, value added or other taxes on our products or services at different tax rates, or in jurisdictions where we do not collect such tax, or have not historically done so, could result in substantial tax liabilities and related penalties for past sales, discourage customers from purchasing our products, or services, or otherwise harm our business, results of operations and financial condition.

Failure to meet investor and stakeholder expectations regarding ESG matters may damage our reputation.

There is an increasing focus from certain investors, customers, employees, and other stakeholders concerning ESG matters. Additionally, public interest and legislative pressure related to public companies’ ESG practices continue to grow. If our ESG practices fail to meet investor, customer, employee, or other stakeholders’ evolving expectations and standards for responsible corporate citizenship in areas including environmental stewardship, board of directors and employee diversity, human capital management, corporate governance, and transparency, our reputation, brand, appeal to investors, and employee retention may be negative affected, which could have a material adverse impact on our business, results of operations, and financial condition.

General Risk Factors

Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	the continued market acceptance of, and the growth of the connected fitness and wellness market;

•	our ability to maintain and attract new customers;

•	our development and improvement of the quality of the subscriber experience, including, enhancing existing and creating new content, services, nutritional supplements, technology, and features;

•	the continued development and upgrading of our technology platform;

•	the timing and success of new product, service, feature, and content introductions by us or our competitors or any other change in the competitive landscape of our market;

•	pricing pressure as a result of competition or otherwise;

•	delays or disruptions in our supply chain;

•	errors in our forecasting of the demand for our products and services, which could lead to lower revenue or increased costs, or both;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	the continued maintenance and expansion of last mile delivery and maintenance services for our fitness products;

•	successful expansion into international markets;

•	seasonal fluctuations in subscriptions and usage of fitness products by our customers, each of which may change as our products and services evolve or as our business grows;

•	the diversification and growth of our revenue sources;

•	our ability to maintain gross margins and operating margins;

•	constraints on the availability of consumer financing or increased down payment requirements to finance purchases of our integrated fitness products;

•	system failures or breaches of security or privacy;

•	adverse litigation judgments, settlements, or other litigation-related costs, including content costs for past use;

•

changes in the legislative or regulatory environment, including with respect to privacy, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	changes in our effective tax rate;

•	changes in accounting standards, policies, guidance, interpretations, or principles; and

•	changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.

The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Our ability to use our net operating loss carryforwards (NOLs) to offset future taxable net income may be subject to limitations.

As of December 31, 2023, we had approximately $339.9 million in federal and $384.7 million in state NOLs. Of this amount, our state NOLs and $2.3 million of our federal NOLs will begin to expire in 2025 and 2037, respectively, and the remainder of our federal NOLs is not subject to expiration but generally may only be used to offset 80% of our taxable income.

If an ownership change, as defined in Section 382 of the Internal Revenue Code (the “Code”), occurs or has occurred with respect to our Class A Common Stock, our ability to use NOLs to offset taxable income would be subject to certain limitations. Generally, an ownership change occurs under Section 382 of the Code if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our stock over a rolling three-year period. If an ownership change occurs, our ability to use NOLs to reduce taxable net income would generally be limited (the determination of such a limitation is complicated, but as a general manner relevant rules impose a limitation determined by multiplying the fair market value of our stock immediately prior to the ownership change by the long-term tax-exempt interest rate). We have not completed a study to determine whether an ownership change under Section 382 of the Code has occurred with respect to us, and future changes in our Class A Common Stock ownership may result in an ownership change, potentially limiting our ability to use our NOLs.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints both domestically and abroad.

In both domestic and foreign markets, the formulation, manufacturing, packaging, labeling, distribution, importation, exportation, licensing, sale and storage of our products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions.

There can be no assurance that we or our distributors are in compliance with all of these regulations. Our failure or our distributors’ failure to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could have a material adverse effect on our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

We are subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations over time will likely strain our financial and management systems, internal controls, and employees.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

In addition, we may be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We expect that at such time we will incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.

The forecasts of market growth and other projections we provide in our 10-K may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in our 10-K for the year ended December 31, 2023 relating to industry trends, including estimates based on our own internal survey data, as well as any corresponding projections related to our potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Shareholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Market Price of Our Common Stock

Our Class A Common Stock is listed on NYSE under the symbol “BODI.”

On April 29, 2024, the closing price of our Class A Common Stock was $9.24 per share. As of April 15, 2024, there were 4,139,261 shares of our Class A Common Stock outstanding, held of record by 41 holders, 2,729,003 shares of our Class X Common Stock outstanding, held of record by 3 holders, and 3 holders of record of our public warrants.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings for the foreseeable future will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our Board and would depend upon various factors, including our operating results, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our Board.

BUSINESS

Who We Are

We are a leading subscription health and fitness company providing fitness, nutrition and stress-reducing programs to our customers. With 1.3 million digital subscriptions and 0.2 million nutritional subscriptions as of December 31, 2023, we believe our ability to offer solutions in both the global fitness market and the global nutrition market under one platform positions us as the leading holistic health and wellness solution. We have a 25-year track record of creating innovative exercise, nutrition and stress-reducing content that have improved the lives of millions of customers. We make fitness entertaining, approachable, effective and convenient, while fostering social connections that encourage customers to live healthier and more fulfilling lives.

We are a results-oriented company at the intersection of wellness, technology and media. We developed one of the original fitness digital streaming platforms with an extensive library of content containing 134 complete streaming programs and approximately 9,000 unique streaming videos. We measure the success of our library by customer engagement indicators including a metric that divides daily active users by monthly active users (“DAU/MAU”) and “streams” by our subscribers over the respective periods. While the measure of a digital stream may vary across companies, we define streams and total streams as the stream of a video for at least 25% of its length during a given period. In 2023, our DAU/MAU averaged 31.3%. In 2023 and 2022, our subscribers viewed 98.2 million and 120.5 million streams, respectively. We also measure our success by month over month retention rates of our digital subscribers, which was approximately 96.0% for the year ended December 31, 2023.

Driven by our commitment to help people achieve their goals and lead healthy, fulfilling lives, we have built or acquired digital platforms to engage with our customers such as Beachbody On Demand, Beachbody On Demand Interactive, and BODi Bike. Prior to July 2022, fitness programs were also available on the Openfit digital platform. Our BOD digital platform includes an extensive library with high-quality production and creatively diverse fitness content. BOD, and our premium and interactive digital platform, BODi, in addition to an annual subscription, also have monthly, 3-month and 6-month membership prices. In addition, we also have promotional offers which at times include membership options for greater than one year. During 2022, we completed the consolidation of our Openfit streaming fitness offering into both Beachbody platforms to enhance our value proposition to all customers and simplify our go-to-market strategy. Starting in March 2023, BODi also includes a new form of fitness programming called BODi Blocks, and the new mindset content.

The BOD + BODi annual subscription price was reduced to $179, from $298 in September 2022 to appeal to a larger audience. In 2023, we enhanced our BODi platform by improving the digital experience for search and discovery, which resulted in being named the “Best Workout and Fitness App” for 2023 by CNN Underscored. It also integrates a layer of personal development and mindset content. The combination of fitness, nutrition, and mindset makes the BODi platform a complete solution to support the whole person and help them achieve positive “Health Esteem.”

Our premium nutrition products help make meal planning and healthy weight loss achievable without deprivation. Simplicity and proven strategies are at the core of what we do, and many of our brands, including Shakeology, Beachbody Performance, BEACHBAR and Bevvy, have been designed with formulae and ingredients that have been clinically tested to help our customers achieve their goals. By leveraging consumer insights we are able to make targeted recommendations to them that support improved results.

In late 2023, we added GrowthDay, a subscription-based personal development application (“app”) to the BODi Health Esteem ecosystem which the BODi Partners network can sell to prospective customers. This product is offered by GrowthDay and we receive a portion of the revenue for selling our customers access to this app. Additionally, GrowthDay content appears in the Mindset section of our BODi app.

We have also built a social commerce platform with incentives to invite people to participate in groups and to increase our customer base, inspiring participants to achieve their goals which in turn generates cash flow that can be used to accelerate our digital expansion. This platform includes our network of micro influencers whom we refer to as “Partners”, who help customers start and maintain a fitness and nutrition program through positive reinforcement, accountability, and a proprietary online support community. The Partners pay a monthly subscription fee to access our Partner office tools, which provide training, sales enablement, and reporting capabilities.

In late 2023, we launched an initiative that we call “the BODi Growth Game Plan” which is designed to help Partners improve the overall productivity of their teams, as they assist current and potential customers achieve an improvement in their Health Esteem. We also implemented results-oriented compensation incentives for our Partners beginning January 1, 2024, which will reward high performance, especially for new Partners, and aligns the overall compensation structure with generating profitable revenues.

Our revenue is primarily generated from the sale of digital subscriptions and nutritional products that are often bundled together. We also generate revenue selling the BODi Bike. We believe there are future revenue and customer retention opportunities that can be generated through our enhanced BODi offering, new nutritional bundles, and connected devices that offer digital subscriptions.

Our Product Offerings and Economic Model

Digital Subscriptions

Our digital subscriptions include BOD and a live interactive premium subscription, BODi, launched in late 2021. The subscriptions are renewed on a monthly, quarterly, semi-annual or annual basis and include unlimited access to an extensive library of live and on-demand fitness and nutrition content. In addition, we also have promotional offers which at times include membership options for greater than one year. Prior to July 2022, we also offered a subscription service to the Openfit digital platform. In March 2023, we launched an improved BODi experience and began migrating all BOD-only members to BODi on their renewal dates, all BOD-only members were migrated to BODi as of March 31, 2024.

Our digital platforms provide a one-stop-shop for all types of fitness and nutrition content, with world famous brands such as P90X, Insanity, 21 Day Fix, 80 Day Obsession, Morning Meltdown 100, LIIFT4, Unstress Meditations, Portion Fix, 4 Weeks of Focus, Sure Thing, and others. The BODi platform gives users access to comprehensive, highly produced, and creatively diverse fitness content with dynamic trainers. We had 1.3 million digital subscriptions as of December 31, 2023, which provide access to approximately 9,000 unique fitness, nutrition, mindfulness and recovery videos that can be accessed anywhere. BODi content is available on the web as well as the Beachbody Bike touchscreen, iOS, Android, Roku, Apple TV, Fire TV and Chromecast. Our offerings deliver both fitness and nutritional content, and personal development mindset content.

Digital subscriptions also help generate sales of our nutritional products, which are often sold together as bundles.

Nutritional Products

Our nutritional products include Shakeology, Beachbody Performance supplements, BEACHBARs and Bevvy supplements and others. As part of our mission to be a total health and wellness solution for our consumers, our nutritional products are formulated and manufactured to high quality standards and complement our fitness and device offerings. Our research and development team rigorously assesses and develops new nutritional products that are in line with customer goals, satisfies a continuum of customer demand, and increases subscriptions and customer lifetime revenue. Shakeology, our superfood health mix, is clinically shown to help reduce cravings and promote healthy weight loss and formulated to help support healthy digestion and provide healthy energy with its proprietary formula of superfoods, phytonutrients, enzymes, fiber and protein, with no artificial sweeteners, flavors, colors or preservatives.

Beachbody Performance supplements include our pre-workout Energize, Hydrate, post-workout Recover and protein supplement Recharge. In 2022, we launched First Thing and Last Thing, a comprehensive mind-body solution formulated with clinically effective key ingredients to help support the immune system, nourish brain health, defend against stress, and encourage better sleep.

BEACHBARs are low-sugar snack bars available in three flavors, made with ingredients to help satisfy cravings without undermining our customers’ fitness and weight loss goals. We continue to research and develop additional nutritional products, and currently provide a variety of other nutritional supplements including collagen, fiber and greens “boosts.”

Connected Fitness Products

Our digital subscription offerings are complemented by our connected fitness products acquired from Myx Fitness in June 2021. The BODi Bike may be equipped with a unique swivel touch screen that enables users to engage with content beyond the indoor cycling experience and encourages broader cross-training, incorporating resistance training and yoga for a more holistic fitness experience and healthier results.

We believe a connected bike is a perfect fit and important genre for the BODi ecosystem with its focus on heartrate-based zone training, and together with BODi’s digital subscription offerings and nutritional products, brings together a comprehensive at-home solution that provides personalization, live coaching, celebrity rides, nutritional supplements and healthy meal-planning.

We provide BOD and BODi content through the bike’s swivel touch screen. We offer the fitness content and supplements together with the bike through BODi subscriptions and through our network as well as via direct-to-consumer marketing channels.

The BODi Bike is manufactured using commercial-grade equipment and may include a 21.5” 360-degree swivel screen. In the United States, the standard package price is $1,399 and includes a Polar heart rate monitor with free delivery and set up. Additionally, we offer a “BODi Bike Studio” package which bundles a 3-year subscription to BODi with a bike and accessories for $1,625. In late 2023, we began offering a BODi bike without the 360-degree swivel screen which can be connected with customer’s personal devices (e.g., phone, watch or tablet) for $499.

Implementing a “One Brand” Strategy

During 2022, we consolidated our streaming fitness and nutrition offerings into a single Beachbody platform and began marketing our connected fitness bike under the Beachbody brand. We believe the addition of prior Openfit products and talent into the BOD and BODi extensive on-demand library strengthened the Beachbody ecosystem, enhanced our value proposition to all our customers and Partners, and simplified our go-to-market strategy. It also helps us leverage the scale of our content creation, technology investments, and marketing.

Our Value Proposition

Our holistic approach to health and wellness provides the consumer with tools to achieve positive health esteem at a lower cost than most traditional gyms or fitness studios and nutrition/weight loss plans.

Our business model is characterized by developing compelling fitness, nutrition, and mindset content and products that are designed to help subscribers achieve their goals and feel good about themselves in the process. This in turn attracts additional customers who see those experiences on social media. These consumers then become advocates for the Company, which helps attract and retain new and existing consumers. This “virtuous cycle” of content, customer success, and new customer acquisition drives subscriber growth and recurring revenue opportunities.

Our annual connected fitness subscription of $179 equates to an average monthly price of $15.00 during 2023, which is less expensive than most monthly gym memberships, a fraction of the price of a personal training session, and less than the cost of one individual cycling class at a boutique studio. Boutique studio fitness classes typically cost between $25.00 and $45.00 per person per class and follow a strict schedule whereas our monthly connected fitness subscription covers the household of up to five people and offers unlimited use, anytime, anywhere. Our on-demand library features classes, spanning five to 60 minutes, which provide our customers with flexibility and convenience.

For our BODi Bike Studio, which bundles a BODi Bike, a 3-year subscription to BODi, and accessories, we offer attractive 0% APR financing programs to qualified customers through a third-party partner who bears the risk of loss associated with the amount financed, which allow qualified customers to pay in monthly installments of as low as $50 for 36 months. These financing programs have successfully broadened the base of customers by attracting consumers from a wider spectrum of ages and income levels.

Our nutritional products come in varying sizes and prices and are often bundled with digital content offerings. An example of a bundled package is the BODi and Shakeology Total Solution Pack, which is priced at $99 per month and comes with a twenty serving supply of Shakeology and a monthly BODi membership.

BODi’s approach to Health Esteem is designed to help people feel good as they create sustainable healthy habits. We have the lifestyle solutions for individuals focused on weight loss, including a broad array of structured, step by step fitness and nutrition programs, plus personal development and mindset tools.

Our Economic Model

Our primary model is selling directly to consumers. We attract new customer sign ups through three go-to-market models: 1) a proprietary network of Partners that earns commissions on their sales, 2) contact with current and past customers by emails or through our social media followers and 3) direct response marketing media.

Our Partner network drives the majority of our revenues. Partners earn a share of the revenue generated by promoting our products and helping our customers succeed. They also earn additional bonuses for expanding our customer base by building teams of Partners. The Partners are BODi’s equivalent of a gig workforce. In the year ended December 31, 2023 the Partners typically received a 25% commission on orders they generated through their efforts. The Partner commission was reduced to 20% effective January 3, 2024. We also have a “Preferred Customer” program, which entitled them in the year ending December 31, 2023 to up to a 25% discount on certain purchases in return for paying a monthly subscription fee. The Preferred Customer discount was reduced to 20% effective December 1, 2023.

We leverage our super trainers and other influencers in our marketing creative, as well as their social media following. We have arrangements with the influencers where they earn financial incentives for engaging customers and getting new customer sign ups.

Competition

We operate in the competitive and highly fragmented health and wellness market in which, given the holistic nature of our business, we face significant competition from multiple industry segments. The overall market opportunity remains large as 74% of U.S. adults are considered overweight according to the Centers for Disease Control and Prevention. A consumer’s fitness profile may range from a very active gym member with multiple online platform subscriptions to an infrequent user with a single subscription. We want to help consumers achieve their health objectives by offering an engaging platform with healthy nutrition solutions.

We face significant competition from providers of at-home fitness solutions, including connected fitness equipment, digital fitness apps, and other wellness apps. We also face competition from weight management, dietary and nutritional supplement providers, and are sensitive to the introduction of new products or weight management plans, including various prescription drugs.

The recent emergence of the GLP -1 weight loss drugs have generated a considerable amount of attention. We are encouraged about treatments that can help some of the 74% of Americans that are overweight or obese, but we also recognize that a chemical solution is only a single step towards sustaining a healthy lifestyle and does nothing to improve skeletal muscle mass which is critical to health and functioning. It is important that people supplement these weight loss drugs with healthier lifestyle choices, including fitness and nutrition. BODi’s approach to Health Esteem helps people feel good as they create sustainable healthy habits.

We are also subject to significant competition in attracting Partners from other social commerce platforms, including those that market fitness solutions, weight management products and dietary and nutritional supplements. Our ability to remain competitive depends on our success in delivering results for our customers, maintaining our community, retaining Partners through attractive compensation plans, and continuing to offer a vast content library as well as an attractive product portfolio.

Our competitors may develop, or have already developed, products, features, content, services, or technologies that are similar to ours or that achieve greater acceptance, may undertake more successful product development efforts, create more compelling marketing campaigns, or may adopt more aggressive pricing policies. Our competitors may develop or acquire, or have already developed or acquired, intellectual property rights that significantly limit or prevent our ability to compete effectively in the public marketplace. In addition, our competitors may have significantly greater resources than us, allowing them to identify and capitalize more efficiently upon opportunities in new markets and consumer preferences and trends, quickly transition and adapt their products and services, devote greater resources to marketing and advertising, or be better positioned to withstand substantial price competition. If we are not able to compete effectively against our competitors, they may acquire and engage customers or generate revenue at the expense of our efforts, which could have an adverse effect on our business, financial condition, and operating results.

Manufacturing

We rely on contract manufacturers to manufacture our nutritional products, bikes and related equipment. Our contract manufacturers can schedule and purchase supplies independently or from our suppliers, according to contractual parameters. Nutritional ingredients are sourced according to our specifications from our approved suppliers. Outsourcing allows us to operate an asset-light business model and focus our efforts on innovation, sales and marketing. Our contract manufacturers are regularly audited by third parties and in the case of nutritionals, they are also audited by our Quality Assurance department and comply with our rigorous Quality Assurance Protocols (“QAP”s) and specifications as well as follow industry good manufacturing practices (“GMP”s) and food safety guidelines. We believe our contract manufacturers have the capacity to meet our current and near-term supply needs. We monitor capacity and performance of our manufacturing partners and will qualify alternate suppliers as needed. We receive finished products from our contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon charge for each item produced.

To mitigate against the risks related to a single source of supply, we qualify alternative suppliers and manufacturers when possible, and develop contingency plans for responding to disruptions, including maintaining adequate inventory of products.

Storage and Distribution

We outsource the storage and distribution of finished goods to third-party logistics companies, with facilities geographically dispersed to help optimize shipping times to our customer base. In the United States, our nutrition and other products are currently distributed from Groveport, Ohio and shipped to United States-based customers principally through FedEx or the U.S. Postal Service. In Canada, our nutrition and other products are distributed from Oshawa, Canada to customers via a third-party specialty shipper. In Europe, our products are distributed from Northampton, UK to customers via a European transport provider. Usual delivery time is approximately five to seven days.

Our connected fitness products are currently distributed mainly from separate distribution centers in California, New Jersey, Illinois, and Georgia and shipped to U.S.-based customers principally through GXO Logistics covering the United States and Canada.

Utilizing multiple partners from geographically-distributed locations enhances our geographic reach and allows us to further scale our distribution system and maintain flexibility, while reducing order fulfillment time and shipping costs. With our commitment to our customer-first approach, we will continue to invest to strengthen our operations’ coverage in locations we identify as strategic and cost-effective delivery markets throughout the United States, Canada, Europe, and in new international regions.

Seasonality

Historically, we have experienced higher sales in the first and second quarters of the fiscal year compared to other quarters, due in large part to seasonal holiday demand, New Year’s resolutions, and cold weather. We also have historically incurred higher selling and marketing expenses during these periods. For example, in the year ended December 31, 2023, our first and second quarters combined represented 53% of revenue and 54% of our selling and marketing expenses.

Intellectual Property

We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our content, technology, and intellectual property rights. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality agreements, contractual commitments and other legal rights to establish and protect our brands and intellectual property rights throughout the world. For example, we file for and register our trademarks and monitor third party trademarks worldwide and we have developed a robust enforcement program to protect our brands/trademarks, domains, and copyrights to protect our intellectual property rights on various platforms including the web, borders/customs, e-commerce and social channels to protect our brands, videos, DVDs and DVD kits, clothing, and accessories which have been and continue to be counterfeited. As of December 31, 2023, we have over 3,000 registered trademarks, over 200 registered copyrights and four patents (including 18 patents pending).

To minimize intellectual property infringement and counterfeiting, our team monitors domains, websites, eCommerce sites, social channels, distributors and other third parties through a third-party platform that monitors eBay, Amazon, Mercado Libre, YouTube, Vimeo, Instagram, Gumtree, Kijiji, Mercari and other platforms and sites in the U.S. and worldwide to identify third parties who purport to sell our products including DVDs and videos. Additionally, we enter into agreements with our commercial partners, supply chain vendors, employees and consultants to control access to, and clarify ownership of, our intellectual property and proprietary information.

Government Regulation

We are subject to many varying laws and regulations in the United States, Canada, the United Kingdom (the “UK”), the European Union (the “EU”) and throughout the world, including those related to data privacy, data protection, data breach notification, content regulation, foods and dietary supplements, imports and exports, intellectual property, consumer protection, e-commerce, multi-level marketing, advertising, messaging, rights of publicity, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws often require companies to implement specific information security controls to protect certain types of information, such as personal data, “special categories of personal data” or health data. While we strive to comply and remain compliant with each of these laws and regulations, they are constantly evolving and may be interpreted, applied, created, or amended in a manner that could require a change to our current compliance footprint, or harm our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit our products and services or otherwise impose other restrictions that may affect the accessibility or usability of any or all of our products and services for an extended period of time or indefinitely.

With respect to data privacy and protection laws and regulations, in the EU, the General Data Protection Regulation, (the “GDPR”), became effective in 2018. The GDPR is intended to create a single legal framework for privacy rights that applies across all EU member states, including France, which is currently the only country in the EU in which we operate. The GDPR created more stringent operational requirements for controllers and processors of personal data, including, for example, requiring enhanced disclosures to data subjects about how personal data is processed (including information about the profiling of individuals and automated individual decision-making), limiting retention periods of personal data, requiring mandatory data breach notification, and requiring additional policies and procedures to comply with the accountability principle under the GDPR. Similarly, other jurisdictions are instituting privacy and data security laws, rules, and regulations, which could increase our risk and compliance costs. As a result of Brexit, for example, we will need to continue compliance with the UK Data Protection Act of 2018 for privacy rights across the United Kingdom, the legal requirements of which largely follow the GDPR.

We are also subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the European Economic Area, (“EEA”), and the UK. We rely on transfer mechanisms permitted under these laws, including the standard contract clauses and intracompany data transfer agreements, which mechanisms have been subject to regulatory and judicial scrutiny. If these existing mechanisms for transferring personal data from the EEA, the United Kingdom, or other jurisdictions are unavailable, we may be unable to transfer personal data of employees or customers in those regions to the United States.

In addition to European data privacy rules, we are subject to privacy laws in the U.S. and Canada, including the California Privacy Rights Act and California Consumer Privacy Act (collectively, “California Privacy Laws”). The California Privacy Laws require us to provide clear notice to consumers about what data is collected about them, honor requests to opt-out of the sale or sharing of their personal data and comply with certain requests related to their personal data, such as the right to access or delete their personal data.

Additionally, along with our contract manufacturers, distributors and ingredients and packaging suppliers, we are subject to laws and regulations related to our food and nutritional products. In the United States, the federal agencies governing the manufacture, distribution and advertising of our products include, among others, the Federal Trade Commission, the Food and Drug Administration (“FDA”), the United States Department of Agriculture (“USDA”), the U.S. Environmental Protection Agency and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for labeling, manufacturing, quality, and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only enforce regulations that apply to our food and nutritional products, but also review the manufacturing processes and facilities used to produce these products to ensure compliance with applicable regulations in the United States.

We may also be subject to increasing levels of regulation with respect to ESG matters. For example, the SEC and the State of California, have adopted, or are considering rules to require companies to provide significantly expanded climate related disclosures, which may require us to incur additional costs to comply, including the implementation of significant additional internal controls processes and procedures.

We are also subject to laws and regulations regarding automatically renewing subscriber products and services as well as the status and determination of independent contractor status for our distributors, affiliates and influencers. Any changes in the laws, regulations or interpretations of these laws, or increased enforcement of such laws and/or regulations, could adversely affect our ability to retain customers, promote sales, and harm our financial condition and operating performance.

Human Capital

Mission and Values

Like our brand, product and content offerings, our culture is dynamic, unique, and framed by our expansive vision and passion for community, collaboration, and success. For our people, the purpose and function of our culture is clear, and operates as a shared language of values and as a way of getting things done that permeates through the many areas in which we operate as a company. Our culture is shaped by our Core Purpose: to help people achieve their goals and lead healthy, fulfilling lives. Our Core Purpose informs what we do, the products we develop, the people we hire and the business decisions we make, which helps us collaborate and interact with candor, passion and heart.

In furthering our Core Purpose, we employ the following business tenets, among others, in the way we operate:

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Customers First: We have a customer-centered mindset that prioritizes a positive product and brand experience. We are proud to be innovators of a results-oriented, health and fitness-centered community.

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Constantly Moving Forward: We value innovation, continuous improvement, and challenging the status quo, all of which are keys to success in a competitive environment. We move quickly, take smart risks and learn from failures. We never let the fear of imperfection stop us from achieving great things.

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Team Members: We hire individuals who are great at what they do and encourage all our team members to think openly and creatively to solve tough, intricate problems. We empower our team members to think and act like owners.

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Diversity of Perspective: We know the importance and value of a team. We know our collective differences make us stronger and uphold the obligation to dissent and listen. We value inclusivity, and we are proud that everyone can work to help solve difficult problems and have an impact.

Our Culture

To foster these values, we have committed to promote a culture that is professional, collaborative and supportive. We are an inclusive group comprised of bright and talented people who are highly skilled and collaborative who work hard and are relentless about seizing opportunities and solving problems. We assess our culture and listen to our workforce through periodic employee engagement surveys. Our workplace policies are informed by the feedback we receive from our employees. We are an equal opportunity employer, with all qualified applicants receiving consideration for employment without regard to race, color, religion, sex, sexual orientation, gender identity or expression, national origin, disability or protected veteran status. Throughout our organization, including our Board, we are committed to equality and fostering a diverse and inclusive culture.

Team Member Total Rewards

We aim to provide team members a competitive total rewards program that includes competitive salaries and a broad range of sponsored benefits such as a 401(k) plan with a Company match, healthcare and insurance benefits, parental leave, health and wellness offerings, product discounts, paid time off and learning and development opportunities, which we believe are competitive with others in our industry.

We are committed to fair and equal pay, respecting all people and all beliefs, and creating a positive social impact.

Employees

We are extremely proud of our team which embodies a diverse mix of backgrounds, industries, and levels of experience. We are a remote-first workplace, and as of December 31, 2023, we employed 582 full-time individuals. Our team members primarily work remotely, but also across our El Segundo, California, Van Nuys, California and Harpenden, United Kingdom locations. We do not have any material collective bargaining agreements and consider relations with our employees to be good.

Properties

Our corporate headquarters are located in El Segundo, California, where we occupy facilities totaling approximately 42,000 square feet under a lease that expires in 2024. In addition to our corporate headquarters, we owned and operated as of December 31, 2023 a production facility of approximately 19,400 square feet in Van Nuys, California where we produce our content.

On February 29, 2024, we sold the Van Nuys production facility and entered into a five-year lease of the facility.

We intend to minimize our need to procure additional space as we add employees and expand geographically due to our emphasis on remote-first capabilities for our corporate workforce. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Legal Proceedings

On April 7, 2022, the Company received a letter addressed to its Board from a law firm on behalf of two purported stockholders. Among other matters, the stockholder letter addressed the approval of the Company’s Amended & Restated Certificate of Incorporation at the special meeting of stockholders held on June 24, 2021 (the “A&R Company Charter”), which included (i) a 1.3 billion share increase in the number of authorized shares of Class A Common Stock (the “2021 Class A Increase Amendment”), and was approved by a majority of the then-outstanding shares of both the Company’s Class A and Class B common stock, voting as a single class. The stockholder letter alleged that the 2021 Class A Increase Amendment required a separate vote in favor by at least a majority of the then outstanding shares of Class A Common Stock under Section 242(b)(2) of the DGCL, and that the 1.3 billion share increase was never properly approved in accordance with the DGCL.

The Company continues to believe that a separate vote of Class A Common Stock was not required to approve the 2021 Class A Increase Amendment. However, in December 2022, a decision of the Delaware Court of Chancery (“Court of Chancery”) created uncertainty regarding this issue, and on December 29, 2022, the Company received a second letter on behalf of the two purported stockholders reiterating the Court of Chancery’s recent decision. As previously reported on its Current Report on Form 8-K filed with the SEC on February 17, 2023, the Company filed a petition under Section 205 of the DGCL (the “Section 205 Petition”) on February 16, 2023, in the Court of Chancery seeking to validate the A&R Company Charter including, among other things, the 2021 Class A Increase Amendment.

On March 14, 2023 the Court of Chancery granted the Section 205 Petition validating each of the following and eliminating the uncertainty with respect thereto: (1) the A&R Company Charter and the 2021 Class A Increase Amendment as of the time of filing with the Delaware Secretary of State and (2) all shares of capital stock that the Company issued in reliance on the effectiveness of the 2021 Class A Increase Amendment and A&R Company Charter as of the date such shares were issued.

On May 22, 2023, Jessica Lyons, an individual, and a group of other plaintiffs filed a class action complaint with the Los Angeles County Superior Court alleging that the Company misclassified its Partners as contractors rather than as employees and committed other violations of the California Labor Code. The Company understands that the plaintiffs in this matter intend on filing additional claims under the Private Attorney General Act of 2004. The Company and certain executive officers are listed as defendants in the complaint. The plaintiffs are seeking monetary damages. This matter is pending as of the date of this prospectus.

On September 6, 2023 Dish Technologies LLC and SLING TV LLC (the “DISH Entities”) filed a complaint with the United States District Court for the District of Delaware alleging that the Company infringed on the DISH Entities’ patents and used technology belonging to the DISH Entities without their permission. The plaintiffs are seeking monetary damages and injunctive relief. In an effort to avoid any further unnecessary litigation costs, the parties entered into a Confidential Standstill and Tolling Agreement as of April 16, 2024 which included a dismissal of the case by the DISH Entities without prejudice and an agreement by the DISH Entities not to institute any litigation proceedings against the Company under the patents any earlier than December 31, 2026 in exchange for a one-time immaterial payment to the DISH Entities by the Company.

From time to time, the Company may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to personal injuries sustained using the Company’s products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. Other than as set forth above, the Company is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on its business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF BEACHBODY

The following discussion and analysis of the financial condition and results of operations of Beachbody should be read together with our audited consolidated financial statements for the years ended December 31, 2023 and 2022, in each case together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business”. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “BODi,” “the Company” and “Beachbody” refers to The Beachbody Company, Inc., a Delaware Corporation.

Overview

BODi is a leading subscription health and fitness company. We focus primarily on digital content, supplements, connected fitness and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based solutions.

We are the creator of some of the world’s most popular fitness programs, including P90X®, Insanity® and 21 Day Fix®, which transformed the at-home fitness market and disrupted the global fitness industry by making it accessible for people to get results—anytime, anywhere. Our comprehensive nutrition-first programs, Portion Fix® and 2B Mindset®, teach healthy eating habits and promote healthy, sustainable weight loss. These fitness and nutrition programs are available through our BOD and BODi streaming services.

We offer nutritional products such as Shakeology® nutrition shakes, Beachbody Performance supplements and BEACHBAR® snack bars as well as a commercial-grade stationary cycle with or without a 360-degree touch screen tablet and connected fitness software.

In the health, wellness and fitness industry, we focus primarily on digital content, supplements, connected fitness, and consumer health and wellness. Our goal is to continue to provide holistic health and wellness content and subscription-based solutions. Leveraging our history of fitness content creation, nutrition innovation, and our network of micro-influencers, whom we call “Partners”, we plan to continue market penetration into the health and wellness markets to reach a wider health, wellness and fitness audience.

Our revenue is generated primarily through our network of Partners, social media marketing channels, and direct response advertising. Components of revenue include recurring digital subscription revenue, revenue from the sale of nutritional and other products and connected fitness revenue. In addition to selling individual products on a one-time basis, we bundle digital and nutritional products together at discounted prices.

For the year ended December 31, 2023, as compared to the year ended December 31, 2022:

•	Total revenue was $527.1 million, a 24% decrease;

•	Digital revenue was $258.4 million, a 14% decrease;

•	Nutrition and other revenue was $249.5 million, a 29% decrease;

•	Connected fitness revenue was $19.2 million, a 50% decrease;

•	Operating expenses were $464.1 million, compared to $572.7 million;

•	Net loss was $152.6 million, compared to a net loss of $194.2 million; and

•	Adjusted EBITDA loss was $8.7 million, compared to Adjusted EBITDA loss of $23.3 million.

See the section titled “—Non-GAAP Information” below for information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Recent Developments

2023 Equity Offering

On December 10, 2023, the Company entered into a securities purchase agreement for the issuance and sale of 420,769 shares of Class A Common Stock at a purchase price of $9.75 per share and pre-funded warrants to purchase up to 122,821 shares of Class A Common Stock at a pre-funded purchase price of $9.7499 per share and an exercise price of $0.0001 per share with certain institutional investors in a registered direct offering. The Company received proceeds of $4.9 million, net of placement agent fees. The Company also issued the Common Warrants to purchase 543,590 shares of Class A Common Stock at an exercise price of $11.24 per share in a concurrent private placement. On January 12, 2024, the investor exercised all of the pre-funded warrants and converted them into 122,821 shares of the Company’s Class A Common Stock.

Reverse Stock Split

On November 21, 2023, we effected a 1-for-50 reverse stock split of our issued and outstanding common stock. The reverse stock split did not change the authorized number of shares or the par value of our common stock or preferred stock, but did effect a proportional adjustment to the number of shares of common stock outstanding, per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding stock options, the number of shares of common stock issuable upon the vesting of RSU’s, the number of shares of common stock under the ESPP, the conversion rate of our outstanding warrants into common stock and the number of shares of common stock eligible for issuance under the 2021 Plan

Goodwill and Intangible Asset Impairment

Our annual goodwill impairment test, which was performed as of December 31, 2023, determined that our goodwill was impaired and we recorded goodwill impairment of $40.0 million in the year ended December 31, 2023. We also determined as of December 31, 2023 that our intangible assets were impaired and we recorded an intangible asset impairment of $3.1 million in the year ended December 31, 2023.

Impairment and Sale of Investment

In December 2023, the Company recorded a $4.0 million impairment on its $5.0 million investment in equity securities of a privately-held company based on an observable price change. The Company sold this investment on January 9, 2024 for $1.0 million and made a partial prepayment on the Term Loan of $1.0 million. The Company also entered into the Third Amendment which amended the minimum liquidity financial covenant.

Sale/Leaseback of Property

On February 29, 2024, we sold our Van Nuys production facility which had a net carrying value of $4.8 million at December 31, 2023, for $6.2 million. Simultaneous with the sale we entered into a five year lease of the facility at an annual base rate of $0.3 million per year. The Company used the proceeds received from the sale to make a partial prepayment of $5.5 million on the Term Loan. The Company also entered into the Fourth Amendment which amended the minimum liquidity financial covenant.

2024 Restructuring

In January 2024, the Company executed cost-reduction initiatives intended to streamline the business. These actions are expected to result in approximately $1.7 million in costs consisting primarily of termination benefits during the first quarter of 2024.

Key Operational and Business Metrics

We use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.

	As of December 31,
	2023	2022
Digital Subscriptions (millions)	1.31	1.95
Nutritional Subscriptions (millions)	0.16	0.22

	Year Ended December 31,
	2023	2022
Average Digital Retention	96.0%	95.9%
Total Streams (millions)	98.2	120.5
DAU/MAU	31.3%	30.1%
Revenue (millions)	$527.1	$692.2
Gross profit (millions)	$323.1	$369.6
Gross margin	61.3%	53.4%
Net loss (millions)	$(152.6)	$(194.2)
Adjusted EBITDA (millions)(1)	$(8.7)	$(23.3)

(1)	Please see the section titled “—Non-GAAP Information” for a reconciliation of net loss to Adjusted EBITDA and an explanation for why we consider Adjusted EBITDA to be a helpful metric for investors.

Digital Subscriptions

Our ability to expand the number of digital subscriptions is an indicator of our market penetration and growth. Digital subscriptions include BOD (through March 2023), BODi, and prior to July 2022, Openfit subscriptions. Digital subscriptions include paid and free-to-pay subscriptions with free-to-pay subscriptions representing approximately 1% of total digital subscriptions on average. Digital subscriptions are inclusive of all billing plans, currently for annual, quarterly and monthly billing intervals.

Nutritional Subscriptions

Nutritional subscriptions include monthly subscriptions for nutritional products such as Shakeology, Beachbody Performance, BEACHBAR, Bevvy, and Ladder Supplements. We also package and bundle the content experience of digital subscriptions with nutritional subscriptions to optimize customer results.

Average Digital Retention

We use month-over-month digital subscription retention, which is defined as the average rate at which the total subscriber file is retained for the next period, to measure customer retention. For example, a 95% average digital retention rate would correspond with retaining each month an average of 95% of digital subscribers existing at the beginning of that month. A 95% average digital retention rate would translate into a loss at the end of a quarter of approximately 15% of the subscribers existing at the beginning of the quarter. This calculation excludes new customer acquisitions or subscribers added in a specific month, so this calculation can never exceed 100%.

Total Streams

We use total streams to quantify the number of fitness, nutrition and mindset programs viewed, which is an indicator of customer engagement and retention. While the measure of a digital stream may vary across companies, to qualify as a stream on any of our digital platforms, a program must be viewed for a minimum of 25% of the total running time.

Daily Active Users to Monthly Active Users (DAU/MAU)

We use the ratio of daily active users to monthly active users to measure how frequently digital subscribers are utilizing our service in a given month. We define a daily active user as a unique user streaming content on our platform in a given day. We define a monthly active user as a unique user streaming content on our platform in that same month.

Non-GAAP Information

This prospectus includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income tax provision (benefit), equity-based compensation, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate BODi’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-cash (for example, in the case of depreciation and amortization, impairment of goodwill and intangible assets and equity based compensation) or are not related to our underlying business performance (for example, in the case of restructuring costs, interest income and expense).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Year Ended December 31,
	2023	2022

	(in thousands)
Net loss	$(152,641)	$(194,192)
Adjusted for:
Impairment of goodwill and intangible assets	40,000	—
Impairment of intangible assets	3,092	19,907
Impairment of other investment	4,000	—
Loss on partial debt extinguishment(1)	3,168	—
Depreciation and amortization	39,573	74,848
Amortization of capitalized cloud computing implementation costs	179	492
Amortization of content assets	23,755	24,276
Interest expense	8,874	3,368

	Year Ended December 31,
	2023	2022

	(in thousands)
Income tax provision (benefit)	$37	$(3,053)
Equity-based compensation	23,891	17,620
Employee incentives, expected to be settled in equity(2)	(5,466)	5,466
Inventory net realizable value adjustments(3)	—	24,864
Restructuring and platform consolidation costs(4)	7,169	11,718
Change in fair value of warrant liabilities	(2,679)	(8,322)
Non-operating(5)	(1,649)	(257)

Adjusted EBITDA	$(8,697)	$(23,265)

(1)	Represents the loss related to the $15.0 million partial debt prepayment that the Company made on July 24, 2023.
(2)

The non-cash charge for employee incentives which were expected to be settled in equity was recorded and included in the Adjusted EBITDA calculation during the year ended December 31, 2022. During the year ended December 31, 2023, we reclassified the non-cash charge from employee incentives expected to be settled in equity to equity-based compensation because we settled certain employee incentives with RSU awards during the period.

(3)

Represents a non-cash expense to adjust the carrying value of our connected fitness inventory and related future commitments. This adjustment was included during the year ended December 31, 2022 because of its unusual magnitude due to disruptions in the connected fitness market.

(4)

Includes restructuring expense and personnel costs associated with executing our key growth priorities during the year ended December 31, 2023 and with the consolidation of our digital platforms during the year ended December 31, 2022. The cost primarily relates to termination benefits related to headcount reductions.

(5)	Primarily includes interest income.

Components of our Operating Results and Results of Operations

Results of Operations

Prior to the third quarter of 2022, we operated and managed our business in two operating segments, Beachbody and Other, and one reportable segment, Beachbody. During the third quarter of 2022, in connection with the consolidation of our Openfit streaming fitness offering onto the Beachbody digital platform and based on the information used by management to monitor performance and make operating decisions, we changed our segment reporting as it was determined that there is one operating segment. See Note 1, Description of Business and Summary of Significant Accounting Policies, to our consolidated financial statements included in our annual report for the year ended December 31, 2023 for additional information regarding our segment reporting.

The following discussion of our results of operations is on a consolidated basis.

(in thousands)	Year Ended December 31,
	2023	2022
Revenue:
Digital	$258,370	$300,673
Nutrition and other	249,510	353,331
Connected fitness	19,229	38,195

Total revenue	527,109	692,199

(in thousands)	Year Ended December 31,
	2023	2022
Cost of revenue:
Digital	$64,942	$66,419
Nutrition and other	109,170	164,753
Connected fitness	29,910	91,454

Total cost of revenue	204,022	322,626

Gross profit	323,087	369,573
Operating expenses:
Selling and marketing	282,147	359,987
Enterprise technology and development	74,407	104,363
General and administrative	57,932	78,426
Restructuring	6,497	10,047
Impairment of goodwill	40,000	—
Impairment of intangible assets	3,092	19,907

Total operating expenses	464,075	572,730

Operating loss	(140,988)	(203,157)
Other income (expense)	—	—
Loss on partial debt extinguishment	(3,168)	—
Impairment of other investment	(4,000)	—
Change in fair value of warrant liabilities	2,679	8,322
Interest expense	(8,874)	(3,368)
Other income, net	1,747	958

Loss before income taxes	(152,604)	(197,245)
Income tax (provision) benefit	(37)	3,053

Net loss	$(152,641	$(194,192)

Revenue

Revenue includes digital subscriptions, nutritional supplement subscriptions, one-time nutritional sales, connected fitness products, access to our online Partner business management platform, preferred customer program memberships and other fitness-related products. We often sell bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. We consider these sales to be revenue arrangements with multiple performance obligations and allocate the transaction price to each performance obligation based on its relative stand-alone selling price. We defer revenue when we receive payments in advance of delivery of products or the performance of services. Digital subscriptions revenue is recognized ratably over the subscription period of up to 38 months.

	Year Ended December 31,		2023 to 2022
	2023	2022	$ Change	% Change

	(dollars in thousands)
Revenue
Digital	$258,370	$300,673	$(42,303)	(14%)
Nutrition and other	249,510	353,331	(103,821)	(29%)
Connected Fitness	19,229	38,195	(18,966)	(50%)

Total revenue	$527,109	$692,199	$(165,090)	(24%)

The decrease in digital revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily attributable to a $37.8 million decrease in revenue from our digital streaming services due to 33% fewer subscriptions as a result of lower demand and a decrease of $4.4 million in fees from Partners due to a 28% decrease in the number of Partners, partially offset by an increase in revenue per subscription due primarily to the conversion from BOD to BODi during the year. As of December 31, 2023, approximately 80% of our digital subscriptions were BODi subscriptions and the BODi subscription had an increase in price as compared to the BOD subscriptions (e.g. increase in the annual BODi subscription to $179 from $120 for the annual BOD subscription).

The decrease in nutrition and other revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily attributable to a $85.9 million decrease in revenue from nutritional products due to 25% fewer nutritional subscriptions as a result of lower demand and a $9.5 million decrease in revenue generated from our preferred customer fees as there was a 36% decrease in preferred customers and a $4.3 million decrease in fitness accessories revenue.

The decrease in connected fitness revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to a 34% decrease in the number of bikes delivered (from 31,471 in 2022 to 20,853 in 2023) and a 29% decrease in the average sales price for a bike.

Cost of Revenue

Digital Cost of Revenue

Digital cost of revenue includes costs associated with digital content creation including amortization and revision of content assets, depreciation of streaming platforms, digital streaming costs, and amortization of acquired digital platform intangible assets. It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.

Nutrition and Other Cost of Revenue

Nutrition and other cost of revenue includes product costs, shipping and handling, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related e-commerce websites and social commerce platforms, amortization of acquired formulae intangible assets, facilities, and related personnel expenses.

Connected Fitness Cost of Revenue

Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping costs, warehousing and logistics costs, costs associated with service calls and repairs of products under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Cost of revenue
Digital	$64,942	$66,419	$(1,477)	(2%)
Nutrition and other	109,170	164,753	(55,583)	(34%)
Connected fitness	29,910	91,454	(61,544)	(67%)

Total cost of revenue	$204,0222	$322,626	$(118,604)	(37%)

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Gross profit
Digital	$193,428	$234,254	$(40,826)	(17%)
Nutrition and other	140,340	188,578	(48,238)	(26%)
Connected fitness	(10,681)	(53,259)	(42,578)	80%

Total gross profit	$323,087	$369,573	$(46,486)	(13%)

Gross margin
Digital	74.9%	77.9%
Nutrition and other	56.2%	53.4%
Connected fitness	(55.5%)	(139.4%)

Total gross margin	61.3%	53.4%

The decrease in digital cost of revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was due to a $3.2 million decrease in depreciation expense as a result of the end of the useful life of certain fixed asset, a $1.5 million decrease in streaming costs due to lower platform usage and a $0.5 million decrease in the amortization of content assets as a result of lower production spend partially offset by a $1.6 million increase in program revisions and a $1.5 million increase in customer service due to an increase in the volume of contacts related to digital revenue due to the migration of customers from BOD to BODi. The decrease in digital gross margin for the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily a result of fixed expenses on lower digital revenue.

The decrease in nutrition and other cost of revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to a $17.8 million decrease in product costs and a $14.1 million decrease in fulfillment and shipping expense related to the decrease in nutrition and other revenue, lower inventory adjustments of $8.2 million, a $6.0 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets and a $4.7 million decrease in customer service expense due to a decrease in the volume of contacts related to nutrition and other revenue. Nutrition and other gross margin increased for the year ended December 31, 2023 compared to the year ended December 31, 2022 primarily as a result of lower inventory adjustments.

The decrease in connected fitness cost of revenue for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was driven by a $27.8 million decrease in product costs as a result of the decrease in the number of bikes delivered and inventory adjustments recorded in previous periods, lower inventory adjustments of $21.0 million, a $6.5 million decrease in freight, fulfillment, and shipping expenses as the result of a 34% decrease in the number of bikes delivered and a $3.2 million decrease in amortization expense due to intangible asset impairment recorded in the fourth quarter of 2022. The connected fitness negative gross margin improvement for the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily a result of lower product costs on bikes delivered, due to previous inventory adjustments, and lower inventory adjustments, partially offset by the impact of higher freight costs and fixed warehousing expenses on lower connected fitness revenue.

Operating Expenses

Selling and Marketing

Selling and marketing expenses primarily include the cost of Partner compensation, advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel expenses for employees and consultants who support these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets. Selling and marketing expense as a percentage of total revenue may fluctuate from period to period based on total revenue, timing of new content and nutritional product launches, and the timing of our media investments to build awareness around launch activity.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Selling and marketing	$282,147	$359,987	$(77,840)	(22%)
As a percentage of total revenue	53.5%	52.0%

The decrease in selling and marketing expense for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to a $46.5 million decrease in Partner compensation as a result of lower commissionable revenue, a $14.1 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the current and prior year and a $9.9 million decrease in the amortization of intangible assets due to the impairment of certain assets in the fourth quarter of 2022.

Selling and marketing expense as a percentage of total revenue increased by 150 bps primarily due to the decrease in revenue.

Enterprise Technology and Development

Enterprise technology and development expenses includes maintenance and enhancements of the Company’s enterprise resource planning system, which is the core of our accounting, procurement, supply chain, and other business support systems and primarily relate to enterprise systems applications, hardware, and software that serve as the technology infrastructure for the Company and are not directly related to services provided or tangible goods sold. Enterprise technology and development also includes reporting and business analytics tools, security systems such as identity management and payment card industry compliance, office productivity software, research and development tracking tools, and other non-customer facing applications. Enterprise technology and development expenses include personnel-related expenses for employees and consultants to maintain the Company’s technology systems and are involved in the research and development of new and existing nutritional products, depreciation of enterprise technology-related assets, software licenses, hosting expenses, and technology equipment leases.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)

Enterprise technology and development	$74,407	$104,363	$(29,956)	(29%)
As a percentage of total revenue	14.1%	15.1%

The decrease in enterprise technology and development expense for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to a $17.3 million decrease in personnel-related expenses due to lower headcount primarily related to the restructuring activities that occurred in the current and prior year and a $12.4 million decrease in depreciation expense as a result of the end of the useful life of certain fixed assets.

Enterprise technology and development expense as a percentage of total revenue decreased by 100 bps due to lower fixed expenses.

General and Administrative

General and administrative expenses include personnel-related expenses and facilities-related costs primarily for our executive, finance, accounting, legal, and human resources functions. General and administrative expense also includes fees for professional services principally comprised of legal, audit, tax, and insurance.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
General and administrative	$57,932	$78,426	$(20,494)	(26%)
As a percentage of total revenue	11.0%	11.3%

The decrease in general and administrative expense for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to a $9.5 million decrease in personnel-related expenses as a result of lower headcount primarily related to the restructuring activities that occurred in the current and prior year, a $4.1 million decrease in insurance expense as some of our insurance is based on the level of the Company’s revenues or the number of employees, which both have declined in the current period compared to the prior period and a $3.4 million decrease in professional fees due to cost reduction measures.

General and administrative expense as a percentage of total revenue decreased by 30 bps primarily due to the reduction in insurance expenses.

Restructuring

In 2023, restructuring charges primarily relate to activities focused on aligning our operations with our key growth priorities, including a reduction in headcount. Restructuring charges in 2022 relate to the consolidation of our streaming fitness and nutrition offerings into a single Beachbody platform. The charges incurred primarily consist of employee termination costs.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Restructuring loss	$6,497	$10,047	$(3,550)	(35%)

Impairment of Goodwill

Impairment of goodwill includes goodwill impairment in 2023.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Impairment of Goodwill	$40,000	$—	$40,000	NM

The Company performed its annual goodwill impairment test as of December 31, 2023 and based on the quantitative analysis recognized goodwill impairment of $40.0 million for the year ended December 31, 2023.

Impairment of Intangible Assets

Impairment of intangible assets includes intangible asset impairment in 2023 and 2022.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Impairment of intangible assets	$3,092	$19,907	$(16,815)	(85%)

During the year ended December 31, 2023, due to reduced revenue and operating income forecasts, we tested our definite-lived intangible assets for recoverability and recognized a $3.1 million impairment charge which reduced the carrying amount of our intangible assets to zero.

During the year ended December 31, 2022, due to reduced revenue and operating income forecasts, we tested our definite-lived intangible asset for recoverability, and as a result recognized a $18.9 million impairment charge to reduce to reduce the carrying amounts of our trade names, customer relationships and developed technology intangible assets to their fair values.

During the year ended December 31, 2022, we also tested our indefinite-lived intangible asset for impairment by comparing its carrying value to its estimated fair value. Based on this analysis, we recognized a $1.0 million impairment charge as the fair value of the indefinite-lived trade name was determined to be less than its carrying value primarily due to lower revenue in the current year and long-term forecast.

Other Income (Expenses)

The change in fair value of warrant liabilities consists of the fair value changes of the public, private placement, Term Loan and Common Stock warrants. Interest expense primarily consists of interest expense associated with our borrowings and amortization of debt discount and issuance costs for our Term Loan (defined below) in 2023 and 2022. Other income, net, consists of interest income earned on investments and gains (losses) on foreign currency.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Loss on partial debt extinguishment	$(3,168)	$—	$(3,168)	NM
Impairment of other investment	(4,000)	—	(4,000)	NM
Change in fair value of warrant liabilities	2,679	8,322	(5,643)	(68%)
Interest expense	$(8,874)	(3,368)	(5,506)	NM
Other income, net	1,747	958	789	82%

The loss on partial debt extinguishment for the year ended December 31, 2023 was due to the partial prepayment of $15.0 million on the Term Loan as of July 24, 2023. The Company recorded an impairment of $4.0 million on its other investment during the year ended December 31, 2023. The decrease in change in fair value of warrant liabilities during the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily resulted from a relatively lower decline in our stock price during the current period partially offset by the issuance of the Common Warrants on December 13, 2023 and the change in their value to December 31, 2023. The increase in interest expense was primarily due to borrowings under the Term Loan during the year ended December 31, 2023 compared to borrowings outstanding on the Term Loan for only approximately 4.5 months during the year ended December 31, 2022. The increase in other income was primarily due to higher interest income as a result of higher interest rates on our cash balances.

Income Tax (Provision) Benefit

Income tax (provision) benefit consists of income taxes related to U.S. federal and state jurisdictions as well as those foreign jurisdictions where we have business operations.

	Year Ended December 31,
	2023	2022	$ Change	% Change

	(dollars in thousands)
Income tax (provision) benefit	$(37)	$3,053	$(3,090)	NM

The income tax provision increase for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily driven by changes in our valuation allowance and a decrease in the net expense from discrete events.

Liquidity and Capital Resources

Historically, our primary sources of liquidity have been sales of our equity, debt financing, and cash generated from our operations. As of December 31, 2023, we had $33.4 million in cash and cash equivalents.

On August 8, 2022, the Company, Beachbody, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company (the “Borrower”), and certain subsidiaries of the Company (together with the Company, the “Guarantors”), entered into a financing agreement (as amended, the “Financing Agreement”) with the lenders party thereto and Blue Torch Finance, LLC, (“Blue Torch”) as administrative agent and collateral agent for such lenders, providing for a senior secured term loan facility in an initial aggregate principal amount of $50.0 million (the “Term Loan”). Obligations under the Financing Agreement are guaranteed by the Guarantors, and secured by a lien on and security interest in substantially all of the assets of the Borrower and the Guarantors (together with the Borrower, the “Loan Parties”), subject to customary exceptions. On July 24, 2023 (the “Second Amendment Effective Date”) the Company and Blue Torch entered into Amendment No. 2 to the Financing Agreement (the “Second Amendment”), which amended the Company’s existing Financing Agreement. In connection with the Second Amendment, on the Second Amendment Effective Date, the Company made a partial prepayment on the Term Loan of $15.0 million. As of December 31, 2023, the principal balance outstanding (including capitalized paid in kind interest) under the Term Loan was $35.5 million. On January 9, 2024 and February 29, 2024, the Company made partial prepayments of $1.0 million and $5.5 million, respectively, on the Term Loan (which were classified as current obligations at December 31, 2023). During the year ended December 31, 2023, the Term Loan was a secured overnight financing rate (“SOFR”) loan, with an effective interest rate of 19.73% and a cash interest rate of 12.29% for the year ended December 31, 2023.

The Financing Agreement contains financial covenants, customary representations, warranties, covenants and customary events of default. We were in compliance with the financial covenants as of December 31, 2023. See Note 11, Debt, and Note 23, Subsequent Events, to our consolidated financial statements in our annual report for the year ended December 31, 2023, for additional information on the Term Loan.

As of December 31, 2023, we have $22.8 million of lease obligations and purchase commitments associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. See Note 12, Leases, to our consolidated financial statements included in our annual report for the year ended December 31, 2023 discussion of our leases and Note 13, Commitments and Contingencies, to our consolidated financial statements included elsewhere in this prospectus, for discussion of our contractual commitments that are primarily due within the next year.

For the years ended December 31, 2023 and 2022, our net cash flows were as follows:

	Year Ended December 31,
	2023	2022
	(dollars in thousands)
Net cash used in operating activities	$(22,537)	$(47,173)
Net cash used in investing activities	(10,826)	(26,493)
Net cash (used in) provided by financing activities	(13,717)	47,561

As of December 31, 2023, we had cash and cash equivalents totaling $33.4 million.

Net cash used in operating activities was $22.5 million and $47.2 million for the year ended December 31, 2023 and 2022, respectively. The decrease in cash used in operating activities during the year ended December 31, 2023, compared to the prior year, was primarily due to a decrease in net loss of $41.6 million, an increase in asset impairment of $27.2 million, a decrease of $19.6 million of cash used related to accounts payable, an increase in cash received attributable to deferred revenue of $11.7 million partially offset by a decrease in depreciation and amortization expense of $35.3 million, a decrease in provision for inventory and inventory purchase commitments of $29.2 million and a $24.0 million decrease in change in inventory.

Net cash used in investing activities was $10.8 million and $26.5 million for the year ended December 31, 2023 and 2022, respectively. The decrease in net cash used in investing activities was due to a decrease in capital expenditures of $19.9 million due to increased focus by management on capital expenditures, in particular related to technology partially offset by $4.3 million of investment in restricted short-term investments. The current decrease of capital expenditures as compared to the prior year is expected to continue in future periods.

Net cash used in financing activities was $13.7 million for the year ended December 31, 2023 compared to net cash provided by financing activities of $47.6 million for the year ended December 31, 2022. The change in net cash from financing activities was primarily due to debt repayments on our Term Loan in the current year, including a $15.0 million partial prepayment in July 2023, and taxes associated with the vesting of RSU’s partially offset by proceeds received of $4.9 million, net of placement agent fees, related to the sale of 420,769 shares of Class A Common Stock and pre-funded warrants to purchase up to 122,821 shares of Class A Common Stock on December 13, 2023. The year ended December 31, 2022 included Term Loan borrowings, net of debt issuance costs. See Note 11, Debt and Note 15, Stockholders’ Equity to our consolidated financial statements included elsewhere in this prospectus for additional information on the debt financing entered into during 2022 and the partial debt prepayment in 2023 and the Registered Direct Offering in 2023.

Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenue growth and overall economic conditions. We continue to assess and efficiently manage our working capital, and expect to generate additional liquidity through continued cost control initiatives. We believe that existing cash and cash equivalents and cost control initiatives will provide the Company with sufficient liquidity to meet our anticipated cash needs, including debt service requirements, for the next twelve months as well as for the longer-term (i.e., beyond the next twelve months).

On December 13, 2023, the Company issued 420,769 shares of Class A Common Stock at a purchase price of $9.75 per share and pre-funded warrants to purchase up to 122,821 shares of Class A Common Stock at a pre-funded purchase price of $9.7499 per share to certain institutional investors. The Company received proceeds of $4.9 million, net of placement agent fees. The Company also issued 543,590 Common Warrants to purchase 543,590 shares of Class A Common Stock at an exercise price of $11.24 per share. On January 12, 2024, the investor exercised all of the pre-funded warrants and converted them into 122,821 shares of Class A Common Stock. See Note 15, Stockholders’ Equity, to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the Registered Direct Offering.

We may explore additional or equity debt financing to supplement our anticipated working capital balances and further strengthen our financial position, but do not at this time know which form it will take or what the terms will be. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financial covenants that would restrict our operations. The sale of additional equity would result in additional dilution to our shareholders. There can be no assurances that we will be able to raise additional capital in amounts or on terms acceptable to us.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Risk

We are exposed to foreign currency exchange risk related to transactions in currencies other than the U.S. Dollar, which is our functional currency. Our foreign subsidiaries, sales, certain inventory purchases and operating expenses expose us to foreign currency exchange risk. For the years ended December 31, 2023 and 2022, approximately 10% of our revenue in each year was in foreign currencies. These sales were primarily denominated in Canadian dollars and British pounds.

We may use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on our net cash flows. We primarily enter into option contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses and intercompany transactions not denominated in the local currencies of our foreign operations. We designate some of these instruments as cash flow hedges and record them at fair value as either assets or liabilities within the consolidated balance sheets. Some of these instruments are freestanding derivatives for which hedge accounting does not apply.

In the year ended December 31, 2023, management made a determination to cease entering into any further foreign exchange options at this time, which resulted in a decrease in the notional amount of the Company’s outstanding foreign exchange options to $4.4 million at December 31, 2023. The Company’s foreign exchange options that were outstanding at December 31, 2023 expired prior to March 31, 2024.

Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.

A hypothetical 10% change in exchange rates, with the U.S. dollar as the functional and reporting currency, would result in an approximate $2.1 million increase or decrease in cost of revenue and operating expenses. The higher exposure to changes in foreign currency from previous periods was due to management’s decision to cease entering into foreign exchange options at this time in the year ended December 31, 2023.

The aggregate notional amount of foreign exchange derivative instruments at December 31, 2023 and 2022 was $4.4 million and $17.6 million, respectively.

Interest Rate Risk

Our exposure to interest rate risk is primarily associated with our Term Loan borrowings, which were SOFR loans during the year ended December 31, 2023 and subject to variability in the SOFR rate. If the interest rate on our Term Loan were to increase or decrease by 1% for the year and our indebtedness remained constant throughout the period, our annual interest expense would not change materially. Further, our exposure to interest rate volatility is partially mitigated by interest income on our highly liquid investments. At this point, we do not believe that our liquidity has been materially affected by the debt market uncertainties noted in the last few years, and we do not believe that our liquidity will be significantly impacted in the near future.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of consolidated financial statements requires us to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosures of contingent of assets and liabilities at the date of the financial statements. We evaluate our accounting policies, estimates and judgments on an on-going basis. We base our estimates and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates under different assumptions and conditions.

We evaluate the development and selection of our critical accounting policies and estimates and believe that the following items are critical accounting estimates, as they (1) involve a higher degree of judgment or complexity and (2) are most significant to reporting our results of operations and financial position. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to the critical accounting polices, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. More information on the Company’s significant accounting polices can be found in the footnotes to our audited consolidated financial statements. The critical accounting policies that reflect our more difficult and subjective judgments and estimates used in the preparation of our consolidated financial statements include those noted below.

Inventory

Inventory consists of raw materials, work in process, and finished goods, is accounted for by using the first-in, first-out method, and is valued at the lower of cost or net realizable value. To estimate any necessary adjustments against the carrying value of inventory, various assumptions are made in regard to excess or slow-moving inventories including future demand for our products, anticipated margin, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory. If future demand and market conditions are less favorable than our assumptions, additional inventory adjustments may be required.

During the years ended December 31, 2023 and 2022, we recorded a $10.6 million and a $39.8 million charge, respectively, to reduce the carrying value of inventory on hand and inventory purchase commitments to net realizable value and to adjust for excess and obsolete inventory. The Company recorded $3.4 million and $11.6 million of these adjustments in nutrition and other costs of revenue for the years ended December 31, 2023 and 2022, respectively. The Company also recorded $7.2 million and $28.1 million of these adjustments in connected fitness cost of revenue for the years ended December 31, 2023 and 2022, respectively. Actual future write-offs of inventory may differ from estimates and calculations used to determine inventory adjustments due to changes in customer demand or other market conditions.

Goodwill and Intangible Assets Impairment

Goodwill and intangible assets deemed to have an indefinite life are not amortized, but instead are assessed for impairment annually and between annual tests if an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit (“RU”) below its carrying value or indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. The Company has historically performed its annual goodwill impairment assessment as of October 1. During the fourth quarter of 2023, the Company decided to change the date of its annual impairment assessment from October 1 to December 31. The change was made to more closely align the impairment assessment date with the Company’s annual planning and forecasting process. The change in date of the annual impairment test is not deemed material as the new measurement date of December 31 is in relative close proximity to the previous measurement date and the change did not have any impact on goodwill or the impairment of goodwill. The change has been applied prospectively and would not have had an impact on a retrospective basis. We test goodwill for impairment at a level within the Company referred to as the RU. We carry our definite-lived intangible assets at cost less accumulated amortization. If an event or change in circumstances occurs that indicates the carrying value may not be recoverable, we would evaluate our definite-lived intangible assets for impairment at that time.

2023 Interim Goodwill Impairment Test

Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the three months ended June 30, 2023, the Company performed an interim test for impairment of its goodwill as of June 30, 2023. In performing the interim impairment test as of June 30, 2023 for goodwill, we elected to bypass the qualitative assessment and proceeded to performing the quantitative test. We compared the carrying value of the RU to its estimated fair value. Fair value was estimated using a combination of a market approach and an income approach, with significant assumptions related to guideline company financial multiples used in the market approach and significant assumptions about revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach. As of June 30, 2023, the RUs fair value exceeded the carrying value by approximately 11%.

2023 Goodwill Impairment Test

We completed the required annual impairment test for goodwill as of October 1, 2023, prior to the change of the annual impairment test for goodwill to December 31. We performed a qualitative assessment which leveraged information from the June 30, 2023 quantitative assessment, in which we estimated the fair value of our RU and determined that the fair value of our RU was greater than its carrying value, resulting in no impairment.

Due to the change in our annual impairment assessment from October 1 to December 31, we performed our annual impairment test as of December 31, 2023.

2023 Annual Goodwill Impairment Test

We assessed our long-lived assets for impairment prior to our goodwill impairment test, see discussion below related to the long-lived asset impairment test and the recording of an intangible asset impairment.

In testing for goodwill impairment as of December 31, 2023, we elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of our RU to estimated fair value. The determination of the fair value of the Company’s RU was estimated using a combination of a market approach that considered benchmark company market multiples, a market approach that considered market multiples derived from the value of recent transactions and an income approach that utilized discounted cash flows for the RU. The Company applied a 50% weighting to the income approach that utilized discounted cash flows with the other two valuation methodologies having a weighting of 25% each, in determining the fair value of the RU. The significant assumptions under each of these approaches include, among others; revenue growth, long-term growth rates, and discount rates used in a discounted cash flow model in the income approach, the control premium and the terminal growth rate. The cash flows used to determine fair value are dependent on a number of significant management assumptions such as the Company’s expectations of future performance and the expected future economic environment, which are partly based upon the Company’s historical experience.

The Company’s estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on the Company’s judgment of the rates that would be utilized by a hypothetical market participant. The Company also considered its market capitalization in assessing the reasonableness of the combined fair values estimated for its RU. The results of our annual test for impairment at December 31, 2023 concluded that the fair value of our RU was less than its carrying value. As a result, we recorded an impairment charge of $40.0 million related to our goodwill, which reduced our goodwill to $85.2 million at December 31, 2023. The impairment at December 31, 2023 was primarily due to the sustained decline in the Company’s stock price, which decreased approximately 45% from September 30, 2023 to December 31, 2023, and a decline in revenue of 24% for the year ended December 31, 2023 as compared to the prior year.

2023 Long-Lived Asset Impairment Test

In assessing our long-lived assets, we tested the related asset group for recoverability by comparing the carrying value of the asset group to its forecasted undiscounted cash flows. Because the carrying value of the asset group exceeded its future undiscounted cash flows, we determined that it may not be recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment loss should be recognized. The fair values of the customer-related, technology-based, and formulae intangible assets were estimated and calculated to be lower than the carrying value. As a result, we recorded an aggregate impairment charge of $3.1 million related to our intangible assets, which reduced our intangible asset balance to zero at December 31, 2023.

Due to reduced revenue and margin forecasts we tested the related asset group for recoverability as of June 30, 2023. In testing for recoverability, we compared the carrying value of the asset group to its forecasted undiscounted cash flows to determine whether it was recoverable. Because the carrying value of the asset group did not exceed its future undiscounted cash flows, we determined that the carrying value of the asset group was recoverable and thus no impairment was recognized.

2022 Goodwill Impairment Test

We completed the required annual impairment test for goodwill as of October 1, 2022. We performed a quantitative assessment, in which we estimated the fair value of our RU and determined that the fair value of our RU was greater than its carrying value, resulting in no impairment.

Due to the sustained decline in our market capitalization and macro-economic conditions observed in the second quarter of 2022, we performed an interim test for goodwill impairment as of June 30, 2022. We were required to assess our long-lived assets for impairment, which resulted in no impairment, prior to our goodwill impairment test. The results of our interim test for impairment at June 30, 2022 concluded that the fair value of our Beachbody RU exceeded its carrying value, resulting in no impairment.

In connection with the consolidation of the Openfit streaming fitness offering onto the Beachbody digital platform, we changed our segment reporting as we determined that there is one operating segment. As a result of this change in segment reporting during the third quarter of 2022, we completed a qualitative test for goodwill impairment by RU both prior to and subsequent to the change. Based on this qualitative assessment, we concluded that no impairment indicators existed for goodwill both prior to and subsequent to the change in segment reporting.

Due to reduced revenue and margin forecasts for certain products, we performed an interim test for impairment of our indefinite-lived intangible asset as of September 30, 2022. In testing for impairment of the indefinite-lived trade name, we compared the carrying value of the asset to its estimated fair value. The fair value of the indefinite-lived trade name was determined to be lower than its carrying value, primarily as a result of reduced revenue and margin forecasts for certain supplements. As a result, we recorded a $1.0 million non-cash impairment charge for this intangible asset.

Due to reduced revenue and operating income forecasts and sustained decline in our market capitalization during the fourth quarter of 2022, we performed an interim test for goodwill impairment as of December 31, 2022. We assessed our long-lived assets for impairment prior to our goodwill impairment test. In assessing our long-lived assets, we tested the related asset group for recoverability by comparing the carrying value of the asset group to its forecasted undiscounted cash flows. Because the carrying value of the asset group did not exceed its future undiscounted cash flows, we determined that it may not be recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment loss should be recognized. The fair values of the customer-related, technology-based, and trade name intangible assets were estimated primarily using a relief-from-royalty approach and calculated to be lower than the carrying value. As a result, we recorded an aggregate impairment charge of $18.9 million. In testing for goodwill impairment, we elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of our RU to estimated fair value. The results of our interim test for impairment at December 31, 2022 concluded that the fair value of our RU exceeded its carrying value, resulting in no impairment. Our RU’s fair value exceeded carrying value by approximately 21%.

Management will continue to monitor its RU for changes in the business environment that could impact its fair value. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our RU may include the demand for at-home fitness solutions, our subscriber growth rates, adverse macroeconomic conditions, and volatility in the equity and debt markets which could result in higher weighted-average cost of capital. Changes in management’s expectations of future performance could have a significant impact on the Company’s RU fair value. It should be noted that revenue and expectations of revenue have a significant impact on the RU’s fair value. For the year ended December 31, 2023 the Company’s revenue decreased by 24% from the prior year. Continual decreases in revenue could have an impact on the future fair value of the Company’s RU. The fair value of our RU has been impacted by and will continue to be impacted by the volatility in the market price of our common stock. The Company’s stock price declined by 68% in the year ended December 31, 2023. Continued decreases in the Company’s stock price may result in a decrease in the fair value of the Company’s RU and potential for incremental goodwill impairment. Changes in any of the assumptions used in the valuation of the RU, or changes in the business environment could materially impact the expected cash flows, and such impacts could potentially result in a material non-cash impairment charge.

MANAGEMENT

Directors

The following table and biographical information sets forth certain information for each director of the Company’s board of directors. Such information is current as of December 31, 2023. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director is qualified to serve on our Board in light of our business.

	Age	Director Since	Committee Membership
Name			Audit	Compensation	Nominating
Carl Daikeler	60	1998	—	—	—
Mary Conlin	59	2021	✓	✓	—
Kristin Frank	58	2021	—	✓	✓
Mark Goldston	69	2023	—	—	—
Michael Heller	59	2012	—	—	Chair
Ann Lundy	54	2023	Chair	—	—
Kevin Mayer	61	2021	✓	—	—
John Salter	46	2018	—	—	✓
Ben Van de Bunt	62	2019	—	Chair	✓

Carl D. Daikeler has served as our Chief Executive Officer and a member of our Board since he co-founded BODi in 1998, and as our Chairman from 1998 to June 2023. Prior to BODi, Mr. Daikeler worked at Guthy-Renker, a multinational direct marketing company, assisting with new products for infomercials. He also runs the Beachbody Foundation, a non-profit organization contributing to a number of foundations such as the International Justice Mission, Hope Of The Valley, NAACP, The Lakota Tribe, Upward Bound House, Go Campaign, and Save-A-Warrior (SAW). Mr. Daikeler obtained a B.A. from Ithaca College. We believe Mr. Daikeler is qualified to serve on our Board due to his extensive business and leadership experience and, in particular, his experience leading BODi.

Mark Goldston has served as our Executive Chairman since June 2023. Mr. Goldston has served as the chairman, chief executive officer and founder of The Goldston Group, a venture capital and strategic advisory firm, since November 2013. Mr. Goldston has also served as general partner of Athletic Propulsion Labs, a luxury performance athletic footwear company, since March 2009 and as co-founder and general partner of Javergo Partners, LLC, a strategic advisory firm, since March 2020. Mr. Goldston has also served as a board member, strategic advisor and investor of TuneGO, a technology platform and interactive community for music artists, since March 2015 and as a strategic advisor and shareholder of Fresh Brothers Pizza. Prior to that, from March 1999 to November 2013 Mr. Goldston served as the chairman and chief executive officer of United Online, a former public Internet access company, and its predecessor company, NetZero. Mr. Goldston obtained a B.S. in business administration from The Ohio State University and an M.B.A. from the Northwestern University Kellogg School of Management. We believe Mr. Goldston is qualified to serve on our Board due to his extensive financial and leadership experience with public companies and fitness brands.

Mary Conlin has served as a member of our Board since June 2021. From 2001 to 2007 Ms. Conlin served as Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, a computer animation studio, which was acquired in 2006 by The Walt Disney Company, and has since retired. Prior to Pixar, from 1990 to 1996 and from 1998 to 1999 she served as Director of International Distribution and Director of Worldwide Promotions for the theatrical division at Warner Bros. Pictures, a multinational film production company. Ms. Conlin started her career in advertising at VMLY&R, a global advertising company, formerly known as Young & Rubicam. Since May 2020 she has served on the board of directors for Daily Journal Corp, a public publishing and technology company. Ms. Conlin obtained a B.A. from Princeton University and an M.B.A. from Harvard University. We believe Ms. Conlin is qualified to serve on our Board due to her extensive leadership and marketing experience.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank has served as Chief Executive Officer of AdPredictive, a customer intelligence platform, since March 2020 and before that as President from September 2018 to February 2020. She has also served on the board of directors of G/O Media Inc., an owner and operator of several digital media outlets, since June 2022, Brightcove, Inc., a leading global provider of cloud services for video, since May 2018, Gaia, Inc., a global video streaming service and community, since October 2013 and Cornerstone Capital, an investment firm, from January 2019 to February 2022. Prior to AdPredictive, from 1995 to 2017 Ms. Frank served at Viacom, a former media conglomerate now operating as Paramount Global, in various capacities as a member of its executive and regional teams, serving most recently as the Chief Operating Officer of the division overseeing revenue, strategy, and operations for MTV. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, and before that as the Regional Vice President of Content Distribution and Marketing, the Chief Operating Officer of LOGO, and the General Manager of MTV and VH1 Digital Media. Ms. Frank obtained a B.B.A. in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board due to her extensive leadership, board governance, and marketing experience.

Michael Heller has served as a member of our Board since November 2012. Mr. Heller has served since 1994 at Cozen O’Connor, an international law firm, holding various leadership positions, currently as the Executive Chairman and Chief Executive Officer. He has served as a member of the Board of Directors of Hanover Fire and Casualty Co., a property and casualty insurance carrier. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce, Philadelphia Alliance for Capital and Technologies and the Jewish Federation of Greater Philadelphia. Mr. Heller obtained a B.A. from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board due to his extensive leadership and board governance experience.

Ann Lundy has served as a member of our Board since January 2023. Ms. Lundy has served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a subsidiary of Microsoft, since November 2021 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e-commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University and is licensed as an inactive certified public accountant in Michigan since October 1994. We believe Ms. Lundy is qualified to serve on our Board of Directors due to her extensive financial and public company experience.

Kevin Mayer has served as a member of our Board since June 2021. Mr. Mayer has served as Co-chief executive officer and founder of Candle Media, a next generation media company, since January 2022, and as co-founder and managing partner of Smash Capital, a consumer venture capital firm, since January 2022. Before that in 2020 he served as chief executive officer of TikTok, a short-form video hosting service, and as chief operating officer of its parent company ByteDance, an international internet technology company. From June 2005 to 2020 Mr. Mayer served in various leadership positions at The Walt Disney Company, a public multinational media conglomerate, most recently as its Chief Strategy Officer. Mr. Mayer has also served on the board of directors of Tinuiti, a performance marketing firm, since April 2021, The Forest Road Company, a specialty finance investment firm, since September 2020 and DAZN Group, a global sports media company, as chairman from February 2021 to March 2023. He also has served as an advisory board member of Salesforce, a global enterprise software firm, since April 2021. Mr. Mayer obtained a B.S. in mechanical engineering at the Massachusetts Institute of Technology, a M.S. in electrical engineering at San Diego State University and an M.B.A. from Harvard University. We believe Mr. Mayer is qualified to serve on our Board due to his extensive leadership and media industry experience.

John S. Salter has served as a member of our Board since December 2018. Mr. Salter has served as co-founder and partner of The Raine Group (“Raine”), a global merchant bank, since June 2009. Prior to co-founding Raine, from July 2002 to May 2009 he served at UBS, a global investment bank, where he was the Global Head of Digital Media in the Technology, Media and Telecommunications Group. Prior to UBS, Mr. Salter worked in the Internet and New Media Group at Volpe, Brown, Whelan & Co. Mr. Salter has served as a member of the board of directors of Playcast, Inc., a media distribution platform, since January 2024, Play Games 24x7, a leading Indian gaming company, since October 2019, Huuuge Games, a video game developer on mobile devices and PCs, since October 2017 and as an observer for DraftKings, a leading digital sports entertainment and gaming company, from August 2014 to August 2022. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our Board due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. Since 2013 Mr. Van de Bunt has been an entrepreneur and co-owner of numerous companies including Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Before that, Mr. Van de Bunt was Chief Executive Officer and President at Guthy-Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey, Solar City, Guthy-Renker, Inspire Energy, GivePower and St. John’s Hospital. Mr. Van de Bunt obtained a B.A. of the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board of Directors due to his extensive venture capital, leadership, and board governance experience.

Executive Officers

Below is biographical information for each of our current executive officers as of December 31, 2023, other than Carl Daikeler (whose biographical information is shown under “Directors” above). Each executive officer serves at the discretion of the Board and the Chief Executive Officer.

Name	Age	Position(s)
Carl Daikeler	60	Co-Founder, Chairman and Chief Executive Officer
Mark Goldston	69	Executive Chairman
Marc Suidan	51	Chief Financial Officer
Michael Neimand	59	President, Beachbody
Kathy Vrabeck	60	Chief Operating Officer

Michael Neimand has served as President, Beachbody since 2016 and is responsible for our direct selling division, and the direct selling division’s international expansion efforts. Mr. Neimand joined Beachbody in 2006 and has held various positions including Executive Vice-President. Prior to Beachbody, he served as Vice President of Sales and Initiatives at Herbalife and was at the company from 1995 through 2006 and also worked at BAE Systems, a global defense, security and aerospace company. Mr. Neimand obtained a B.A. from the University of California, Los Angeles.

Marc Suidan has served as our Chief Financial Officer since May 2022. Prior to Beachbody, Mr. Suidan served as a Partner at PricewaterhouseCoopers since 2011 and served as its Global Tech, Media and Telecom M&A Leader. Prior to PricewaterhouseCoopers, he served as Co-Founder and chief financial officer of several startups. Mr. Suidan obtained a Bachelor of Management from McGill University, an MBA from the Kellogg School of Management at Northwestern University and is an active chartered professional accountant in Canada.

Kathy Vrabeck has served as our Chief Operating Officer since April 2022 after serving as our Chief Strategy Officer from April 2021 to April 2022. Prior to BODi, from October 2015 to April 2021 Ms. Vrabeck served as a Senior Client Partner at Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector

Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to Heidrick & Struggles, Ms. Vrabeck held a number of leadership positions in digital media companies, including President, Legendary Digital at Legendary Entertainment from March 2009 to March 2011 where she was responsible for the creation, management and delivery of digital entertainment, with a focus on video games. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games, where she served as President, EA Casual Entertainment. Prior to that, Ms. Vrabeck held executive roles at Activision, Inc. from August 1999 to April 2006, including President, Activision Publishing, as well as a decade in CPG brand management and general management roles. Ms. Vrabeck serves as Chair of the board of directors of MediaAlpha, Inc., a public company specializing in end customer acquisition for insurance carriers, and as a member of the board of directors of Schwazze. Ms. Vrabeck received a B.A. in French and economics from DePauw University and an M.B.A. from Indiana University.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Corporate Governance Guidelines

We have adopted a set of corporate governance guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The corporate governance guidelines is available at our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Controlled Company Exemption

Carl Daikeler, our Chief Executive Officer, beneficially owns 94.4% of the Company’s Class X Common Stock and controls a majority of the voting power of all outstanding capital stock of the Company. As a result, the Board has determined the Company is a “controlled company” within the meaning of corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to take advantage of the exemptions pertaining to the independence of our Board’s nominating and corporate governance committee. If we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with all applicable NYSE corporate governance standards and, depending on the Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods.

Director Independence

NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin, Frank and Lundy and Messrs. Heller, Mayer and Van de Bunt are “independent directors” as defined in the NYSE listing standards and Mmes. Conlin, Frank and Lundy and Messrs. Mayer and Van de Bunt are “independent directors” as defined in the applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board

The Company’s Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Board and standing committees. The Company has a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of the Company’s committee charters are posted on its website, www.TheBeachbodyCompany.com under the “Investors” section, as required by applicable SEC and the NYSE rules. Copies of the information identified above may be obtained without charge from us by writing to The Beachbody Company, Inc., 400 Continental Blvd., Suite 400, El Segundo, CA 90245, Attention: Corporate Secretary. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

The Company’s audit committee consists of Mary Conlin, Ann Lundy and Kevin Mayer, with Ms. Lundy serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mmes. Conlin and Lundy and Mr. Mayer each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Ms. Lundy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K..

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;

•	assisting the Board of Directors in monitoring the performance of our internal audit function;

•	overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation Committee

The Company’s compensation committee consists of Mary Conlin, Kristin Frank, and Ben Van de Bunt, with Mr. Van de Bunt serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”). The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held seven meetings in 2023.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Kristin Frank, Michael Heller, John Salter and Ben Van de Bunt, with Mr. Heller serving as chair. Our nominating and corporate governance committee held four meetings in 2023.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Company’s Board or compensation committee.

Limitation on Liability and Indemnification Matters

The Company’s Certificate of Incorporation contain provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “2023 Summary Compensation Table” below. In 2023, the “named executive officers” or “NEOs” and their positions with the Company were as follows:

•	Carl Daikeler, Co-Founder, Chairman, and Chief Executive Officer;

•	Mark Goldston, Executive Chairman;

•	Michael Neimand, President, Beachbody;

•	Marc Suidan, Chief Financial Officer; and

•	Kathy Vrabeck, Chief Operating Officer.

Effective June 15, 2023, Mr. Goldston was appointed as our Executive Chairman and commenced employment with our Company.

Summary Compensation Table

The following table contains information about the compensation earned by our NEOs during the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Carl Daikeler	2023	850,000	2,500	—	—	—	33,222	885,722
Co-Founder and Chief Executive Officer	2022	1	2,400	—	—	—	27,302	29,703
	2021	751,923	2,300	—	5,006,083	—	90,200	5,850,506
Mark Goldston	2023	—	—	—	6,099,547	—	—	6,099,547
Executive Chairman
Marc Suidan	2023	525,000	100	290,050	287,364	—	22,278	1,124,792
Chief Financial Officer	2022	375,411	—	1,000,000	1,000,000	140,779	18,277	2,534,467
Michael Neimand	2023	550,000	1,700	290,050	396,726	—	55,993	1,294,469
President, Beachbody	2022	550,000	1,600	—	145,966	183,343	41,986	922,349
	2021	550,000	1,500	—	1,668,693	—	21,293	2,241,486
Kathy Vrabeck	2023	525,000	200	290,050	289,120	—	18,625	1,122,995
Chief Operating Officer	2022	525,000	100	—	632,673	190,891	18,612	1,367,276
	2021	353,366	—	1,149,994	1,149,996	—	15,469	2,668,825

(1)

Amounts reflect payment of a service-based anniversary bonus for each NEO. We provide a description of these bonuses above under the section titled, “Cash Incentive Compensation—Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of option and RSU awards granted during fiscal 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to our NEOs in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The amounts also include the incremental fair value of the Underwater Options held by Messrs. Suidan and Neimand and Ms. Vrabeck, which were modified pursuant to the Repricing implemented by the Company in September 2023. In accordance with ASC 718, the incremental fair value as a result of the option repricing program was $125,166, $234,528 and $126,922 for Messrs. Suidan and Neimand and Ms. Vrabeck, respectively. For more information on the option repricing program, see the section above titled, “Repricing of Stock Options”.

(3)	For 2023, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions	Car Allowance	Mobile Phone Allowance & Benefits	Work from Home Allowance	Life and AD&D Insurance	Company- Paid Health & Welfare Benefits	Taxable Fringe Benefits(a)
Carl Daikeler	4,760	12,000	6,484	600	96	9,282	—
Mark Goldston	—	—	—	—	—	—	—
Marc Suidan	9,900	—	2,400	600	96	9,282	—
Michael Neimand	9,900	—	2,400	600	96	11,889	31,108
Kathy Vrabeck	9,900	—	2,400	600	96	5,629	—
(a)

Amounts reported represent the cost of Mr. Neimand’s spouse to accompany him on a Company business trip, including airfare ($21,480) and gross-up payments to cover personal income taxes pertaining to the trip ($9,628).

Grants of Plan-Based Awards in Fiscal 2023

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2023 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards made during fiscal 2023.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Carl Daikeler		—	637,500	850,000	1,275,000	—	—	—	—	—	—	—
Mark Goldston	(3)	6-15-2023	—	—	—	79,610	318,440	318,440	—	—	22.02	4,135,785
	(4)	6-15-2023	—	—	—	—	—	—	—	159,221	22.02	1,963,762
Marc Suidan	(5)	3-15-2023	—	—	—	—	—	—	—	10,000	29.01	162,198
	(6)	3-15-2023	—	—	—	—	—	—	10,000	—	—	290,050
		9-14-2023	—	—	—	—	—	—	—	—	—	125,166	(7)
		—	295,313	393,750	590,625	—	—	—	—	—	—	—
Michael Neimand	(5)	3-15-2023	—	—	—	—	—	—	—	10,000	29.01	162,198
	(6)	3-15-2023	—	—	—	—	—	—	10,000	—	—	290,050
		9-14-2023	—	—	—	—	—	—	—	—	—	234,528	(7)
		—	275,014	366,685	550,028	—	—	—	—	—	—	—
Kathy Vrabeck	(5)	3-15-2023	—	—	—	—	—	—	—	10,000	29.01	162,198
	(6)	3-15-2023	—	—	—	—	—	—	10,000	—	—	290,050
		9-14-2023	—	—	—	—	—	—	—	—	—	126,922	(7)
		—	295,313	393,750	590,625	—	—	—	—	—	—	—

(1)

Amounts reflect potential payouts under our 2023 annual bonus program at threshold, target and maximum amounts based on 2023 base salaries. Please see the description of the annual bonus program under the section above titled, “Cash Incentive Compensation—Annual Bonus Program”. Under our 2023 program, the Compensation Committee determined that the 2023 performance targets were not achieved and, accordingly, no bonuses were paid to our NEOs under the 2023 bonus program. As noted above, Mr. Goldston does not receive any cash compensation for his service as Executive Chairman and, therefore, was not eligible to participate in our 2023 bonus program.

(2)

Amounts reflect the full grant-date fair value of options and RSUs granted during 2023 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)

Represents the number of Performance-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan, eligible to vest at threshold, target and maximum levels based on the attainment of applicable performance targets. The Performance-Vesting Shares will vest based on both (i) the achievement of pre-determined Price Per Share Goals set forth in the table below; and (ii) Mr. Goldston’s continued service through the applicable vesting date. Although the Performance-Vesting Shares have a threshold Price Per Share Goal, we do not consider the second or third goal ($75.00/share or $100.00/share) as constituting a “target” goal; as such, we have reported the maximum number of Performance-Vesting Shares that may be earned in the Target and Maximum columns of this table.

Price Per Share Goals	Number of Earned Performance-Vesting Shares
$50.00	79,610
$75.00	79,610
$100.00	79,610
$125.00	79,610
(4)

Represents the Time-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan. The Time-Vesting Shares will vest and become exercisable with respect to 25% of the Time-Vesting Shares subject to the Goldston Option on each of the first four anniversaries of the vesting commencement date, subject to Mr. Goldston’s continued service through the applicable vesting date.

(5)

Represents the number of options granted to the named individual during fiscal year 2023 under our 2021 Plan. Each option will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(6)

Represents an award of RSUs granted to the named individual during fiscal year 2023 under the 2021 Plan. This RSU award will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

(7)

Represents the incremental fair value of the Underwater Options held by Messrs. Suidan and Neimand and Ms. Vrabeck, in accordance with ASC 718, which were modified pursuant to the Repricing implemented by the Company in September 2023. For more information on the option repricing program, see the section above titled, “Repricing of Stock Options”.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Agreements

We have entered into offers of employment letters or employment agreements with certain of our NEOs, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.

Mark Goldston

On June 15, 2023, we entered into an employment offer letter with Mr. Goldston, pursuant to which Mr. Goldston serves as the Executive Chairman of the Board.

Mr. Goldston’s employment under the offer letter is “at-will”, and will continue until terminated in accordance with the offer letter.

In connection with entering into the offer letter, Mr. Goldston was granted a stock option under the Company’s Inducement Plan, covering an aggregate of 477,661 shares of the Company’s Class A Common Stock. Under the offer letter, Mr. Goldston will not be eligible to receive an annual base salary, annual target bonus opportunity or health and welfare benefits.

Marc Suidan

On April 15, 2022, we entered into an employment offer letter with Mr. Suidan. Pursuant to the offer letter, Mr. Suidan served in an advisory capacity from April 15, 2022 until May 10, 2022, at which time Mr. Suidan began serving as the Company’s Chief Financial Officer. Mr. Suidan’s employment under the offer letter is at-will and will continue until terminated at any time by any party in accordance with the terms of the offer letter. Under the offer letter, Mr. Suidan reports to the Company’s Chief Executive Officer.

The offer letter provides for: (i) an annual base salary of $525,000 per year; (ii) participation in the health, welfare and retirement benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iii) a monthly phone allowance of $200 per month, pursuant to Company policy; and (iv) annual cash bonuses under the Company’s bonus program, with a target bonus opportunity equal to 75% of Mr. Suidan’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Mr. Suidan’s continued employment through the applicable payment date, and will be pro-rated for any partial year of employment.

In connection with entering into the offer letter, Mr. Suidan was granted an option to purchase shares of our Class A Common Stock, as well as an award of RSUs, under the 2021 Plan. The awards each have an aggregate dollar-denominated grant-date value equal to approximately $1,000,000. Each award will vest and, as applicable, become exercisable, as to 25% of the shares underlying the award on each of the first four anniversaries of the grant date, subject to Mr. Suidan’s continued employment through the applicable vesting date.

The severance benefits and payments payable to Mr. Suidan upon certain qualifying terminations of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

As a condition to Mr. Suidan’s employment under the Offer Letter, Mr. Suidan also entered into the Company’s standard form of Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

Michael Neimand

On August 30, 2006, we entered into an offer letter with Michael Neimand. Mr. Neimand’s employment under the offer letter is at-will and will continue until terminated at any time by either party.

The severance benefits and payments payable to Mr. Neimand upon a qualifying termination of his employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with his offer letter, Mr. Neimand also entered into the Company’s standard form of confidentiality agreement.

Kathy Vrabeck

On March 27, 2021, we entered into an employment offer letter with Ms. Vrabeck to serve as our Chief Strategy Officer. Ms. Vrabeck’s employment under the offer letter, which began on April 26, 2021, is at-will and will continue until terminated at any time by either party. Pursuant to the offer letter, Ms. Vrabeck is entitled to receive an annual base salary of $525,000 per year. In addition, Ms. Vrabeck (and her beneficiaries) are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, the full cost of which is paid by the Company.

Under the offer letter, Ms. Vrabeck is also eligible to earn annual cash bonuses under our bonus program, with an annual target bonus opportunity equal to 67% of her base salary; Ms. Vrabeck’s 2023 target bonus opportunity was equal to 75% of her base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be contingent upon Ms. Vrabeck’s continued employment through the applicable payment date.

In connection with entering into the offer letter, Ms. Vrabeck was awarded options and/or RSUs having an aggregate grant-date fair value of approximately $2,300,000. The awards will vest annually over four years, with respect to 25% of the shares underlying the award on each of the first four anniversaries of April 26, 2021, subject to continued employment.

The severance benefits and payments payable to Ms. Vrabeck upon certain qualifying terminations of her employment are summarized below under the section entitled, “—Potential Payments Upon Termination or Change in Control”.

In connection with her offer letter, Ms. Vrabeck also entered into the Company’s standard form of confidentiality agreement and arbitration agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for our NEOs as of December 31, 2023.

				Option Awards					Stock Awards
Name		Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler	(2)	7/2/2021	7/2/2021	10,080	10,078	—	$497.00	7/1/2031	—	—
Mark Goldston	(3)	6/15/2023	6/15/2023	—	—	318,440	$22.02	6/14/20033	—	—
	(4)	6/15/2023	6/15/2023	—	159,221	—	$22.02	6/14/20033	—	—
Marc Suidan	(2)	3/15/2023	3/15/2023	—	10,000	—	29.01	3/14/2033	—	—
	(5)	3/15/2023	3/15/2023	—	—	—	—	—	10,000	82,900
	(2)	4/18/2022	4/18/2022	5,137	15,409	—	$17.35	4/17/2032	—	—
	(5)	4/18/2022	4/18/2022	—	—	—	—	—	8,196	67,945
Michael Neimand	(2)	3/15/2023	3/15/2023	—	10,000	—	29.01	3/14/2033	—	—
	(5)	3/15/2023	3/15/2023	—	—	—	—	—	10,000	82,900
	(2)	5/15/2022	5/15/2022	1,250	3,750	—	$17.35	5/14/2032	—	—
	(2)	7/2/2021	7/2/2021	3,360	3,359	—	$17.35	7/1/2031	—	—
	(6)	5/6/2019	12/14/2018	3,359	—	—	$17.35	5/5/2029	—	—
	(6)	8/1/2017	8/1/2017	6,719	—	—	$17.35	7/31/2027	—	—
	(6)	3/28/2016	3/28/2016	4,479	—	—	$17.35	3/27/2026	—	—
	(6)	9/30/2014	9/30/2014	8,748	—	—	$17.35	9/29/2024	—	—
Kathy Vrabeck	(2)	3/15/2023	3/15/2023	—	10,000	—	29.01	3/14/2033	—	—
	(5)	3/15/2023	3/15/2023	—	—	—	—	—	10,000	82,900
	(2)	5/15/2022	5/15/2022	1,250	3,750	—	$17.35	5/14/2032	—	—
	(2)	4/18/2022	4/18/2022	2,500	7,500	—	$17.35	4/17/2032	—	—
	(5)	8/27/2021	4/26/2021	—	—	—	—	—	1,499	12,427
	(2)	7/2/2021	4/26/2021	2,316	2,314	—	$17.35	7/1/2031	—	—

(1)

Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 29, 2023 (i.e., the last trading day of our last completed fiscal year), which was $8.29.

(2)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(3)

Represents the number of Performance-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan. The Performance-Vesting Shares will vest based on both (i) the achievement of pre-determined Price Per Share Goals; and (ii) Mr. Goldston’s continued service through the applicable vesting date.

(4)

Represents the Time-Vesting Shares subject to the Goldston Option, which was granted under our Inducement Plan. The Time-Vesting Shares will vest and become exercisable with respect to 25% of the Time-Vesting Shares subject to the Goldston Option on each of the first four anniversaries of the vesting commencement date, subject to Mr. Goldston’s continued service through the applicable vesting date.

(5)

Each of these RSU awards was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(6)	Each of these option awards was granted under our Amended and Restated 2020 Equity Compensation Plan and vested in full as of December 31, 2023.

Option Exercises and Stock Vested in Fiscal 2023

The following table sets forth certain information concerning RSUs vested for our NEOs during the year ended December 31, 2023. None of our NEOs exercised any portion of their respective options during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carl Daikeler	—	—
Mark Goldston	—	—
Marc Suidan	7,585	205,589
Michael Neimand	6,321	183,372
Kathy Vrabeck	7,330	207,872

(1)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

The Company has entered into offer letters or employment agreements with certain of its NEOs, which provide for (among other things) severance benefits and payments to be paid upon certain qualifying terminations of employment, including in connection with a “change in control” of the Company, as summarized below.

Marc Suidan

Under the offer letter with Mr. Suidan, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one times the executive’s highest agreed upon annual base salary or, to the extent the Company implemented a proportionate reduction in the base salaries of other members of the Company’s executive team during the year in which the termination occurs, the executive’s base salary as in effect on the termination date, payable in substantially equal installments over the 12-month period following the termination date;

•

an amount equal to the executive’s target annual bonus for the year of termination, prorated through the date of termination (the “Pro-Rated Target Bonus”), payable in substantially equal installments over the 12-month period following the termination date;

•	continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), full accelerated vesting of all outstanding and unvested time-vesting Company equity awards then-held by the executive.

The severance payments and benefits described above are subject to the applicable executive’s timely execution and non-revocation of a general release of claims in favor of the Company.

In addition to the severance payments and benefits described above, if the executive’s employment is terminated due to his death or disability, then the executive will be entitled to receive (A) the Pro-Rated Target Bonus and (B) an additional 12 months of vesting for each outstanding and unvested time-vesting Company equity award then-held by the executive.

Michael Neimand

Under Mr. Neimand’s offer letter, upon a termination of Mr. Neimand’s employment by the Company without cause, he is entitled to a cash severance payment equal to 90 days of his then-current base salary, paid in accordance with the Company’s regular payroll practices.

On April 10, 2024, we entered into a new severance agreement with Mr. Neimand, which supersedes the severance payments and benefits provided under his offer letter, as described above.

Under the severance agreement, if Mr. Neimand’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the severance agreement), then the executive will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) his annual base salary as in effect on the termination date, payable in substantially equal installments over the six-month period following the termination date; and

•	subsidized continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting equity award then-held by the executive or, if the termination occurs on or within 12 months following a “change in control”, full accelerated vesting of all outstanding and unvested time-vesting equity awards then-held by the executive.

The severance payments and benefits described above are subject to Mr. Neimand’s timely execution and non-revocation of a general release of claims in favor of the Company.

Kathy Vrabeck

Under Ms. Vrabeck’s offer letter, if Ms. Vrabeck’s employment is terminated by the Company without “cause” or by Ms. Vrabeck for “good reason” (each, as defined in the offer letter), then she will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) her annual base salary as in effect at the time of termination, payable in substantially equal installments over the six-month (or, as applicable, 12-month) period following the termination date; and

•

a lump sum payment in an amount equal to (i) six times (or, if such termination occurs on or within 12 months following a change in control, 12 times) the estimated monthly cost to continue healthcare coverage under COBRA, at the same levels as in effect on the termination date, plus (ii) to the extent any taxes are imposed on the foregoing COBRA payment, an additional amount sufficient to cover any such taxes.

The severance payments and benefits described above are subject to Ms. Vrabeck’s timely execution and non-revocation of a general release of claims in favor of the Company.

Mark Goldston Option Award

Under the Goldston Option agreement, upon a “change in control” (as defined in the Inducement Plan), a number of Performance-Vesting Shares will become earned based on the CIC Price (and using straight-line interpolation for a CIC Price between two Price Per Share Goals), and will vest and become exercisable in full as of immediately prior to the change in control. Any Performance-Vesting Shares that have not become earned as of the change in control will convert into Time-Vesting Shares, and to the extent the Goldston Option is assumed by the acquiror in connection with the change in control, such Time-Vesting Shares will remain outstanding and eligible to vest and become exercisable on the later of (i) the first anniversary of the applicable grant date and (ii) immediately prior to the change in control, subject to continued service. To the extent the Goldston Option is not assumed by the acquiror in connection with the change in control, the Time-Vesting Shares will vest and become exercisable in full as of immediately prior to the change in control.

On a termination of Mr. Goldston’s service by the Company without “cause” or by Mr. Goldston for “good reason” (each, as defined in the award agreement), the Goldston Option will vest and become exercisable in full, subject to Mr. Goldston’s execution and non-revocation of a general release of claims in favor of the Company. If Mr. Goldston experiences a termination of service for any other reason, all shares subject to the Goldston Option that are not then-vested and exercisable in full (including any earned Performance-Vesting Shares) automatically will be forfeited and terminated as of the termination date without consideration.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by our NEO during their employment that are available to all salaried employees.

Name	Benefit	Termination Without Cause or for Good Reason (no Change in Control) ($)(1)	Termination due to Death or Disability ($)	Change in Control (no Termination) ($)(2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Carl Daikeler	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Mark Goldston	Cash	—	—	—	—
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	—	—	—	—
Marc Suidan	Cash	918,750	393,750	—	918,750
	Equity Acceleration(3)	43,373	43,373	—	150,845
	Healthcare	33,559	—	—	33,559
	Total	995,683	437,123	—	1,103,154
Michael Neimand	Cash	135,616	—	—	135,616
	Equity Acceleration(3)	—	—	—	—
	Healthcare	—	—	—	—
	Total(4)	135,616	—	—	135,616
Kathy Vrabeck	Cash	262,500	—	—	525,000
	Equity Acceleration(3)	—	—	—	—
	Healthcare	23,727	—	—	47,454
	Total(4)	286,227	—	—	572,454

(1)

For Mr. Suidan and Ms. Vrabeck, amounts reflect the payments that would have been made to the executive under the executive’s offer letter on a termination of employment by the Company without “cause” or by the executive for “good reason” (each, as defined in the applicable offer letter). For Mr. Neimand, amounts reflect the payments that would have been made to the executive under his offer letter on a termination of employment by the Company without cause.

(2)	With respect to option and RSU awards, amounts assume the awards are assumed or substituted in connection with the change in control.
(3)

With respect to option and RSU awards, amounts were calculated by (i) multiplying the number of accelerated shares of Common Stock underlying the awards by $8.29, the closing trading price of our Common Stock on December 29, 2023 (i.e., the last trading day of our last completed fiscal year) and (ii) for the option awards, subtracting the exercise price. With respect to options with an exercise price greater than $8.29 (the closing trading price of our Common Stock on December 29, 2023), no value has been included in the table above.

(4)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2023.

2023 DIRECTOR COMPENSATION

Director Compensation Program

We maintain a non-employee director compensation program (the “Director Compensation Program”), which provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

•	Annual Retainer: $45,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $7,500

•	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting.

Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000.

Due to the Company’s low stock price at the time of the 2023 Annual Meeting, the Board approved a one-time reduction in the aggregate value of each Annual Grant from $200,000 to $100,000 per Eligible Director, to minimize share usage and resulting shareholder dilution. The Board calculated the number of shares subject to each 2023 Annual Grant based on the stock price used to determine the number of shares subject to Mr. Goldston’s sign-on option ($22.02), which further reduced share usage as compared to the stock price on the grant date ($10.01). This approach resulted in a 2023 Annual Grant consisting of 4,541 RSUs, having an aggregate grant date value of $45,455, for each Eligible Director. At the 2024 Annual Meeting, we intend to grant each Eligible Director an additional award of either cash or shares (in the Board’s discretion) in order to make the Eligible Directors whole for the one-time reduction we approved last year. The details of this additional award have not yet been determined.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Award Terms:

The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A Common Stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Director Deferred Compensation Plan

On February 24, 2023, we adopted The Beachbody Company, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program. With respect to 2023, Mmes. Frank and Lundy and Mr. Heller each elected to defer 100% of their RSU awards earned or granted under the Director Compensation Program.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Mary Conlin	62,500	45,455	107,955
Kristin Frank	57,500	45,455	102,955
Michael Heller	55,000	45,455	100,455
Ann Lundy	64,638	45,455	110,093
Kevin Mayer	55,000	45,455	100,455
John Salter	50,000	45,455	95,455
Ben Van de Bunt	69,230	45,455	114,685

(1)

Carl Daikeler, our Chief Executive Officer, and Mark Goldston, our Executive Chairman, did not receive any compensation for their services as a member of our Board in 2023; the compensation paid to Messrs. Daikeler and Goldston for the services they provided to our Company during 2023 is reflected in the section entitled, “Executive Compensation Tables—Summary Compensation Table”.

(2)	Reflects the aggregate dollar amounts of all fees earned and/or paid in cash for services as a director.
(3)

Amounts reflect the full grant-date fair value of RSU awards granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding unvested RSU awards held as of December 31, 2023 by each non-employee director.

Name	Option Awards Outstanding at 2023 Fiscal Year End (#)	RSU Awards Outstanding at 2023 Fiscal Year End (#)
Mary Conlin	—	4,541
Kristin Frank	—	4,541
Michael Heller	—	4,541
Ann Lundy	—	4,541
Kevin Mayer	—	4,541
John Salter	—	4,541
Ben Van de Bunt	3,359	4,541

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2023 for our Chief Executive Officer was $885,722, as reported in the Summary Compensation Table. The annual total compensation for 2023 for our median employee, identified as discussed below, was $138,256, calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2023, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 6.4 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We chose December 31, 2023 as the date for establishing the employee population used in identifying the median employee and used calendar year 2023 as the measurement period. As of such date, our employee count consisted of approximately 582 individuals, with approximately 577 of these individuals based in the United States and the other 5 based in the United Kingdom. We identified the median employee using the consistently applied compensation measure of base pay plus overtime and bonus for each employee employed as of December 31, 2023 (other than our Chief Executive Officer). We annualized the compensation measure for permanent employees who joined in 2023. We captured all full-time and part-time employees, excluding non-US employees (all of whom are based in the United Kingdom), as they represent less than 1% of our employee population.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 5, 2024 for:

•	each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director and each of the Company’s named executive officers; and

•	all current executive officers and directors as a group.

The information below is based on an aggregate of 4,139,261 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock issued and outstanding as of April 5, 2024. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Rights to acquire shares of Class A Common Stock, such as stock options and restricted stock units that are vested or exercisable as of or within 60 days following April 5, 2024, and shares of Class X Common Stock, are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing shares held and percentage ownership of Class A Common Stock of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 4,139,261 shares of Class A Common Stock outstanding as of April 5, 2024. Except as affected by applicable community property laws, or as set forth in the footnotes, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Class A Common Stock(1)	Percentage of Class	Class X Common Stock	Percentage of Class	Combined Voting Power(2)
Named Executive Officers and Directors
Carl Daikeler(3)	2,587,071	38.5%	2,576,991	94.4%	82.0%
Mark Goldston	—	—	—	—	—
Marc Suidan(4)	25,545	*	—	—	*
Michael Neimand(5)	38,347	*	—	—	*
Kathy Vrabeck(6)	37,068	*	—	—	*
Mary Conlin(7)	8,872	*	—	—	*
Kristin Frank	4,655	*	—	—	*
Michael Heller	87,156	2.1%	—	—	*
Ann Lundy	2,666	*	—	—	*
Kevin Mayer(8)	35,122	*	—	—	*
John Salter(9)	8,872	*	—	—	*
Ben Van de Bunt(10)	12,231	*	—	—	*
		*	—	—	*

All Executive Officers and Directors as a Group (12 Persons)	2,847,605	41.8%	2,576,991	94.4%	82.6%
Five Percent Stockholders
Raine Entities(11)	753,719	18.2%	—	—	2.4%
Armistice Capital Master Fund Ltd.(12)	401,907	9.7%	—	—	1.3%
Jon Congdon(13)	285,195	6.9%	—	—	*

+	Unless otherwise noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 4th Floor, El Segundo, CA 90245.
*	Means less than 1%.
(1)

Based on 4,139,261 shares of Class A Common Stock outstanding as of April 5, 2024, plus for each person, the stock options and RSUs held by that person that are currently vested or will vest within 60 days of April 5, 2024, and for Mr. Daikeler, the shares of Class X Common Stock beneficially owned by him. These rights to acquire Class A Common Stock are deemed to be outstanding shares of Class A Common Stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.
(2)

Based on 4,139,261 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock outstanding as of April 5, 2024, and the shares of Class A Common Stock and Class X Common Stock held by such person (or group) on April 5, 2024 exclusive of any stock options or RSUs outstanding on April 5, 2024. Each share of our Class A Common Stock outstanding on the record date is entitled to one vote per share and each share of our Class X Common Stock outstanding on the record date is entitled to ten votes per share.

(3)

Represents 2,576,991 shares of Class X Common Stock that are convertible into Class A Common Stock on a one-for-one basis and 10,080 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 5, 2024.

(4)

Represents 10,039 shares of Class A Common Stock and 12,774 shares of Class A Common Stock subject to options, and 2,732 shares of Class A Common stock subject to RSUs, that are currently vested or will vest within 60 days following April 5, 2024.

(5)	Represents 6,682 shares of Class A Common Stock and 31,665 shares of class A Common Stock subject to options that are currently vested or will vest within 60 days following April 5, 2024.
(6)

Represents 22,845 shares of Class A Common Stock and 13,473 shares of Class A Common Stock subject to options, and 750 shares of Class A Common stock subject to RSUs, that are currently vested or will vest within 60 days following April 5, 2024.

(7)	Represents 4,331 shares of Class A Common Stock and 4,541 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 5, 2024.
(8)	Represents 30,581 shares of Class A Common Stock and 4,541 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 5, 2024.
(9)

Represents 4,331 shares of Class A Common Stock and 4,541 shares of Class A Common Stock subject to RSUs that will vest within 60 days following April 5, 2024. Mr. Salter has assigned his rights, title and interests in these shares to the Raine Group. See Footnote 11.

(10)

Represents 4,331 shares of Class A Common Stock and 3,359 shares of Class A Common Stock subject to options, and 4,541 shares of Class A Common stock subject to RSUs, that are currently vested or will vest within 60 days following April 5, 2024.

(11)

Based on information reported on an amendment to Schedule 13D filed with the SEC on March 4, 2024 reporting beneficial ownership as of January 24, 2024 by RPIII Rainsanity LP, a Delaware limited partnership (“Rainsanity”), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (“RPIII Co-Invest 1”), RPIII Corp SPV Management LLC, a Delaware limited liability company (“SPV Management”), RPIII Corp Aggregator LP, a Delaware limited partnership (“Corp Aggregator”); Raine Associates III Corp (“AIV 2”) GP LP, a Cayman Islands limited partnership (“Raine Associates”); Raine Management LLC, a Delaware limited liability company (“Raine Management”), The Raine Group LLC, a Delaware limited liability company (“The Raine Group”), and Raine Holdings LLC, a Delaware limited liability company (“Raine Holdings”). Represents 671,067 shares of Class A Common Stock held by Rainsanity, 78,321 shares of Class A Common Stock held by RPIII Co-Invest 1 and 4,331 shares of Class A Common Stock held by John Salter. SPV Management is the general partner of Rainsanity. Corp Aggregator is the sole manager of SPV Management. Raine Associates is the general partner of Corp Aggregator and RPIII Co-Invest 1’s manager. Raine Management is the general partner of Raine Associates. Raine Group is the manager of Raine Management. Raine Holdings is the majority member of Raine Group. John Salter has assigned all rights, title, and interest in his grants of equity and resulting shares for his service as a director of the Company, to Raine Group or its affiliates. Each of Raine Group and Raine Holdings report shared voting and dispositive power over, and may be deemed to beneficially own, all of the reported shares. Each of Raine Associates and Raine Management report shared voting and dispositive power over, and may be deemed to beneficially own, the shares of Class A Common Stock held by Rainsanity and RPIII Co-Invest 1. Each of SPV Management and Corp Aggregator report shared voting and dispositive power over, and may be deemed to beneficially own, the shares of Class A Common Stock held by Rainsanity. Each of these entities has expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each entity is 65 East 55th Street, 24th Floor, New York, NY 10022.
(12)

Based on information reported on the Schedule 13G filed with the SEC on February 14, 2024 reporting beneficial ownership as of December 31, 2023 by Armistice Capital, LLC (“Armistice Capital”) and Steven Boyd, who each report shared voting and investment power over the 401,907 shares of Class A Common Stock held by Armistice Capital Master Fund Ltd. (the “Master Fund”). Armistice Capital is the investment manager of the Master Fund and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over, and may be deemed to beneficially own, the shares held by the Master Fund. Steven Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the shares held by the Master Fund. The address of Armistice Capital and Mr. Boyd is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(13)	Based on information reported on an amendment to Schedule 13D filed with the SEC by Mr. Congdon on March 25, 2024 reporting ownership as of March 21, 2024.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of (i) an aggregate of 4,035,757 shares of common stock of Beachbody by the Selling Shareholders, (ii) the resale of 150,000 shares of common stock issued to the Sponsor, (iii) the resale of 449,998 shares of common stock issued in the PIPE Investment by certain of the Selling Stockholders, and (iv) the issuance by us and resale of 230,650 shares of common stock reserved for issuance upon the exercise of options to purchase common stock. This prospectus also relates to the issuance by us of up to 306,667 shares of common stock upon the exercise of outstanding warrants. The Selling Shareholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of shares of common stock and warrants that the Selling Shareholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Altai Capital Osprey LLC(1)	10,000	—	10,000	—	—	—	—
Athanor International Master Fund LP(2)	1,889	—	1,889	—	—	—	—
Athanor Master Fund LP(3)	8,111	—	8,111	—	—	—	—
Ava Daikeler 2012 Irrevocable Trust(4)	76,006	—	76,006	—	—	—	—
Azteca Partners LLC(5)	26,420	—	26,420	—	—	—	—
BEMAP Master Fund Ltd(6)	2,589	—	2,589	—	—	—	—
Ben Van de Bunt(7)	3,359		3,359
Bespoke Alpha MAC MIM LP(6)	334	—	334	—	—	—	—
BMO Nesbitt Burns ITF MMCAP International Inc. SPC(8)	6,000	—	6,000	—	—	—	—
Carl Daikeler(9)	2,693,150	—	2,693,150	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(10)	25,000	—	25,000	—	—	—	—
Daniel Daikeler 2012 Irrevocable Trust(11)	76,006	—	76,006	—	—	—	—
DS Liquid Div RVA MON LLC(6)	3,123	—	3,123	—	—	—	—
DSAM+ Alpha Master Fund(12)	8,080	—	8,080	—	—	—	—
DSAM+ Master Fund(12)	9,650	—	9,650	—	—	—	—
Eldridge PIPE Holdings, LLC(13)	30,000	—	30,000	—	—	—	—
Certain funds and accounts of Fidelity(14)	70,000	—	70,000	—	—	—	—
Fine Investments Ltd(15)	6,000	—	6,000	—	—	—	—
Ghisallo Master Fund LP(16)	10,000		10,000
Integrated Core Strategies (US) LLC(17)	12,282	—	12,282	—	—	—	—
JCA Investments, Inc.(18)	3,800	—	3,800	—	—	—	—
Jeremy Tarica(19)	7,500	—	7,500	—	—	—	—
JL3 Capital LLC(20)	2,000	—	2,000	—	—	—	—
Jonathan Gelfand(21)	37,147	—	37,147	—	—	—	—
Jonathan L. Congdon(22)	354,251	—	354,251	—	—	—	—
K2 Asset Management Ltd(15)	22,000	—	22,000	—	—	—	—
Kathy Vrabeck(23)	4,630	—	4,630	—	—	—	—
Keith L. Horn(24)	22,500	—	22,500	—	—	—	—
Kepos Alpha Master Fund L.P.(25)	6,000	—	6,000	—	—	—	—
Linden Capital L.P.(26)	6,000	—	6,000	—	—	—	—
LMA SPC—Map 112 Segregated Portfolio(12)	2,988	—	2,988	—	—	—	—
Mark Burg(27)	1,000		1,000
Martin Luther King III(28)	1,000	—	1,000	—	—	—	—
Mayer Family Trust(29)	26,250	—	26,250	—	—	—	—
Michael G. Fisch 2006 Revocable Trust(30)	3,800	—	3,800	—	—	—	—
Michael J. Heller(31)	78,337	—	78,337	—	—	—	—
Michael Neimand(32)	44,869	—	44,869	—	—	—	—
Millais Limited(33)	6,000	—	6,000	—	—	—	—
Monashee Pure Alpha SPV I LP(6)	1,539	—	1,539	—	—	—	—
Monashee Solitario Fund LP(6)	1,974	—	1,974	—	—	—	—
Palomino Master Ltd.(5)	13,580	—	13,580	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Park West Investors Master Fund, Limited(34)	36,420	—	36,420	—	—	—	—
Park West Partners International, Limited(34)	3,580	—	3,580	—	—	—	—
Peter Schlessel(35)	1,000	—	1,000	—	—	—	—
QH Special Opportunities, LLC(36)	20,000	—	20,000	—	—	—	—
Robert Gifford(37)	43,675	—	43,675	—	—	—	—
RPIII Rainsanity Co-Invest 1 LLC(38)	78,321	—	78,321	—	—	—	—
RPIII Rainsanity Co-Invest 2 LLC(38)	20,296	—	20,296	—	—	—	—
RPIII Rainsanity Co-Invest 3 LLC(38)	13,531	—	13,531	—	—	—	—
RPIII Rainsanity LP(38)	671,067	—	671,067	—	—	—	—
Salil Mehta(39)	7,500	—	7,500	—	—	—	—
SFL SPV I LLC(6)	439	—	439	—	—	—	—
Shaquille O’Neal Revocable Trust(40)	1,000	—	1,000	—	—	—	—
Sheila Stamps(41)	1,000	—	1,000	—	—	—	—
SHP 7 LLC(42)	20,000	—	20,000	—	—	—	—
Squamere Capital Partners LLC(43)	400	—	400	—	—	—	—
Sue Collyns(44)	71,762	—	71,762	—	—	—	—
Tech Opportunities LLC(45)	10,000	—	10,000	—	—	—	—
Teresa Miles Walsh(46)	1,000	—	1,000	—	—	—	—
Thomas Staggs(47)	26,250	—	26,250	—	—	—	—
TK Road LLC(48)	54,000	5,333,333	54,000	5,333,333	—	—	—
Victoria Partners, LP(49)	54,000	—	54,000	—	—	—	—
ZCA Focus Fund, L.P.(50)	6,000	—	6,000	—	—	—	—
TOTAL	4,866,405	5,333,333	4,866,405	5,333,333	—	—	—

*	Less than 1%.
(1)

Altai Capital Osprey GP, LLC (“Osprey GP”) and Altai Capital Management L.P. (“Management L.P.”) are the managing member and the investment manager, respectively, of Altai Capital Osprey LLC (“Osprey”). Altai Capital Management, LLC (“Management LLC”) is the general partner of Management L.P. The managing member of Management LLC is Rishi Bajaj (the “Altai Manager”). Management L.P., Management LLC and the Altai Manager may be deemed to beneficially own the securities held by Osprey. Management L.P., Management LLC and the Altai Manager each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. The principal business address of Osprey is c/o Altai Capital Management L.P., 4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660.

(2)

Parvinder Thiara owns Athanor International Fund GP, LP, the general partner of Athanor International Master Fund, LP, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The business address of the selling securityholder is 888 Seventh Ave, 21st Floor, New York, NY 10019.

(3)

Parvinder Thiara owns Athanor Capital Partners, LP, the general partner of Athanor Master Fund, LP, and may be deemed to have voting and dispositive power over the securities held by the selling securityholder. The business address of the selling securityholder is 888 Seventh Ave, 21st Floor, New York, NY 10019.

(4)	Shares offered hereby consist of 76,006 shares of Class X Common Stock.
(5)

Appaloosa LP (“ALP”) is the managing member of Azteca Partners LLC (“Azteca”) and the investment adviser to Palomino Master Ltd. (“Palomino” and, collectively with Azteca, the “Appaloosa Funds”), Appaloosa Capital Inc. (“ACI”) is the general partner of ALP and David A. Tepper is the controlling stockholder and president of ACI and owns a majority of the limited partnership interests in ALP. The address of the Appaloosa Funds is c/o Appaloosa LP, 51 JFK Parkway, Short Hills, NJ 07078.

(6)

Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL, and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario,

Pure Alpha, SFL, Bespoke, Monashee Management and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.
(7)	Ben Van de Bunt currently serves as a director of the Company.
(8)

MM Asset Management Inc. is the investment advisor to MMCAP International Inc. SPC. Matthew MacIsaac is the Secretary of MM Asset Management Inc. and has voting and investment control of the shares held by MMCAP International Inc. SPC. BMO Nesbitt Burns ITF MMCAP International Inc. SPC is the record holder of such shares for and on behalf of MMCAP Master Segregated Portfolio. The address of MMCAP International Inc. SPC is c/o MM Asset Management Inc., 161 Bay St. TD Canada Trust Tower Ste 2240, Toronto, Ontario, M5J 2S1.

(9)

Shares offered hereby consist of 2,672,992 shares of Class X Common Stock held by Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust and 20,158 shares of Class A common stock held by Carl Daikeler. Mr. Daikeler has sole voting and dispositive power over the shares held by Carl Daikeler & Isabelle Brousseau Daikeler Revocable Trust and currently serves as a Chief Executive Officer and Chairman of the Board of Directors of the Company.

(10)

Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares held by Citadel. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel related entities is the beneficial owner of any of securities other than the securities actually owned by such person (if any). Citadel’s address is 131 S Dearborn St, 32nd Floor, Chicago, IL 60603.

(11)

Shares offered hereby consist of 76,006 shares of Class X common stock. Michael Heller, a member of the Board of Directors of the Company, serves as trustee of Daniel Daikeler 2012 Irrevocable Trust and has voting power over the shares held by the trust.

(12)

DSAM Partners (London) Ltd. (“DSAM Partners”) is the investment advisor to the holder and as such may be deemed to have voting and investment power over the securities held by such holder. DSAM Partners is ultimately controlled by Mr. Guy Shahar. The holder and Mr. Shahar disclaim beneficial ownership of the securities listed above.

(13)

Mr. Todd L. Boehly is the indirect controlling member of Eldridge PIPE Holdings, LLC, and, in such capacity, maybe deemed to have voting and dispositive power over the securities held by the selling securityholder. The address for Eldridge PIPE Holdings, LLC is 600 Steamboat Road, Suite 200, Greenwich, CT 06830.

(14)

Consists of (i) 1,656 shares of Class A Common Stock held by Booth & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (ii) 34 shares of Class A Common Stock held by Booth & Co FBO Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (iii) 2,387 shares of Class A Common Stock held by Booth & Co., LLC FBO Variable Insurance Products Fund III: Growth Opportunities Portfolio; (iv) 1,180 shares of Class A Common Stock held by FLAPPER CO FBO FIAM Target Date Blue Chip Growth Commingled Pool; (v) 16,159 shares of Class A Common Stock held by Mag & Co FBO Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (vi) 512 shares of Class A Common Stock held by Mag & Co FBO Fidelity Blue Chip Growth Commingled Pool; (vii) 12,749 shares of Class A Common Stock held by Mag & Co FBO Fidelity Growth Company Commingled Pool; (viii) 2,374 shares of Class A Common Stock held by Mag & Co FBO Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (ix) 14,849 shares of Class A Common Stock held by Mag & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (x) 12,324 shares of Class A Common Stock held by Powhatan & Co., LLC FBO Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xi) 2,553 shares of Class A Common Stock held by Powhatan & Co., LLC FBO Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (xii) 687 shares of Class A Common Stock held by THISBE & CO FBO Fidelity NorthStar Fund; (xiii) 203 shares of Class A Common Stock held by THISBE & CO FBO Fidelity U.S. Growth Opportunities Investment Trust; (xiv) 40 shares of Class A Common Stock held by THISBE & Co: FBO Fidelity Blue Chip Growth Institutional Trust; (xv) 563 shares of Class A Common Stock held by WARMWIND + CO FBO Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund;

and (xvi) 1,730 shares of Class A Common Stock held by WAVECHART + CO FBO Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund.
(15)	The address for Fine Investments Ltd and K2 Asset Management Ltd is 11 Florinis Street, Office 302A, City Forum, CY-1065, Nicosia, Cyprus.
(16)

The selling securityholder is managed by Ghisallo Capital Management LLC. Michael Germino may be deemed to have voting and/or investment control over the shares held by Ghisallo Master Fund LP. The address of Ghisallo Master Fund LP is 27 Hospital Road, Georgetown, Cayman Islands KY1-9008.

(17)

Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address for Integrated Core Strategies is 399 Park Avenue, New York NY 10022.

(18)	The address for JCA Investments, Inc. is 600 Montgomery Street, Suite 1700, San Francisco, CA 94111.
(19)	Shares offered hereby consist of 3,750 shares of Class A Common Stock and up to 3,750 Unvested Sponsor Shares.
(20)	The address for JL3 Capital LLC is 1131 Sasco Hill Road, Fairfield, CT 06824.
(21)	Jonathan Gelfand is Executive Vice President, Business & Legal Affairs, Corporate Secretary for The Beachbody Company Group.
(22)

Shares offered hereby consist of 347,532 shares of Class A Common Stock held by Jonathan L. Congdon Revocable Trust and 6,719 shares of Class A Common Stock held by Jonathan Congdon. Mr. Congdon has sole voting and dispositive power over the shares held by Jonathan L. Congdon Revocable Trust. Mr. Congdon is a co-founder of Beachbody.

(23)	Kathy Vrabeck currently serves as the Chief Operating Officer of the Company.
(24)

Shares offered hereby consist of 11,250 shares of Class A Common Stock and up to 11,250 Unvested Sponsor Shares. Keith L. Horn served as the Chief Executive Officer, Secretary and director of the Company until the Closing.

(25)

Kepos Capital LP, a Delaware limited partnership, is the investment manager of the selling securityholder and Kepos Partners LLC, a Delaware limited liability company, is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”), and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of the selling securityholder is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, NY 10036.

(26)

The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address for Linden Capital L.P. is 590 Madison Avenue, 15th Floor, New York, NY 10022.

(27)	Shares offered hereby consist of 500 shares of Class A Common Stock and up to 500 Unvested Sponsor Shares.

(28)	Shares offered hereby consist of 500 shares of Class A Common Stock and up to 500 Unvested Sponsor Shares. Martin Luther King III served as a director of the Company until the Closing.
(29)

Shares offered hereby consist of 13,125 shares of Class A Common Stock and up to 13,125 Unvested Sponsor Shares. Kevin Mayer, a member of the Board of Directors of the Company, has voting power over the shares held by the trust.

(30)

Michael G. Fisch is the trustee of the Michael G. Fisch 2006 Revocable Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by the Michael G. Fisch 2006 Revocable Trust.

(31)	Michael J. Heller currently serves as a director of the Company.
(32)	Michael Neimand currently serves as President, Beachbody.
(33)	The address for Millais Limited is 767 5th Avenue, 9th Floor, New York, NY 10153.
(34)

Park West Asset Management LLC is the investment manager of the selling securityholder. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC and may be deemed to have voting and investment control over the subject securities. The address of the selling securityholder is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.

(35)	Shares offered hereby consist of 500 shares of Class A Common Stock and up to 500 Unvested Sponsor Shares. Peter Schlessel served as a director of the Company until the Closing.
(36)	The address for QH Special Opportunities, LLC is 285 Madison Avenue, New York, NY 10017.
(37)	Robert Gifford previously served as President and Chief Operating Officer of the Company.
(38)

SPV Management is the general partner of Rainsanity. Corp. Aggregator is the sole member of SPV Management and the sole limited partner of Rainsanity. Raine Associates is the general partner of Corp. Aggregator and the manager of each of RPIII Rainsanity Co-Invest 1 LLC (“Rainsanity 1”), RPIII Rainsanity Co-Invest 2 LLC (“Rainsanity 2”) and RPIII Rainsanity Co-Invest 3 LLC (“Rainsanity 3” and collectively with Rainsanity LP, Rainsanity 1 and Rainsanity 2, the “Rainsanity Holders”). Raine Associates has delegated to Raine Capital LLC, an SEC registered investment advisor, the authority to manage the Rainsanity Holders. Raine Management is the general partner of Raine Associates. The Raine Group is the parent company of Raine Capital LLC, Raine Management, and their respective subsidiaries. The Raine Group is an integrated merchant bank that advises and invests in the technology, media and telecom sectors. The principal office and business address of each of the reporting persons is 65 East 55th Street, 24th Floor, New York, NY 10022.

(39)	Shares offered hereby consist of 3,750 shares of Class A Common Stock and up to 3,750 Unvested Sponsor Shares. Salil Mehta served as the Chief Financial Officer of the Company until the Closing.
(40)	Shares offered hereby consist of 500 shares of Class A Common Stock and up to 500 Unvested Sponsor Shares.
(41)	Shares offered hereby consist of 500 shares of Class A Common Stock and up to 500 Unvested Sponsor Shares. Sheila Stamps served as a director of the Company until the Closing.
(42)	The address for SHP 7 LLC is c/o Spruce, 435 Hudson Street #803, New York, NY 10014.
(43)	The address for Squamere Capital Partners LLC is c/o C.J. Lanktree, Managing Member, 203 West 86th Street Suite 309, New York, NY 10024.
(44)	Sue Collyns previously served as President and Chief Financial Officer of the Company.
(45)

Hudson Bay Capital Management LP, the investment manager of Tech Opportunities, LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities, LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of the selling securityholder is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(46)	Shares offered hereby consist of 500 shares of Class A Common Stock and up to 500 Unvested Sponsor Shares. Teresa Miles Walsh served as a director of the Company until the Closing.
(47)	Shares offered hereby consist of 13,125 shares of Class A Common Stock and up to 13,125 Unvested Sponsor Shares. Thomas Staggs served as a director of the Company until the Closing.

(48)	Shares offered hereby consist of 27,000 shares of Class A Common Stock and up to 27,000 Unvested Sponsor Shares.
(49)	The address for Victoria Partners, LP is 10801 W. Charleston Blvd., Suite 600, Las Vegas, NV 89135.
(50)	Zeke Capital Advisors, LLC is the general partner and investment manager of ZCA Focus Fund, LP. The address for ZCA Focus Fund, LP is 1205 Westlakes Drive, Suite 270, Berwyn, PA 19312.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares of common stock and warrants.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Shareholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2023, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive Compensation” and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $0.5 million during the year ended December 31, 2023. The Company’s accounts payable related to the firm was zero as of December 31, 2023.

Payments under Royalty Agreement

The Company has a royalty agreement with a company related to Carl Daikeler, our controlling stockholder and Chief Executive Officer. The company related to Mr. Daikeler assisted us with the development of several products and receives royalties based on the sales of these products. Total payments to the company related to Mr. Daikeler were approximately $0.4 million for the year ended December 31, 2023. As of December 31, 2023, there was approximately $0.2 million to the company related to Mr. Daikeler pursuant to the royalty agreement.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding Common Stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 2,000,000,000 shares, of which 1,600,000,000 shares will be shares of Class A common stock, par value $0.0001 per share, 200,000,000 shares will be shares of Class X Common Stock, par value $0.0001 per share, 100,000,000 shares will be shares of Class C common stock, par value $0.0001 per share, and 100,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

As of April 15, 2024, the Company has approximately 4,139,261 shares of Class A Common Stock outstanding and 2,729,003 shares of Class X Common Stock outstanding.

Class A Common Stock

Voting Rights

Holders of the Company’s Class A Common Stock will be entitled to cast one vote per Class A share. Generally, holders of all classes of the Company’s common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of the Company’s Class A Common Stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of the Company’s Class A Common Stock will share ratably (based on the number of shares of Class A Common Stock held) if and when any dividend is declared by the Company’s Board of Directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class A Common Stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of the Company’s Class A Common Stock will be entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Other Matters

No shares of the Company’s Class A Common Stock will be subject to redemption (except as described below under “Special Meeting – Redemption Rights”) or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of the Company’s Class A Common Stock do not have subscription, redemption or conversion rights. All the outstanding shares of the Company’s Class A Common Stock re validly issued, fully paid and non-assessable.

Class X Common Stock

Voting Rights

Holders of the Company’s Class X Common Stock will be entitled to cast 10 votes per Class X share. Generally, holders of all classes of the Company’s common stock vote together as a single class, and an action is approved by the Company’s stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of the Company’s Class X Common Stock will not be entitled to cumulate their votes in the election of directors. The Class X Common Stock will automatically convert into Class A Common Stock if Mr. Daikeler no longer provides services to Beachbody as a senior executive officer or director or if the Controlling Holders have sold more than 75% of the shares of Class X Common Stock held by them at the time of the consummation of the Business Combination.

Dividend Rights

Holders of the Company’s Class X Common Stock will share ratably (based on the number of shares of Class X Common Stock held) if and when any dividend is declared by the Company’s board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Company’s Class X Common Stock with respect to the payment of dividends.

Liquidation Rights

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of the Company’s Class X Common Stock will be entitled, pro rata on a per share basis of total outstanding common stock of the Company, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.

Transfers

Pursuant to Certificate of Incorporation, holders of the Company’s Class X Common Stock are generally restricted from transferring such shares, other than to a Permitted Class X Owner or in connection with a divorce or domestic relations order or decree.

Other Matters

No shares of the Company’s Class X Common Stock are subject to redemption (except as described below under “Special Meeting of the Stockholders – Redemption Rights”) or have preemptive rights to purchase additional shares of Class X Common Stock. Holders of shares of the Company’s Class X Common Stock do not have subscription, redemption or conversion rights. All outstanding shares of the Company’s Class X Common Stock are validly issued, fully paid and non-assessable.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 306,667 warrants, which entitle the holder to acquire the Company’s Class A Common Stock. Each whole warrant entitles the registered holder to purchase one fiftieth of a share of the Company’s Class A Common Stock at a price of $575.00 per share, subject to adjustment as discussed below, beginning 30 days after the Closing Date. A holder may exercise its warrants only for a whole number of shares of the Company’s Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

•	in whole and not in part; at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the Company’s Class A Common Stock equals or exceeds $900.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company’s for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Company’s Class A Common Stock may fall below the $900.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $575.00 warrant exercise price after the redemption notice is issued.

Redemption of warrants for shares of Class A Common Stock

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of the Company’s Class A Common Stock:

•	in whole and not in part (including both public warrants and private placement warrants);

•

at a price equal to a number of shares of the Company’s Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Company’s Class A Common Stock, except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A Common Stock equals or exceeds $500.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of the Company’s Class A Common Stock) as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of the Company’s Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day redemption period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of the Company’s Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of the Company’s Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of the Company’s Class A Common Stock
Redemption Date (period to expiration of warrants)	$500.00	$550.00	$600.00	$650.00	$700.00	$750.00	$800.00	$850.00	$900.00
57 months	0.00514	0.00554	0.00588	0.00620	0.00648	0.00674	0.00696	0.00716	0.00730
54 months	0.00504	0.00544	0.00582	0.00614	0.00644	0.00670	0.00694	0.00714	0.00730
51 months	0.00492	0.00536	0.00574	0.00608	0.00640	0.00666	0.00692	0.00714	0.00730
48 months	0.00482	0.00526	0.00566	0.00602	0.00634	0.00664	0.00688	0.00712	0.00730
45 months	0.00470	0.00516	0.00558	0.00596	0.00630	0.00660	0.00686	0.00712	0.00730
42 months	0.00456	0.00504	0.00548	0.00588	0.00624	0.00656	0.00684	0.00710	0.00728
39 months	0.00442	0.00492	0.00538	0.00580	0.00618	0.00650	0.00680	0.00708	0.00728
36 months	0.00426	0.00478	0.00526	0.00570	0.00610	0.00646	0.00678	0.00706	0.00728
33 months	0.00410	0.00464	0.00514	0.00560	0.00602	0.00640	0.00674	0.00704	0.00728
30 months	0.00392	0.00448	0.00500	0.00548	0.00594	0.00632	0.00670	0.00702	0.00728
27 months	0.00370	0.00428	0.00484	0.00536	0.00582	0.00626	0.00664	0.00700	0.00728
24 months	0.00346	0.00408	0.00466	0.00520	0.00570	0.00616	0.00658	0.00696	0.00728
21 months	0.00322	0.00386	0.00446	0.00504	0.00558	0.00608	0.00652	0.00694	0.00728
18 months	0.00292	0.00358	0.00422	0.00484	0.00542	0.00596	0.00644	0.00690	0.00726
15 months	0.00260	0.00328	0.00394	0.00460	0.00524	0.00582	0.00634	0.00684	0.00726
12 months	0.00222	0.00292	0.00362	0.00432	0.00500	0.00564	0.00624	0.00678	0.00726
9 months	0.00180	0.00250	0.00324	0.00398	0.00474	0.00544	0.00610	0.00672	0.00724
6 months	0.00130	0.00198	0.00274	0.00356	0.00438	0.00518	0.00592	0.00662	0.00724
3 months	0.00068	0.00130	0.00208	0.00300	0.00394	0.00486	0.00572	0.00652	0.00722
0 months	—	—	0.00084	0.00230	0.00358	0.00466	0.00562	0.00646	0.00722

The “fair market value” of the Company’s Class A Common Stock means the average last reported sale price of the Company’s Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of the Company’s Class A Common Stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-or 366-day year, as applicable. For example, if the average last reported sale price of the Company’s Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $550.00 per share, and at that time there are 57 months until the expiration of the warrants, the Company may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.00554 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Company’s Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $675.00 per share, and at such time there are 38 months until the expiration of the warrants, the Company may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of the Company’s Class A Common Stock for each whole warrant. Finally, as reflected in the table above, the Company can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of the Company’s Class A Common Stock is below the exercise price of the warrants) and about to expire.

Any public warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors will only receive “fair market value” for such public warrants so redeemed (“fair market value” for such public warrants held by the Company’s officers or directors being defined as the last reported sale price of the public warrants on such redemption date).

The Company can redeem the warrants when the shares of the Company’s Class A Common Stock are trading at a price starting at $500.00, which is below the exercise price of $575.00. As a result, if the Company chooses to redeem the warrants when the shares of the Company’s Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of the Company’s Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of the Company’s Class A Common Stock if and when such shares of the Company’s Class A Common Stock were trading at a price higher than the exercise price of $575.00.

No fractional shares of the Company’s Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of the Company’s Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If the Company calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” To exercise warrants on a cashless basis, the holders of exercised warrants would pay the exercise price by surrendering their warrants for that number of shares of the Company’s Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of the Company’s Class A Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Company’s Class A Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of warrants or the warrant agent, as applicable. The notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company’s management calls the warrants for redemption and does not require the holders to exercise their warrants on a cashless basis, the holders of the private placement warrants and their permitted transferees would be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company’s in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company’s Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Company’s Class A Common Stock is increased by a share capitalization payable in shares of the Company’s Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of the Company’s Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase the Company’s Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of the Company’s Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Company’s Class A Common Stock) and (ii) the quotient of (x) the price per share of the Company’s Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of the Company’s Class A Common Stock, in determining the price payable for the Company’s Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of the Company’s Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company’s Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the Company’s Class A Common Stock on account of such the Company’s Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of the Company’s Class A Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Company’s Class A Common Stock in respect of such event.

If the number of outstanding shares of the Company’s Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of the Company’s Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of the Company’s Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of the Company’s Class A Common Stock.

Whenever the number of shares of the Company’s Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Company’s Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Company’s Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding the Company’s Class A Common Stock (other than those described above or that solely affects the par value of such the Company’s Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding the Company’s Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Company’s Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of the Company’s

Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Company’s Class A Common Stock in such a transaction is payable in the form of the Company’s Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer and Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to this prospectus, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive the Company’s Class A Common Stock. After the issuance of the Company’s Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of the Company’s Class A Common Stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of the Company’s Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

Private Placement Warrants

The private placement warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination (except, among other limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest-bearing basis. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $75.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial Business Combination, subject to certain exceptions.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative form, the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders owed to us or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine.

Our Certificate of Incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our Certificate of Incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our shareholders.

Anti-Takeover Effects of Provisions of the Company’s Charter and Bylaws and Applicable Law

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our Certificate of Incorporation, we opted out of Section 203 of the DGCL, but provide other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

See the section captioned “Management —Limitation on Liability and Indemnification Matters.”

Transfer Agent

The transfer agent for the Company’s common stock will be American Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted our common stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Beachbody was required to file reports) preceding the sale.

Persons who have beneficially owned restricted our common stock shares or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Forest Road has completed Forest Road’s initial business combination.

Following the recent consummation of the Business Combination, Beachbody is no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;;

•	one or more underwritten offerings;

•

block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.

The Selling Shareholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Shareholders may be required to make with respect thereto. In addition, we and the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Shareholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholders, the terms of our common stock or warrants and any material relationships between us and the Selling Shareholders. Selling Shareholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Shareholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock.

LEGAL MATTERS

Latham & Watkins LLP, Los Angeles, California, has passed upon the validity of the securities of Beachbody offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of The Beachbody Company, Inc. as of December 31, 2023, and for the year ended December 31, 2023, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of The Beachbody Company, Inc. as of December 31, 2022 and for the year ended December 31, 2022, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

On April 11, 2023, the audit committee of the Board approved the appointment of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm, subject to satisfactory completion of their client acceptance procedures. Accordingly, also on April 11, 2023, the Company dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm.

Other than the material weaknesses described below, the audit reports of EY on the Company’s consolidated financial statements for the year ended December 31, 2022, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2022 and in the subsequent interim period through April 11, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with EY’s report.

During the fiscal year ended December 31, 2022 and in the subsequent interim period through April 11, 2023, there were no “reportable events” (as defined under Item 304(a)(1)(v) of Regulation S-K), except that, as previously reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company identified material weaknesses in internal control over financial reporting that existed as of December 31, 2022. For the Company’s ITGCs over information systems and applications that are relevant to the preparation of the consolidated financial statements, the Company did not maintain (i) sufficient user access controls to ensure appropriate segregation of duties and to restrict access to financial applications, programs and data to only authorized users, and (ii) program change management controls to ensure that information technology program and data changes affecting financial information technology applications and underlying accounting records are appropriately authorized and implemented. Business process controls that are dependent on the ineffective ITGCs, or that rely on data produced from systems impacted by the ineffective ITGCs, were also deemed ineffective. Additionally, the Company did not maintain effective controls over its impairment analyses for goodwill and long-lived assets as it did not retain sufficient contemporaneous documentation to demonstrate the operation of review controls over the forecasts used in developing estimates of fair value.

During the fiscal year ended December 31, 2022 and the subsequent interim period through April 11, 2023, neither the Company nor anyone on its behalf consulted with D&T with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that D&T concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of
Directors
of The Beachbody Company, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of The Beachbody Company, Inc. and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows, for the year ended December 31, 2023, and the related notes and the schedule listed in the Index at Item 15(a)2 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Goodwill Impairment Assessment – Refer to Notes 1 and 8 to the financial statements
Critical Audit Matter Description
The Company’s recorded goodwill balance was $85.2 million as of December 31, 2023. The Company assesses goodwill for impairment annually or more frequently if an event or change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company performed an interim quantitative test for impairment of its goodwill as of June 30, 2023. The results of the Company’s interim test for impairment at June 30, 2023 concluded that the fair value of its reporting unit exceeded its carrying value, resulting in no impairment. In performing the annual impairment test for goodwill as of October 1, 2023, the Company performed a qualitative assessment based on the interim quantitative test and determined that the fair value of its reporting unit was greater than its carrying value, resulting in no impairment. During the fourth quarter of 2023, the Company decided to change the date of its annual impairment assessment from October 1 to December 31. The change was made to more closely align the impairment assessment date with the Company’s annual planning and forecasting process. The results of the Company’s annual test for impairment at December 31, 2023 concluded that the fair value of its reporting unit was less than its carrying value. As a result, the Company recorded a goodwill impairment charge of $40.0 million for the year ended December 31, 2023.
The Company’s evaluation of goodwill for impairment involves the comparison of the carrying value of its reporting unit to its estimated fair value. The determination of the fair value of the Company’s reporting unit was based on a combination of a market approach that considered benchmark company market multiples, a market approach that considered market multiples derived from the value of recent transactions, and an income approach that utilized discounted cash flows for its reporting unit.
We identified goodwill impairment as a critical audit matter because the determination of fair value of the reporting unit involves significant assumptions made by management, including the revenue growth rates used in cash flow projections, guideline company market multiples, control premium, and weighted average cost of capital rate. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the goodwill impairment assessment included the following, among others:

•
We evaluated the reasonableness of the revenue growth rate assumptions in management’s cash flow projections by comparing the forecasts to: (1) historical results, (2) internal communications to management and the Board of Directors, (3) current economic factors and analyst reports of the Company and companies in its peer group, and (4) forecasted information included in Company’s press releases.

•	We evaluated management’s ability to accurately forecast future revenues by comparing actual results to management’s historical forecasts.

•
We inquired of appropriate individuals, both within and outside of finance, to determine whether the judgments and assumptions used in the future revenue projections were consistent with the strategy and long-range plans of the Company.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of (1) the weighted average cost of capital rate; and (2) revenue growth rates used in cash flow projections, by:

•	Testing the source information underlying the determination of the weighted average cost of capital rate and the mathematical accuracy of the calculation.

•	Developing a range of independent estimates and comparing those to the weighted average cost of capital rate selected by management.

•	Performing an analysis comparing applicable industry revenue growth rates used in cash flow projections to management’s revenue growth rates used in cash flow projections.

•
With the assistance of our fair value specialists, we evaluated the market approaches that (1) considered benchmark company market multiples and the control premium and (2) considered market multiples derived from the value of recent transactions by:

•	Evaluating the reasonableness of the selected guideline public companies and guideline transactions.

•	Assessing the acceptability of the selected market multiples and control premium.
/s/ Deloitte & Touche LLP
Los Angeles, California
March 11, 2024
We have served as the Company’s auditor since 2023.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of The Beachbody Company, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of The Beachbody Company, Inc. (the Company) as of December 31, 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2022, the related notes and the financial statement schedule listed in the Index at Item 15(a)2 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We served as the Company’s auditor from 2011 to 2023.
Los Angeles, California
March 16, 2023, except for the effects of the reverse stock split discussed in Note 1 and Note 15, as to which the date is January 24, 2024

The Beachbody Company, Inc.
Consolidated Balance Sheets
(in thousands, except par value and share data)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents (restricted cash of $0.1 million and $0.0 million at December 31, 2023 and 2022, respectively)	$33,409	$80,091
Restricted short-term investments	4,250	—
Inventory	24,976	54,060
Prepaid expenses	10,715	13,055
Other current assets	45,923	39,248

Total current assets	119,273	186,454
Property and equipment, net	45,055	74,147
Content assets, net	21,359	34,888
Goodwill and intangible assets, net	85,166	133,370
Right-of-use assets, net	3,063	5,030
Other assets	2,923	9,506

Total assets	$276,839	$443,395

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,659	$17,940
Accrued expenses	42,147	64,430
Deferred revenue	97,169	95,587
Current portion of lease liabilities	1,835	2,150
Current portion of Term Loan	8,068	1,250
Other current liabilities	5,325	3,283

Total current liabilities	165,203	184,640
Term Loan	21,491	39,735
Long-term lease liabilities, net	1,425	3,318
Deferred tax liabilities, net	10	181
Other liabilities	5,950	3,979

Total liabilities	194,079	231,853

Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $ 0.0001 par value, 1,900,000,000 shares authorized (1,600,000,000 Class A, 200,000,000 Class X and 100,000,000 Class C);
Class A: 3,978,356 and 3,418,237 shares issued and outstanding at December 31, 2023 and 2022, respectively;	1	1
Class X: 2,729,003 and 2,825,006 shares issued and outstanding at December 31, 2023 and 2022, respectively;	1	1
Class C: no shares issued and outstanding at December 31, 2023 and 2022	—	—
Additional paid-in capital	654,657	630,738
Accumulated deficit	(571,876)	(419,235)
Accumulated other comprehensive income (loss)	(23)	37

Total stockholders’ equity	82,760	211,542

Total liabilities and stockholders’ equity	$276,839	$443,395

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.
Consolidated Statements of Operations
(in thousands,
except
per share data)

	Year Ended December 31,
	2023	2022
Revenue:
Digital	$258,370	$300,673
Nutrition and other	249,510	353,331
Connected fitness	19,229	38,195

Total revenue	527,109	692,199
Cost of revenue:
Digital	64,942	66,419
Nutrition and other	109,170	164,753
Connected fitness	29,910	91,454

Total cost of revenue	204,022	322,626
Gross profit	323,087	369,573
Operating expenses:
Selling and marketing	282,147	359,987
Enterprise technology and development	74,407	104,363
General and administrative	57,932	78,426
Restructuring	6,497	10,047
Impairment of goodwill	40,000	—
Impairment of intangible assets	3,092	19,907

Total operating expenses	464,075	572,730

Operating loss	(140,988)	(203,157)
Other income (expense)
Loss on partial debt extinguishment	(3,168)	—
Impairment of other investment	(4,000)	—
Change in fair value of warrant liabilities	2,679	8,322
Interest expense	(8,874)	(3,368)
Other income, net	1,747	958

Loss before income taxes	(152,604)	(197,245)
Income tax (provision) benefit	(37)	3,053

Net loss	$(152,641)	$(194,192)

Net loss per common share, basic and diluted	$(24.47)	$(31.58)

Weighted-average common shares outstanding, basic and diluted	6,239	6,150

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2023	2022
Net loss	$(152,641)	$(194,192)
Other comprehensive (loss) income:
Change in fair value of derivative financial instruments, net of tax	(360)	55
Reclassification of losses on derivative financial instruments included in net loss	222	108
Foreign currency translation adjustment	78	(105)

Total other comprehensive (loss) income	(60)	58

Total comprehensive loss	$(152,701)	$(194,134)

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Class A and Class X Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2021	6,192	$2	$610,447	$(225,043)	$(21)	$385,385
Net loss	—	—	—	(194,192)	—	(194,192)
Other comprehensive income, net of tax	—	—	—	—	58	58
Equity-based compensation	17	—	17,620	—	—	17,620
Options exercised, net of tax withholdings	37	—	2,854	—	—	2,854
Shares withheld for tax withholdings on vesting of restricted stock	(3)	—	(183)	—	—	(183)

Balances at December 31, 2022	6,243	2	630,738	(419,235)	37	211,542
Net loss	—	—	—	(152,641)	—	(152,641)
Other comprehensive loss, net of tax	—	—	—	—	(60)	(60)
Equity-based compensation	230	—	23,891	—	—	23,891
Forfeitures of shares per the Forfeiture Agreement	(160)	—	—	—	—	—
Issuance of shares due to Employee Stock Purchase Plan	47	—	553	—	—	553
Issuance of Equity Offering, net of issuance costs	421	—	1,653	—	—	1,653
Tax withholdings on vesting of restricted stock	(74)	—	(2,178)	—	—	(2,178)

Balances at December 31, 2023	6,707	$2	$654,657	$(571,876)	$(23)	$82,760

The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(152,641)	$(194,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of goodwill	40,000	—
Impairment of intangible assets	3,092	19,907
Impairment of other investments	4,000	—
Depreciation and amortization expense	39,573	74,848
Amortization of content assets	23,755	24,276
Provision for inventory and inventory purchase commitments	10,561	39,757
Realized losses on hedging derivative financial instruments	222	108
Change in fair value of warrant liabilities	(2,679)	(8,322)
Equity-based compensation	23,891	17,620
Deferred income taxes	(191)	(2,961)
Amortization of debt issuance costs	1,899	733
Paid-in-kind interest expense	1,310	598
Loss on partial debt extinguishment	3,168	—
Change in lease assets	1,967	—
Other non-cash items	—	1,219
Changes in operating assets and liabilities:
Inventory	17,508	41,510
Content assets	(10,226)	(19,787)
Prepaid expenses	2,340	2,806
Other assets	(4,438)	4,241
Accounts payable	(7,103)	(26,705)
Accrued expenses	(20,293)	(8,673)
Deferred revenue	2,163	(9,563)
Other liabilities	(415)	(4,593)

Net cash used in operating activities	(22,537)	(47,173)

Cash flows from investing activities:
Purchase of property and equipment	(6,576)	(26,493)
Investment in restricted short-term investments	(4,250)	—

Net cash used in investing activities	(10,826)	(26,493)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	3,162
Remittance of taxes withheld from employee stock awards	—	(308)
Debt borrowings	—	50,000
Debt repayments	(17,000)	(625)
Proceeds from issuance of common shares in the Employee Stock Purchase Plan	553	—
Tax withholdings payments for vesting of restricted stock	(2,178)	(183)
Payment of debt issuance costs	—	(4,485)
Proceeds from issuance of Equity Offering, net of issuance costs	4,908	—

Net cash (used in) provided by financing activities	(13,717)	47,561

Effect of exchange rates on cash	398	(858)
Net decrease in cash, cash equivalents and restricted cash	(46,682)	(26,963)
Cash, cash equivalents and restricted cash, beginning of year	80,091	107,054

Cash, cash equivalents and restricted cash, end of year	$33,409	$80,091

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$5,389	$2,082
Cash paid during the year for income taxes, net	11	389
Supplemental disclosure of noncash investing activities:
Property and equipment acquired but not yet paid for	$817	$2,025
Supplemental disclosure of noncash financing activities:
Warrants issued in relation to Term Loan	$—	$5,236
Change in fair value of Term Loan warrants due to amended exercise price	802	—
Paid-in-kind fee recorded as incremental debt issuance cost	488	—
The accompanying notes are an integral part of these consolidated financial statements.

The Beachbody Company, Inc.
Notes to Consolidated Financial Statements
Note 1. Description of Business and Summary of Significant Accounting Policies
Organization
The Beachbody Company, Inc. (“BODi” or the “Company”) is a leading subscription health and wellness company and the creator of some of the world’s most popular fitness programs. The Company’s fitness programs are available for streaming through subscription to Beachbody On Demand (“BOD”) and, together with the Company’s live fitness and comprehensive nutrition programs, through subscription to Beachbody On Demand Interactive (“BODi”). During the three months ended March 31, 2023, the Company launched an improved BODi experience and began migrating all
BOD-only
members to BODi on their renewal dates. BODi offers nutritional products such as Shakeology nutrition shakes, Beachbody Performance supplements and BEACHBAR snack bars, which have been designed and clinically tested to help customers achieve their goals. BODi also offers a commercial-grade stationary cycle which can include a
360-degree
touch screen tablet and connected fitness software. The Company’s revenue has historically been generated primarily through a network of micro-influencers (“Partners”), social media marketing channels, and direct response advertising.
Basis of Presentation and Principles of Consolidation
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).
The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that may impact the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates in our consolidated financial statements include, but are not limited to, the useful life and recoverability of long-lived assets, the valuation of warrant liabilities, the recognition and measurement of income tax assets and liabilities, the valuation of intangible assets, impairment of goodwill and intangible assets, and the net realizable value of inventory. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Our actual results could differ from our estimates. We periodically review estimates and assumptions and we reflect the effects of changes, if any, in the consolidated financial statements in the period that they are determined.
Segments
The Company has one operating and reporting segment. In reaching this conclusion, management considered the definition of the Chief Operating Decision Maker (“CODM”); how the business is defined by the CODM; the nature of the information provided to the CODM and how that information is used to make operating decisions; and how resources and performance are accessed. The Company’s CODM is the chief executive officer (“CEO”). The results of the operations are provided to and analyzed by the CODM at the Company level and accordingly, key resource decisions and assessment of performance are performed at the Company level based on the Company’s consolidated net revenues and operating income.
Prior to the third quarter of 2022, the Company concluded it had two operating segments, Beachbody and Other, and one reportable segment, Beachbody. During the third quarter of 2022, in connection with the consolidation of its Openfit streaming fitness offering onto a single Beachbody digital platform, the Company determined that it had one operating and reportable segment and changed its segment reporting accordingly.
Summary of Significant Accounting Policies
Reverse Stock Split
On November 21, 2023, we effected a
1-for-50
reverse stock split of our issued and outstanding common stock. Each stockholder’s percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split. All applicable share data, per share amounts and related information in the consolidated financial statements and notes thereto have been adjusted retroactively to give effect to the
1-for-50
reverse stock split. See Note 15
Stockholders’ Equity
for additional information regarding the reverse stock split.
Recurring Fair Value Measurements
For assets and liabilities that are measured using quoted prices (unadjusted) in active markets for identical assets or liabilities, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs (Level 1). Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data (Level 2). For all remaining assets and liabilities for which there are no significant observable inputs, fair value is derived using an assessment of various discount rates, default risk, credit quality, and the overall capital market liquidity (Level 3). These valuations require significant judgment.
Non-Recurring
Fair Value Measurements
Certain assets are measured at fair value on a
non-recurring
basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale, equity securities without readily determinable fair value that are written down to fair value when they are impaired and long-lived assets (including intangible assets and goodwill) that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs.
Cash and Cash Equivalents
The Company considers all cash and short-term investments purchased with maturities of three months or less when acquired to be cash equivalents. Cash and cash equivalents include:

•	cash held in checking and money market funds;

•	amounts in transit from payment processors for customer credit and debit card transactions; and

•	highly liquid investments with original maturities of three months or less at the time of purchase.
Cash and cash equivalents are carried at cost, which approximates market value. The Company maintains its cash at financial institutions, and the balances, at times, may exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts. The Company mitigates its risk by placing funds in high-credit quality financial institutions and utilizing nightly sweeps into U.S. Treasury funds for certain cash accounts. We regularly monitor the financial stability of the financial institutions and believe that we are not exposed to any significant credit risk in cash and cash equivalents. Restricted cash primarily consists of cash held related to an irrevocable letter of credit, see Note 11
, Debt
, for additional information on the letter of credit.
Inventory
Inventory consists of raw materials, work in process, and finished goods. Inventory is accounted for using the first-in,
first-out
method and is valued at the lower of cost or net realizable value. The Company records adjustments to the carrying value of inventory based on assumptions regarding future demand for the Company’s products, anticipated margin, planned product discontinuances, and the physical condition (e.g. age and quality) of the inventory.
Accounts Receivable, Net (included in Other Current Assets)
The Company’s accounts receivable primarily represents amounts due from third party sales. The allowance for credit losses is based on several factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the specific customer’s ability to pay its obligations and any other forward looking data regarding customers’ ability to pay which may be available.
Content Assets, Net
The Company capitalizes costs associated with the development and production of programs on its streaming platforms. The Company capitalizes production costs as customer usage and retention data supports that future revenue will be earned. These costs are classified as non-current
assets in the consolidated balance sheets.
Content assets are predominantly monetized as a film group and are amortized over the estimated useful life based on projected usage, which has been derived from historical viewing patterns, resulting in an accelerated amortization pattern. Amortization begins when the program is first available for streaming by customers and is recorded in the consolidated statements of operations as a component of digital cost of revenue. When an event or change in circumstances indicates a change in projected usage, content assets are reviewed for potential impairment in aggregate at a group level. To date, the Company has not identified any such event or changes in circumstances.
Property and Equipment, Net
Property and equipment, which includes computer software and web development costs, are recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, which primarily range from two
to seven years and up to 39 years for buildings. Leasehold improvements are depreciated over the shorter of the life of the assets or the remaining life of the related lease. Costs of maintenance, repairs, and minor replacements are expensed when incurred, while expenditures for major renewals and betterments that extend the useful life of an asset or provide additional utility are capitalized.
Software and web development projects
in-process
consist primarily of costs associated with internally developed software that has not yet been placed into service. The Company capitalizes eligible costs to acquire, develop, or modify internal-use
software that are incurred subsequent to the preliminary project stage. Depreciation of these assets begins upon the initial usage of the software.
When property is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in net income (loss).
Business Combinations
The Company accounts for business combinations under the acquisition method of accounting. The cost of an acquired company is assigned to the tangible and identifiable assets purchased and the liabilities assumed on the basis of their fair values at the date of acquisition. Any excess of the purchase price over the fair value of tangible and intangible assets acquired is assigned to goodwill. The transaction costs associated with business combinations are expensed as they are incurred.
Goodwill and Indefinite-Lived Intangible Assets
Goodwill represents the excess of the fair value of the consideration transferred in a business combination over the fair value of the underlying identifiable assets and liabilities acquired. Goodwill and intangible assets deemed to have an indefinite life are not amortized. Instead, goodwill and indefinite-lived intangible assets are assessed for impairment annually or more frequently if an event or change in circumstances occurs that, with respect to goodwill, would more likely than not reduce the fair value of a reporting unit (“RU”) below its carrying value or, for indefinite-lived intangible assets, indicate that it is more likely than not that the asset is impaired. The Company has historically performed its annual goodwill impairment assessment as of October 1. During the fourth quarter of 2023, the Company decided to change the date of its annual impairment assessment from October 1 to December 31. The Company completed the required annual impairment test for goodwill as of October 1, 2023, prior to the change of the annual impairment test for goodwill to December 31. The change was made to more closely align the impairment assessment date with the Company’s annual planning and forecasting process. The change in date of the annual impairment test is not deemed material as the new measurement date of December 31 is in relative close proximity to the previous measurement date and the change did not have any impact on goodwill or the impairment of goodwill. The change has been applied prospectively and would not have had an impact on a retrospective basis.
As of December 31, 2023 and 2022, the Company had no indefinite-lived intangible assets.
Long-Lived Assets
Management reviews long-lived assets (including property and equipment, content assets, and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets is determined by first grouping the long-lived assets at the lowest level for which there are identifiable cash flows, and then comparing the carrying value of each asset group to its forecasted undiscounted cash flows. If the forecasted undiscounted cash flows indicates that the carrying value of the assets is not recoverable, an impairment test of the asset group is performed. Impairment is recognized if the carrying amount of the asset group exceeds its fair value.
As of December 31, 2023 and 2022, the Company’s long-lived assets were located in the U.S.
Leases
The Company accounts for its leases of administrative offices and production studios under ASC 842,
Leases
; the Company does not have any leases where it acts as a lessor as of December 31, 2023. Under this guidance, arrangements meeting the definition of a lease are classified as operating or finance leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee and are recorded on the consolidated balance sheets as both a right-of-use
(“ROU”) asset and lease liability, calculated by discounting fixed lease payments over the lease term at the discount rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the ROU asset results in straight-lined rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the ROU asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.
In calculating the ROU asset and lease liability, the Company elected the practical expedient to combine lease and non-lease
components. Rental income on subleases is recognized on a straight-line basis over the estimated lease term. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election and instead recognizes rent expense on a straight-line basis over the lease term for such leases.
Warrant Liabilities
The Company has issued warrants on several occasions including during its initial public offering process, the execution of its Term Loan (defined later) and in the Equity Offering (defined later), which have not met the criteria to be classified in stockholders equity.

Public and Private Placement Warrants
The Company has outstanding warrants for the purchase of 200,000 shares of the Company’s Class A common stock at an exercise price of $575.00 per share (the “Public Warrants”) and outstanding warrants for the purchase of 106,667 shares of the Company’s Class A common stock at an exercise price of $575.00 per share (the “Private Placement Warrants”). All of the Public and Private Placement Warrants remained outstanding as of December 31, 2023 and 2022. The Public Warrants were publicly traded on the New York Stock Exchange (the “NYSE”) but were delisted by the NYSE on November 24, 2023 due to their abnormally low price levels. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. In no event will the Company be required to net cash settle any warrant. The Private Placement Warrants are transferable, assignable or salable in certain limited exceptions. The Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will cease to be Private Placement Warrants and will become Public Warrants, and will be redeemable by the Company and exercisable by such holders on the same basis as the other Public Warrants.
Term Loan Warrants
In connection with the Term Loan (defined later), the Company issued warrants for the purchase of 94,335 shares of the Company’s Class A common stock at an exercise price of $92.50 per share to certain holders affiliated with Blue Torch Finance, LLC (the “Term Loan Warrants”). In connection with the Second Amendment (defined later), the Company also amended and restated the Term Loan Warrants. The amendment of the Term Loan Warrants amended the exercise price from $92.50 per share to $20.50 per share. The Term Loan warrants vest on a monthly basis over four years and have a seven-year term. In connection with the Equity Offering (defined later), the Term Loan Warrants conversion ratio was amended resulting in an increase in the number of shares purchased upon the exercise of the Term Loan Warrants to 97,482 shares of the Company’s Class A common stock.
Common Stock Warrants
In connection with the Equity Offering (defined later), the Company issued warrants (the “Common Stock Warrants”) to certain institutional investors to purchase 543,590 shares of Class A common stock at an exercise price of $11.24 per share. The Common Stock Warrants may be exercised at any time beginning June 13, 2024 and will expire on June 13, 2029. See Note 15,
Stockholders’ Equity
, for additional information on the Equity Offering and the Common Stock Warrants.
The Company evaluated the Public, Private Placement, Term Loan and Common Stock Warrants (collectively, the “Warrants”) under ASC 815,
Derivatives and Hedging—Contracts in Entity’s Own Equity
, and concluded they do not meet the criteria to be classified in stockholders’ equity. Since the Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as other liabilities in the consolidated balance sheets at fair value, with subsequent changes in their respective fair values recognized in the change in fair value of warrant liabilities within the consolidated statements of operations at each reporting date. The Public Warrants were publicly traded until November 24, 2023, when they were delisted by the NYSE due to the NYSE’s determination that the Public Warrants were no longer suitable for listing, and thus had an observable market price to estimate fair value until the date that they were delisted. The Private Placement, Term Loan and Common Stock Warrants, as well as the Public Warrants after the date they were delisted, are valued using a Black-Scholes option-pricing model as described in Note 3,
Fair Value Measurements
to the consolidated financial statements.
The change in the fair values of the Warrants for the years ended December 31, 2023 and 2022, resulted in a $2.7 million and $8.3 million non-cash
change in fair value gain in the consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively.

Other Investment
As of December 31, 2023 and 2022, the Company has an investment in equity securities of a privately-held company of $1.0 million and $5.0 million, with no readily determinable fair value. This equity investment is reported within other assets in the consolidated balance sheets. The Company uses the measurement alternative for this investment, and its carrying value is reported at cost, adjusted for impairments or any observable price changes in ordinary transactions with identical or similar instruments. As of December 31, 2023 the Company recorded a $4.0 million impairment on this investment based on an observable price change. As of December 31, 2022, no adjustments to the carrying value of this investment were made.
On January 9, 2024 the Company sold this investment for $1.0 million. See Note 23,
Subsequent Events
to the consolidated financial statements for additional information on the sale of this investment.
Revenue Recognition
The Company’s primary sources of revenue are from sales of digital subscriptions, nutritional products, and connected fitness equipment. The Company determines revenue recognition through the five-step model which requires us to:

(i)	identify our contracts with a customer;

(ii)	identify our performance obligations in the contract;

(iii)	determine the transaction price in the contract;

(iv)	allocate the transaction price to our performance obligation in the contract; and

(v)	recognize revenue when each performance obligation under the contract is satisfied.
The Company records revenue when it fulfills its performance obligation to transfer control of the goods or services to its customer and defers revenue when it receives payments in advance of fulfilling its performance obligations. Revenue that is deferred is included in deferred revenue (for the remaining deferral period that is less than one year) and in other liabilities (for the remaining deferral period that is more than one year) in the consolidated balance sheets. Control of shipped items is generally transferred when the product is delivered to the customer. Control of services, which are primarily digital subscriptions, transfers over time, and as such, revenue is recognized ratably over the subscription period (up to 38 months). Shipping and handling charges billed to customers are included in revenue. The Company markets and sells its products primarily in the United States, Canada, the United Kingdom, and France.
The amount of revenue recognized is the consideration that the Company expects it will be entitled to receive in exchange for transferring goods or services to its customers. Revenue is recorded net of expected returns, discounts, and credit card chargebacks, which are estimated using the Company’s historical experience. If actual costs differ from previous estimates, the amount of the liability and corresponding revenue are adjusted in the period in which such costs occur. The Company sells a variety of bundled products that combine digital subscriptions, nutritional products, and/or other fitness products. The Company considers these sales to be revenue arrangements with multiple performance obligations. For customer contracts that include multiple performance obligations, the Company accounts for individual performance obligations if they are distinct. The transaction price is then allocated to each performance obligation based on its stand-alone selling price. The Company generally determines the standalone selling price based on the prices charged to customers. Revenue is presented net of sales taxes and value added taxes (“VAT”) and GST/HST (Goods and Services Tax/Harmonized Sales Tax) which are collected from customers and remitted to applicable government agencies. The Company records fees paid to its third party financing partners as a reduction of revenue.

A description of our principal revenue generating activities is as follows:
Digital Subscriptions
—Our digital subscription services provide access to BODi, which provides a vast library of workout content. Digital subscriptions represent a single, stand-ready obligation and are paid for either at the time of or in advance of service delivery. Revenue from these arrangements is recognized over the subscription period.
Nutritional Products
—We offer a comprehensive line of nutritional products including nutritional supplement subscriptions and one-time
nutritional sales. We often sell bundled products that combine digital subscriptions, nutritional products and/or fitness products. Revenue is recognized when control of the goods is transferred to the customer, which typically occurs upon delivery. See below for discussion of bundled products.
Connected Fitness
—We offer a connected fitness system that includes
in-home
fitness equipment and associated digital content subscriptions. Some of our in-home
fitness contracts have multiple performance obligations, which include both hardware and a subscription service commitment. Revenue is recognized when control of the equipment is transferred to the customer, usually upon delivery. See below for discussion of bundled products.
In cases where a customer contract contains multiple performance obligations, which the Company refers to as bundled products, we account for each obligation individually if they are distinct. We allocate the transaction price, net of discounts, to each performance obligation based on its standalone selling price. Revenue from such arrangements is recognized when control of the product is transferred to the customer, usually upon delivery. For digital subscription service commitments, revenue is recognized over the subscription period.
The Company operates primarily as the principal in its relationships where third parties sell or distribute the Company’s goods or services, payments made to the third parties are recorded in selling and marketing expenses within the consolidated statements of operations. The Company in certain instances serves as the agent in relationships with third parties, the activity in these relationships are immaterial.
Cost of Revenue
Digital Cost of Revenue
Digital cost of revenue includes costs associated with digital content creation including amortization and revisions of content assets, depreciation of streaming platforms, digital streaming costs, and amortization of acquired digital platform intangible assets. It also includes customer service costs, payment processing fees, depreciation of production equipment, live trainer costs, facilities, and related personnel expenses.
Nutrition and Other Cost of Revenue
Nutrition and other cost of revenue includes product costs, shipping and handling, fulfillment and warehousing, customer service, and payment processing fees. It also includes depreciation of nutrition-related
e-commerce
websites and social commerce platforms, amortization of formulae intangible assets, facilities, and related personnel expenses.
Connected Fitness Cost of Revenue
Connected fitness cost of revenue consists of product costs, including bike and tablet hardware costs, duties and other applicable importing costs, shipping costs, warehousing and logistics costs, costs associated with service calls and repairs of the products under warranty, payment processing and financing fees, customer service expenses, and personnel-related expenses associated with supply chain and logistics.
The Company utilizes the practical expedient under ASC
606-10-25-18B
to account for shipping and handling costs incurred to deliver products to customers as fulfillment activities, rather than a promised service (a revenue element). Shipping and handling costs are included in Nutrition and other cost of revenue and Connected fitness cost of revenue in the consolidated statements of operations in the period during which the products ship. The costs associated with shipping connected fitness and nutrition and other products to customers were $22.5 million and $35.4 million for the years ended December 31, 2023 and 2022, respectively.
Selling and Marketing
Selling and marketing expenses primarily include the costs of Partner compensation, advertising, royalties, promotions and events, and third-party sales commissions as well as the personnel expenses for employees and consultants who support these areas. Selling and marketing expenses also include depreciation of certain software and amortization of contract-based intangible assets.
The Company pays Partner and third-party sales commissions when commissionable sales are made. The third-party sales commissions are not material. In cases where the underlying revenue is deferred, the Company also defers the commissions and expenses these costs in the same period in which the underlying revenue is recognized. Deferred Partner commissions are included in other current assets and other assets in the consolidated balance sheets and were $37.1 million and $32.8 million as of December 31, 2023 and 2022, respectively.
Partners are also eligible for various bonuses, recognition, and complimentary participation in events, including those based on sales volume. The Company expenses these costs in the period in which they are earned. These expenses as well as Partner commissions earned but not paid are included in accrued expenses in the consolidated balance sheets.
Advertising costs are primarily comprised of social media, television media, and internet advertising expenses and also include print, radio, and infomercial production costs. Generally, the costs to produce television and web advertising are expensed as incurred, while television media costs are expensed at the time the media airs. Total advertising expense, including the costs to produce infomercials, was $31.5 million and $36.9 million for the years ended December 31, 2023 and 2022, respectively.
Enterprise Technology and Development
Enterprise technology and development expenses primarily include personnel-related expenses for employees and professional fees paid to consultants to maintain the Company’s enterprise systems applications, hardware, and software. Expenses also include payroll and related costs for employees involved in the research and development of new and existing products and services, enterprise technology hosting expenses, depreciation of enterprise technology-related assets, and equipment leases.
Research and development costs, which are expensed as incurred, were $2.7 million and $4.4 million for the years ended December 31, 2023 and 2022 respectively.
Equity-Based Compensation
The Company measures and recognizes compensation expense for all equity-based awards based on their estimated grant date fair values. The Company recognizes the expense on a straight-line basis over the requisite service period, and forfeitures are accounted for as they occur. Equity-based compensation expense is included in cost of revenue, selling and marketing, enterprise technology and development, and general and administrative expense within the consolidated statements of operations.
Derivative Financial Instruments
The Company may use derivative instruments to manage the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows. The Company primarily enters into option contracts to hedge forecasted payments, typically for up to 12 months, for cost of revenue, selling and marketing expenses, general and administrative expenses, and intercompany transactions not denominated in the local currencies of the Company’s foreign operations. The Company designates certain of these instruments as cash flow hedges and records them at fair value as either assets or liabilities within the consolidated balance sheets. Certain of these instruments are freestanding derivatives for which hedge accounting does not apply.
Changes in the fair value of cash flow hedges are recorded in accumulated other comprehensive income (loss) until the hedged forecasted transaction affects earnings. Deferred gains and losses associated with cash flow hedges of third-party payments are recognized in cost of revenue, selling and marketing, or general and administrative expenses, as applicable, during the period when the hedged underlying transaction affects earnings. Changes in the fair value of certain derivatives for which hedge accounting does not apply are immediately recognized directly in earnings to cost of revenue.
The Company classifies cash flows related to derivative financial instruments as operating activities in the consolidated statements of cash flows.
Income Taxes
The Company is subject to income taxes in the United States, Canada, and the United Kingdom. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTAs”) and liabilities (“DTLs”) for the expected future tax consequences of events to be included in the financial statements. Under this method, DTAs and DTLs are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.
In evaluating the Company’s ability to recover DTAs, all available positive and negative evidence is analyzed, including historical and current operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction
basis. Based on the level of losses, the Company has established a valuation allowance (“VA”) to reduce its net DTAs to the amount that is more likely than not to be realized. To the extent we establish a VA or increase or decrease this allowance in a given period, we would include the related tax expense or tax benefit within the tax provision in the consolidated statement of operations in that period. In the future, if we determine that we would be able to realize our DTAs in excess of their net recorded amount, we would make an adjustment to the DTA VA and record an income tax benefit within the tax provision in the consolidated statement of operations in that period.
The Company records uncertain tax positions on the basis of a two-step
process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other income, net, respectively, in the consolidated statements of operations. Accrued interest and penalties are included in accrued expenses and other liabilities in the consolidated balance sheets.
Foreign Currency
The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is the local currency of the subsidiaries. The assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Revenues and expenses for these subsidiaries are translated at average exchange rates in effect during the applicable period. Translation adjustments are included in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses related to the recurring measurement and settlement of foreign currency transactions are included as a component of other income, net in the consolidated statements of operations and were a loss
of $0.2 million and a gain of $0.6 million during the years ended December 31, 2023 and 2022, respectively.
Earnings (loss) per share
Basic net loss per common share is calculated by dividing net loss allocable to common shareholders by the weighed-average number of common shares outstanding during the period. The weighted average number of common shares outstanding for basic and diluted earnings per share includes the weighted average affect of the pre-funded
warrants issued in connection with the Equity Offering (defined later) that closed on December 13, 2023, the exercise of which requires nominal consideration for the delivery of the common shares. See note 15,
Stockholders’ Equity
, for information on the
pre-funded
warrants. Diluted net loss per common share adjusts net loss and net loss per common share for the effect of all potentially dilutive shares of the Company’s common stock. Basic and diluted loss per common share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.
Recently Adopted Accounting Pronouncement
In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
, which requires an acquirer to apply ASC 606 to recognize and measure contract assets and liabilities from contracts with customers acquired in a business combination on the acquisition date rather than the general guidance in ASC 805. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its consolidated financial statements.
In September 2022, the FASB issued
ASU
2022-04
,
Liabilities-Supplier Finance Programs (Topic
405-50)—Disclosure
of Supplier Finance Program Obligations,
which requires that a buyer in a supplier finance program disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted this new accounting guidance on a prospective basis on January 1, 2023, and the adoption did not have a material effect on its consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In November 2023, the FASB issued
ASU
2023-07,
Improvements to Reportable Segment Disclosures
, to improve disclosures about a public entity’s reportable segments through enhanced disclosures about significant segment expenses. The guidance in this update will be effective for public companies for annual periods beginning after December 15, 2023 and interim periods for years beginning after December 15, 2024. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements.
In December 2023, the FASB issued
ASU
2023-09,
Improvements to Income Tax Disclosures,
to improve disclosures about a companies income taxes paid and the effective rate reconciliation table. The guidance in this update will be effective for public companies for annual periods beginning after December 15, 2024 and interim periods for years beginning after December 15, 2025. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements.

Note 2. Revenue
The Company’s revenue disaggregated by geographic region is as follows (in thousands):

	Year Ended December 31,
	2023	2022
Geographic region:
United States	$473,465	$620,942
Rest of world 1	53,644	71,257

Total revenue	$527,109	$692,199

1	Consists of Canada, United Kingdom and France. Other than the United Sates, no single country accounted for more than 10% of the Company’s total revenue.
The Company determined that, in addition to the preceding table, the disaggregation of revenue by revenue type as presented in the consolidated statements of operations achieves the disclosure requirement to disaggregate revenue into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.
Deferred Revenue
Deferred revenue is recorded for nonrefundable cash payments received for the Company’s performance obligation to transfer, or stand ready to transfer, goods or services in the future. Deferred revenue consists of subscription fees billed that have not been recognized and physical products sold that have not yet been delivered. The Company expects to recognize approximately 95% of the remaining performance obligations as revenue in the next 12 months, and the remainder thereafter. During the year ended December 31, 2023, the Company recognized $95.6 million of revenue that was included in the deferred revenue balance as of December 31, 2022. During the year ended December 31, 2022, the Company recognized $106.5 million of revenue that was included in the deferred revenue balance as of December 31, 2021. The balance in deferred revenue as of December 31, 2021 was $107.1 million.
Note 3. Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	December 31, 2023
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$—	$—
Restricted short-term investments	—	4,250	—

Total assets	$—	$4,250	$—

Liabilities
Public Warrants	$—	$—	$17
Private Placement Warrants	—	—	9
Term Loan Warrants	—	—	392
Common Stock Warrants	—	—	2,707

Total liabilities	$—	$—	$3,125

	December 31, 2022
	Level 1	Level 2	Level 3
Assets
Derivative assets	$—	$462	$—

Total assets	$—	$462	$—

Liabilities
Public Warrants	$415	$—	$—
Private Placement Warrants	—	—	107
Term Loan Warrants	—	—	1,226

Total liabilities	$415	$—	$1,333

Fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their recorded values due to the short period of time to maturity. Restricted short-term investments of $4.3 million at December 31, 2023 consist of a one-year
certificate of deposit (“CD”) that matures on July 26, 2024 with an interest rate of 4.8%, which is restricted due to a contractual agreement. The fair value of the Public Warrants, which traded in active markets until November 24, 2023, was based on quoted market prices during the period it was traded in active markets. The fair value of derivative instruments is based on Level 2 inputs such as observable forward rates, spot rates, and foreign currency exchange rates. The Company’s Private Placement Warrants, Term Loan Warrants and Common Stock Warrants, and the Company’s Public Warrants after they ceased trading on an active market, are classified within Level 3 of the fair value hierarchy because their fair values are based on significant inputs that are unobservable in the market.
Private Placement Warrants
The Company determined the fair value of the Private Placement Warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived from the Company’s historical volatility. The expected life was based on the remaining contractual term of the Private Placement Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Private Placement Warrants expected life. The significant unobservable input used in the fair value measurement of the Private Placement Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.
The following table presents significant assumptions utilized in the valuation of the Private Placement Warrants on December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Risk-free rate	4.1%	4.2%
Dividend yield rate	—	—
Volatility	97.6%	75.0%
Contractual term (in years)	2.48	3.49
Exercise price	$575.00	$575.00

The following table presents changes in the fair value of the Private Placement Warrants for the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
	2023	2022

Balance, beginning of period	$107	$2,133
Change in fair value	(98)	(2,026)

Balance, end of period	$9	$107

For the years ended December 31, 2023 and 2022, the change in the fair value of the Private Placement Warrants resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.
Public Warrants
The Company determined the fair value of the Public Warrants, which traded in active markets until November 24, 2023, based on quoted market prices during the period it was traded in active markets. The Company determined the fair value of the Public Warrants after November 24, 2023 using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived primarily from the Company’s historical volatility. The expected life was based on the remaining contractual term of the Public Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Public Warrants expected life. The significant unobservable input used in the fair value measurement of the Public Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.
The following table presents significant assumptions utilized in the valuation of the Public Warrants on December 31, 2023:

As of December 31,
2023
Risk-free rate	4.1%
Dividend yield rate	—
Volatility	97.6%
Contractual term (in years)	2.48
Exercise price	$575.00
The following table presents changes in the fair value of the Public Warrants for the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Balance, beginning of period	$415	$2,701

Change in fair value	(398)	(2,286)

Balance, end of period	$17	$415

For the years ended December 31, 2023 and 2022, the change in the fair value of the Public Warrants resulted from the change in price of the Public Warrants as traded on an active market and after November 24, 2023 the change in the fair value of the Public Warrants resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.
Common Stock Warrants
The Company determined the fair value of the Common Stock Warrants, which were issued on December 13, 2023, using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived from the average of the actual market activity of the Company’s peer group and the Company’s historical volatility. The expected life was based on the remaining contractual term of the Common Stock Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Common Stock Warrants expected life. The significant unobservable input used in the fair value measurement of the Common Stock Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively.
The following table presents significant assumptions utilized in the valuation of the Common Stock Warrants on December 31, 2023:

As of December 31,
2023
Risk-free rate	3.8%
Dividend yield rate	—
Volatility	75.2%
Contractual term (in years)	5.44
Exercise price	$11.24
The following table presents changes in the fair value of the Common Stock Warrants for the year ended December 31, 2023 (in thousands):

Year ended December 31,
2023
Balance, beginning of year	$—
Issued in connection with Equity Offering	3,255
Change in fair value	(548)

Balance, end of year	$2,707

For the year ended December 31, 2023, the change in the fair value of the Common Stock Warrants for the period from December 13, 2023 (the date they were issued) to December 31, 2023 resulted from the change in price of the Company’s Class A common stock, remaining contractual term, and risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.
Term Loan Warrants
The Company determined the fair value of the Term Loan Warrants using a Black-Scholes option-pricing model and the quoted price of the Company’s Class A common stock. Volatility was based on the implied volatility derived from the average of the actual market activity of the Company’s peer group and the Company’s historical volatility. The expected life was based on the remaining contractual term of the Term Loan Warrants, and the risk-free interest rate was based on the implied yield available on U.S. treasury securities with a maturity equivalent to the Term Loan Warrants expected life. The significant unobservable input used in the fair value measurement of the Term Loan Warrants is the implied volatility. Significant changes in the implied volatility would result in a significantly higher or lower fair value measurement, respectively. See Note 11,
Debt
, for additional information regarding the Term Loan Warrants.
The following table presents significant assumptions utilized in the valuation of the Term Loan Warrants at December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Risk-free rate	3.8%	4.0%
Dividend yield rate	—	—
Volatility	74.5%	75.0%
Contractual term (in years)	5.60	6.61
Exercise price	$20.50	$92.50
The following table presents changes in the fair value of the Term Loan Warrants for the year ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022
Balance, beginning of year	$1,226	$—
Issued in connection with Term Loan	—	5,236
Amended in connection with Second Amendment	802	—
Change in fair value	(1,636)	(4,010)

Balance, end of year	$392	$1,226

For the year ended December 31, 2023, the change in the balance of the Term Loan Warrants was due to the amendment of the Term Loan Warrants, which reduced the exercise price from $92.50 per share to $20.50 per share which resulted in an increase in the fair value of the Term Loan Warrants of $0.8 million as of the Second Amendment Effective Date (defined later) and the change in the fair value of the Term Loan Warrants. For the years ended December 31, 2023 and 2022 the changes in fair value of the Term Loan Warrants was due to the change in price of the Company’s Class A common stock, the remaining contractual term and the risk-free rate. The changes in fair value are included in the consolidated statements of operations as a component of change in fair value of warrant liabilities and in the consolidated balance sheets as other liabilities.
Fair Value on a
Non-recurring
Basis
Certain assets have been measured at fair value on a
non-recurring
basis, using significant unobservable inputs (Level 3). The following table presents the non-recurring
losses recognized for the year ended December 31, 2023 due to asset impairments, and the fair value and asset classification of the related assets as of the impairment date (in thousands):

	December 31, 2023
	Fair Value	Total Losses
Goodwill	$85,166	$(40,000)
Other investments	1,000	(4,000)
Intangible assets	—	(3,092)

Total	$86,166	$(47,092)

Note 4. Inventory
Inventory consists of the following (in thousands):

	December 31,
	2023	2022
Raw materials and work in process	$10,354	$13,380
Finished goods	14,622	40,680

Total inventory	$24,976	$54,060

Adjustments to the carrying value of excess inventory and inventory on hand and inventory purchase commitments to net realizable value were $10.6 million and $39.8 million during the years ended December 31, 2023 and 2022, respectively. These adjustments are included in the consolidated statements of operations as a component of nutrition and other cost of revenue and connected fitness cost of revenue. The Company recorded $3.4 million and $11.6 million of these adjustments in nutrition and other cost of revenue for the years ended December 31, 2023 and, 2022, respectively. The Company also recorded $7.2 million and $28.1 million of these adjustments in connected fitness cost of revenue for the years ended December 31, 2023 and 2022, respectively.
Note 5. Other Current Assets
Other current assets consist of the following (in thousands):

	December 31,
	2023	2022
Deferred Partner costs	$36,169	$31,270
Deposits	6,788	4,527
Accounts receivable, net	1,270	866
Other	1,696	2,585

Total other current assets	$45,923	$39,248

Note 6. Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	December 31,
	2023	2022
Computer software and web development	$229,527	$236,533
Computer equipment	23,738	24,240
Buildings	5,158	5,158
Leasehold improvements	4,600	4,600
Furniture, fixtures and equipment	1,166	1,222
Computer software and web development projects in-process	2,157	5,147

Property and equipment, gross	266,346	276,900
Less: Accumulated depreciation	(221,291)	(202,753)

Property and equipment, net	$45,055	$74,147

During the year ended December 31, 2022, primarily due to the consolidation of the Company’s digital platforms and office lease assignment, the Company disposed of certain property and equipment no longer in use. The Company recognized a net loss related to these disposals of $1.2 million during the year ended December 31, 2022 in the consolidated statements of operations. There were no similar dispositions in the year ended December 31, 2023.

On February 29, 2024, the Company sold its Van Nuys production facility which had a net carrying value of $4.8 at December 31, 2023, million for $6.2 million. Simultaneous with the sale, the Company entered into a five year lease of the facility at an annual base rate of $0.3 million per year. See Note 23,
Subsequent Events
, for additional information on the sale and leaseback of the facility.
The Company recorded depreciation expense related to property and equipment in the following expense categories of its consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2023	2022
Cost of revenue	$17,994	$27,137
Selling and marketing	—	381
Enterprise technology and development	16,463	28,833
General and administrative	3	242

Total depreciation	$34,460	$56,593

Note 7. Content Assets, Net
Content assets, net consists of the following (in thousands):

	December 31,
	2023	2022
Released, less amortization	$21,134	$34,713
In production	225	175

Content assets, net	$21,359	$34,888

The Company expects $14.4 million of content assets to be amortized during the next 12 months and 100% of the balance within three years. The Company recorded amortization expense for content assets
of $23.8 million and $24.3 million during the years ended December 31, 2023 and 2022, respectively. In the beginning of the fourth quarter of 2023, the Company prospectively modified the amortization of the content assets due to a change in customer streaming behavior. This resulted in an acceleration of the content asset amortization of $2.1 million for the year ended December 31, 2023.
Note 8. Goodwill
Changes in goodwill for the years ended December 31, 2023 and 2022 are as follows (in thousands):

	December 31,
	2023	2022
Goodwill, beginning of year	$125,166	$125,166
Impairment of goodwill	(40,000)	—

Goodwill, end of year	$85,166	$125,166

2023 Interim Goodwill Impairment Test
Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the three months ended June 30, 2023, the Company performed an interim test for impairment of its goodwill as of June 30, 2023. In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its RU to its estimated fair value. The Company previously tested its RU for impairment as of December 31, 2022. The results of the Company’s interim test for impairment at June 30, 2023 concluded that the fair value of its RU exceeded its carrying value, resulting in no impairment.
2023 Goodwill Impairment Test
The Company completed the required annual impairment test for goodwill as of October 1, 2023, prior to the change of the annual impairment test for goodwill to December 31. The Company performed a qualitative assessment which leveraged information from the June 30, 2023 quantitative assessment, in which it estimated the fair value of its RU and determined that the fair value of its RU was greater than its carrying value, resulting in no impairment.
2023 Annual Goodwill Impairment Test
The Company assessed its long-lived assets for impairment prior to its goodwill impairment test. See Note 9,
Intangible Assets, Net
, for information on the long-lived assets impairment review and the recording of an intangible asset impairment.
In testing for goodwill impairment as of December 31, 2023, the Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its RU to estimated fair value. The determination of the fair value of the Company’s RU was based on a combination of a market approach that considered benchmark company market multiples, a market approach that considered market multiples derived from the value of recent transactions, and an income approach that utilized discounted cash flows for the RU. The Company applied a 50% weighting to the income approach that utilized discounted cash flows with the other two valuation methodologies having a weighting of 25% each, in determining the fair value of the RU. The significant assumptions under each of these approaches include, among others; revenue projections, which are dependent on future customer subscriptions, new product introductions, customer behavior and competitor pricing, long-term growth rates, discount rates used in a discounted cash flow model in the income approach, the control premium and the terminal growth rate. The cash flows used to determine fair value are dependent on a number of significant management assumptions such as the Company’s expectations of future performance and the expected future economic environment, which are partly based upon the Company’s historical experience.
The Company’s estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on the Company’s judgment of the rates that would be utilized by a hypothetical market participant. The Company also considered its market capitalization in assessing the reasonableness of the combined fair values estimated for its RU. The results of the Company’s annual test for impairment at December 31, 2023 concluded that the fair value of the Company’s RU was less than its carrying value. As a result, the Company recorded an impairment charge of $40.0 million related to its goodwill, which reduced the goodwill to $85.2 million at December 31, 2023. The Company’s accumulated goodwill impairment as of December 31, 2023 was $92.6 million. The impairment at December 31, 2023 was primarily due to the sustained decline in the Company’s stock price, which decreased approximately 45% from September 30, 2023 to December 31, 2023, and a decline in revenue of 24% for the year ended December 31, 2023 as compared to the prior year.
Management will continue to monitor the Company’s RU for changes in the business environment that could impact its fair value. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company’s goodwill impairment tests, and ultimately impact the estimated fair value of its RU may include the demand for at-home
fitness solutions, the Company’s subscriber growth rates, adverse macroeconomic conditions, and volatility in the equity and debt markets which could result in higher weighted-average cost of capital. Changes in management’s expectations of future performance could have a significant impact on the Company’s RU fair value. It should be noted that revenue and expectations of revenue have a significant impact on the RU’s fair value. For the year ended December 31, 2023 the Company’s revenue decreased by 24% from the prior year. Continual decreases in revenue could have an impact on the future fair value of the Company’s RU. The fair value of the Company’s RU has been impacted by and will continue to be impacted by the volatility in the market price of the Company’s common stock. The Company’s stock price declined by 68% in the year ended December 31, 2023. Continued decreases in the Company’s stock price may result in a decrease in the fair value of the Company’s RU and potential for incremental goodwill impairment. Changes in any of the assumptions used in the valuation of the RU, or changes in the business environment could materially impact the expected cash flows, and such impacts could potentially result in a material non-cash
impairment charge.
2022 Annual Goodwill Impairment Test
The Company completed the required annual impairment test for goodwill as of October 1, 2022. The Company performed a quantitative assessment, in which it estimated the fair value of its RU and determined that the fair value of its RU was greater than its carrying value, resulting in no impairment.
2022 Interim Goodwill Impairment Test
Due to the sustained decline in the Company’s market capitalization and macro-economic conditions observed in the second quarter of 2022, the Company performed an interim test for impairment of its goodwill as of June 30, 2022. In performing the interim impairment test for goodwill, the Company elected to bypass the optional qualitative test and proceeded to perform quantitative tests by comparing the carrying value of the RU to its estimated fair value. The results of the Company’s interim test for impairment at June 30, 2022 concluded that the fair value of its Beachbody RU exceeded its carrying value, resulting in no impairment.
As a result of the change in segment reporting discussed above, the Company completed a qualitative test for impairment of its goodwill by RU both prior to and subsequent to the change. The qualitative assessment is an evaluation of whether it is more likely than not that the fair value of a RU is less than its carrying amount. In performing its qualitative assessment, the Company considered the significant margin by which the fair value of its RU exceeded carrying value in its most recent quantitative test in addition to events and changes in circumstances since its most recent quantitative test that could have significantly impacted the assumptions used in the valuation. Based on this qualitative assessment, the Company concluded that no impairment indicators existed for goodwill both prior to and subsequent to the change in segment reporting.
The Company also performed an interim test for impairment of its goodwill as of December 31, 2022 due to the sustained decline in the Company’s market capitalization observed in the fourth quarter of 2022. The Company elected to bypass the optional qualitative test and proceeded to perform a quantitative test by comparing the carrying value of its RU to estimated fair value. The fair value of the RU exceeded its carrying value, resulting in no impairment.

Note 9. Intangible Assets, Net
Intangible assets as of December 31, 2023 and 2022 consisted of the following (in thousands):

	December 31, 2023			December 31, 2022
	Intangible Assets, Gross	Accumulated Amortization and Impairment	Intangibles Assets, Net	Intangible Assets, Gross	Accumulated Amortization and Impairment	Intangibles Assets, Net
Contract-based	$300	$(300)	$—	$300	$(300)	$—
Customer-related	21,100	(21,100)	—	21,100	(14,800)	6,300
Technology-based	20,200	(20,200)	—	20,200	(19,400)	800
Talent and representation contracts	10,300	(10,300)	—	10,300	(10,300)	—
Formulae	1,950	(1,950)	—	1,950	(1,146)	804
Trade name	51,200	(51,200)	—	51,200	(50,900)	300

	$105,050	$(105,050)	$—	$105,050	$(96,845)	$8,204

Due to the reduced revenue and operating income forecasts, the Company tested its asset group for recoverability as of December 31, 2023. The Company assessed its long-lived assets for impairment prior to the goodwill impairment test. In assessing its long-lived assets, the Company tested the related asset group for recoverability by comparing the carrying value of the asset group to its forecasted undiscounted cash flows. Because the carrying value of the asset group exceeded its future undiscounted cash flows, the Company determined that it may not be recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment loss should be recognized. The fair values of the customer-related, technology-based, and formulae intangible assets were estimated and calculated to be lower than the carrying value. As a result, the Company recorded an aggregate impairment charge of $3.1 million related to its intangible assets, which reduced its intangible asset balance to zero at December 31, 2023.
The Company had performed a test for recoverability at June 30, 2023 and concluded that the carrying value of its long-lived assets was recoverable.
Due to the reduced revenue and operating income forecasts, the Company tested its asset group for recoverability as of December 31, 2022 and determined that the asset group was not recoverable. The fair value of the assets within the asset group was then calculated to determine whether an impairment should be recognized. The fair value of the customer-related, technology-based and trade name intangible assets were estimated primarily using a relief-from-royalty approach and calculated to be lower than carrying value. As a result the Company recorded a $18.9 million non-cash
impairment charge for these intangible assets for the year ended December 31, 2022.
During the three months ended March 31, 2022, the Company determined that one of its acquired trade names no longer had an indefinite life. The Company tested the trade name for impairment before changing the useful life and determined there was no impairment based on its assessment of fair value. The Company is prospectively amortizing the trade name over its remaining estimated useful life of two years beginning January 1, 2022. The Company recorded $0.3 million and $7.5 million of amortization expense for this trade name as a component of selling and marketing expenses for the years ended December 31, 2023 and 2022, respectively.
The Company performed an interim test for impairment of its indefinite-lived intangible asset as of September 30, 2022 due to reduced revenue and margin forecasts for certain products. The fair value of the indefinite-lived trade name was calculated using a relief-from-royalty approach and was determined to be lower than its carrying value, primarily as a result of reduced revenue and margin forecasts for certain supplements. As a result, the Company recorded a $1.0 million non-cash
impairment charge for this intangible asset during the year ended December 31, 2022.
Amortization expense for intangible assets was $5.1 million and $18.3 million for the years ended December 31, 2023 and 2022, respectively.

Note 10. Accrued Expenses
Accrued expenses consist of the followings (in thousands):

	December 31,
	2023	2022
Partner costs	$13,971	$14,535
Inventory, shipping and fulfillment	6,869	11,687
Employee compensation and benefits	4,334	20,584
Sales and other taxes	3,963	4,818
Information technology	3,176	2,207
Advertising	872	1,176
Customer service expenses	437	956
Other accrued expenses	8,525	8,467

Total accrued expenses	$42,147	$64,430

On September 29, 2023, the Company entered into a financing agreement with IPFS Corporation of California (“IPFS”) to finance certain of its annual insurance premiums. The Company financed $2.5 million, which will be paid over a ten month period with the first payment due on November 1, 2023. The financing has an interest rate of 8.83% and IPFS has a security interest in the underlying policies that have been financed. The $1.8 million outstanding as of December 31, 2023 is recorded in other current liabilities in the consolidated balance sheet and the interest expense is recorded in interest expense in the consolidated statement of operations.
On October 6, 2023, the Company entered into a financing agreement with First Insurance Funding (“FIF”) to finance certain of its annual insurance premiums. The Company financed $2.0 million, which will be paid over a nine month period with the first payment due on November 1, 2023. The financing has an interest rate of 8.75% and FIF has a security interest in the underlying policies that have been financed. The $1.4 million outstanding as of December 31, 2023 is recorded in other current liabilities in the consolidated balance sheet and the interest expense is recorded in interest expense in the consolidated statement of operations.
Note 11. Debt
On August 8, 2022 (the “Effective Date”), the Company, Beachbody, LLC as borrower (a wholly owned subsidiary of the Company), and certain other subsidiaries of the Company as guarantors (the “Guarantors”), the lenders (the “Lenders”), and Blue Torch Finance, LLC, (“Blue Torch”) as administrative agent and collateral agent for such lenders (the “Term Loan Agent”) entered into a financing agreement which was subsequently amended (collectively with any amendments thereto, the “Financing Agreement”). The Financing Agreement provides for senior secured term loans on the Effective Date in an aggregate principal amount of $50.0 million (the “Term Loan”) which was drawn on the Effective Date. In addition, the Financing Agreement permits the Company to borrow up to an additional $25.0 million, subject to the terms and conditions set forth in the Financing Agreement. Borrowings under the Term Loan are unconditionally guaranteed by the Guarantors, and all present and future material U.S. and Canadian subsidiaries of the Company. Such security interest consists of a first-priority perfected lien on substantially all property and assets of the Company and subsidiaries, including stock pledges on the capital stock of the Company’s material and direct subsidiaries, subject to customary carveouts. In connection with the Financing Agreement, the Company incurred $4.5 million of third-party debt issuance costs which are recorded in the consolidated balance sheets as a reduction of long-term debt as of December 31, 2023 and 2022 and are being amortized over the term of the Term Loan using the effective-interest method.
The Term Loan borrowings may take the form of base rate (“Reference Rate”) loans or Secured Overnight Financing Rate (“SOFR Rate”) loans. Reference Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 6.15% per annum, plus the greater of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the SOFR Rate (based upon an interest period of one month) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal. SOFR Rate loans bear interest at a rate per annum equal to the sum of an applicable margin of 7.15% and the SOFR Rate (based upon an interest period of three months). The SOFR Rate is subject to a floor of 1.00%. In addition, the Term Loan borrowings bear additional interest at 3.00% per annum, paid in kind by capitalizing such interest and adding such capitalized interest to the outstanding principal amount of the Term Loan on each anniversary of the Effective Date. The Term Loan was a SOFR Rate loan, with a cash effective interest rate of 12.29% for the year ended December 31, 2023. The Company recorded $8.8 million and $3.4 million of interest related to the Term Loan during the years ended December 31, 2023 and 2022.
On July 24, 2023 (the “Second Amendment Effective Date”), the Company and Blue Torch entered into Amendment No. 2 to the Financing Agreement (the “Second Amendment”), which amended the Company’s existing Financing Agreement. The Second Amendment, among other things, amended certain terms of the Financing Agreement including, but not limited to, (1) amended the minimum revenue financial covenant to test revenue levels for each fiscal quarter on a standalone basis, and to adjust the minimum revenue levels to (a) $100.0 million, commencing with the fiscal quarter ended June 30, 2023, for each fiscal quarter ending on or prior to March 31, 2024 and (b) $120.0 million for each fiscal quarter thereafter and or prior to December 31, 2025; (2) amended the minimum liquidity financial covenant to adjust the minimum liquidity levels to (a) $20.0 million at all times from the Second Amendment Effective Date through March 31, 2024 and (b) $25.0 million at all times thereafter through the maturity of the Term Loan; (3) modified the maturity date of the Term Loan from August 8, 2026 to February 8, 2026; and (4) amended certain financial definitions, reporting covenants and other covenants thereunder. The Company was in compliance with these covenants as of December 31, 2023.
In connection with the Second Amendment, on the Second Amendment Effective Date, the Company made a partial prepayment on the Term Loan of $15.0 million along with the related prepayment premium of 5% ($0.8 million) and accrued interest ($0.1 million). The Company also incurred a 1% fee as paid in kind on the outstanding Term Loan balance prior to the prepayment (fee of $0.5 million) which is recorded as incremental third party debt issuance costs and is being amortized over the amended term of the Term Loan using the effective-interest method. The partial prepayment of $15.0 million was accounted for as a partial debt extinguishment and the Company wrote off the proportionate amount of unamortized debt discount and debt issuance costs as of the Second Amendment Effective Date ($2.4 million) which in addition to the prepayment premium ($0.8 million) was recorded as a loss on partial debt extinguishment of $3.2 million in the year ended December 31, 2023. As of December 31, 2023, the principal balance outstanding (including capitalized paid in kind interest) under the Term Loan was $35.5 million.
On January 9, 2024 (the “Consent Effective Date”), the Company and Blue Torch entered into Consent No. 1 and Amendment No. 3 to the Financing Agreement (the “Third Amendment”), which among other things, amended the minimum liquidity financial covenant. On February 29, 2024, the Company and Blue Torch entered into Consent No. 2 and Amendment No. 4 to the Financing Agreement (the “Fourth Amendment”), which among other things, amended the minimum liquidity financial covenant. See Note 23,
Subsequent Events
, for additional information on the Third and Fourth Amendments, including amendments to the minimum liquidity financial covenant.
If there is an event of default, including not being in compliance with either of the financial covenants, the Term Loan will bear interest from the date of such event of default until the event of default is cured or waived in writing by the Lenders at the Post Default Rate, which is the rate of interest in effect pursuant to the Financing Agreement plus 2.00%. In the event of default, or voluntary prepayment of a portion of the Term Loan by the Company, the Lenders could also require repayment of the outstanding balance of the Term Loan including the prepayment premium of (a) 5.0% if repaid before the 1st anniversary of the Effective Date, (b) 3.0% if repaid before the 2nd anniversary of the Effective Date, (c) 2.0% if repaid before the 3rd anniversary date of the Effective Date, and (d) 0.0% if repaid after the 3rd anniversary date of the Effective Date.

The Financing Agreement also contains customary representations, warranties, and covenants, which include, but are not limited to, restrictions on indebtedness, liens, payment of dividends, restricted payments, asset sales, affiliate transactions, changes in line of business, investments, negative pledges and amendments to organizational documents and material contracts. The Financing Agreement contains customary events of default, which among other things include (subject to certain exceptions and cure periods): (1) failure to pay principal, interest, or any fees or certain other amounts when due; (2) breach of any representation or warranty, covenant, or other agreement in the Financing Agreement and other related loan documents; (3) the occurrence of a bankruptcy or insolvency proceeding with respect to any Loan Party; (4) any failure by a Loan Party to make a payment with respect to indebtedness having an aggregate principal amount in excess of a specified threshold; and (5) certain other customary events of default.
In connection with the Term Loan, the Company issued to certain holders affiliated with Blue Torch warrants for the purchase of 94,335 shares of the Company’s Class A common stock at an exercise price of $92.50 per share. The Term Loan Warrants vest on a monthly basis over four years, with 30%, 30%, 20% and 20% vesting in the first, second, third and fourth years, respectively. The Term Loan Warrants have a seven-year term from the Effective Date. See Note 3,
Fair Value Measurements
, for information on the valuation of the Term Loan Warrants. The Term Loan Warrants were recorded in the consolidated balance sheet as warrant liabilities. The initial fair value of the Term Loan Warrants of $5.2 million, is being amortized as a debt discount over the term of the Term Loan using the effective interest method. In connection with the Second Amendment, the Company also amended and restated the Term Loan Warrants. The amendment of the Term Loan Warrants amended the exercise price from $92.50 per share to $20.50 per share. The amended exercise price increased the fair value of the Term Loan Warrants as of the Second Amendment Effective Date by $0.8 million and was recorded as of the Second Amendment Effective Date as an incremental debt discount, and in addition to the remaining debt discount, is being amortized over the amended term of the Term Loan using the effective-interest method. In connection with the Equity Offering (defined later), the Term Loan Warrants conversion ratio was amended resulting in an increase in the number of shares purchased upon the exercise of the Term Loan Warrants to 97,482 shares of the Company’s Class A common stock.
The aggregate amounts of payments due for the periods succeeding December 31, 2023 and reconciliation of the Company’s debt balances, net of debt discount and debt issuance costs, are as follows (in thousands):

Year ending December 31, 2024	$8,068
Year ending December 31, 2025	2,500
Year ending December 31, 2026	24,527

Total debt	35,095
Less current portion	(8,068)
Less unamortized debt discount and debt issuance costs	(5,960)
Add capitalized paid-in-kind interest	424

Total long-term debt	$21,491

The payments in the year ending December 31, 2024 include a partial prepayment of $1.0 million which was paid on January 9, 2024 as part of the Third Amendment and a partial prepayment of $5.5 million which was paid on February 29, 2024 as part of the Fourth Amendment. See Note 23,
Subsequent Events
, for more information on the amendments to the Term Loan.
Principal payments on the Term Loan are $1.3 million per year from the Effective Date to September 30, 2024, payable on a quarterly basis, and thereafter, are $2.5 million per year, payable on a quarterly basis with the remaining principal amount due on the maturity date of February 8, 2026.
At December 31, 2023 the Company had one irrevocable standby letter of credit outstanding, totaling $0.1 million which is collateralized by $0.1 million of cash. This letter of credit expires on
December 6, 2024

F-
33

and is automatically extended for
one-year
terms unless notice of
non-renewal
is provided 60 days prior to the end of the applicable term. At December 31, 2023, the cash collateralizing this letter of credit is classified as current restricted cash in our consolidated balance sheet.
Note 12. Leases
The Company leases facilities under noncancelable operating leases expiring through 2027 and certain equipment under a finance lease expiring in 2024.
As of December 31, 2023 and 2022, the Company had operating lease liabilities of $3.3 million and $5.3 million respectively, and
ROU
assets of $3.1 million and $5.0 million, respectively. As of December 31, 2023 and 2022, the Company had
finance lease liabilities
of approximately zero and $0.1 million, respectively, and
ROU
assets of approximately zero and $0.1 million, respectively.
The Company’s leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of lease liabilities and ROU assets as the Company is not reasonably certain to exercise these options. Variable expenses generally represent the Company’s share of the landlord operating expenses.
The following summarizes the Company’s leases (in thousands):

	Year Ended December 31,
	2023	2022
Finance lease costs:
Amortization of right-of-use asset	$73	$192
Interest on lease liabilities	2	8
Operating lease costs	2,097	2,150
Short-term lease costs	18	202
Variable lease costs	301	566
Short-term sublease income	(32)	(127)

Total lease costs	$2,459	$2,991

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$2	$8
Operating cash flows from operating leases	2,319	2,195
Financing cash flows from finance leases	121	153
Right-of-use asset obtained in exchange for new operating lease liabilities	—	420
Weighted-average remaining lease term—finance leases	0.3	1.3
Weighted-average remaining lease term—operating leases	2.3	2.9
Weighted-average discount rate—finance leases	4.0%	4.0%
Weighted-average discount rate—operating leases	4.1%	4.5%

Maturities of operating and finance lease liabilities, excluding short-term leases, are as follows (in thousands):

	Operating Leases	Finance Leases	Total
Year ended December 31, 2024	$2,079	$2	$2,081
Year ended December 31, 2025	687	—	687
Year ended December 31, 2026	712	—	712
Year ended December 31, 2027	132	—	132

Total	3,610	2	3,612
Less present value discount	(352)	—	(352)

Lease liabilities at December 31, 2023	$3,258	$2	$3,260

As the Company’s lease agreements do not provide an implicit rate, the discount rates used to determine the present value of lease payments are generally based on the Company’s estimated incremental borrowing rate for a secured borrowing of a similar term as the lease.
In November 2021, the Company entered into an agreement effective January 2022, assigning its Santa Monica office lease to a third party with a lease term expiring in 2025. Although the lease assignment requires the Company to remain secondarily liable as a surety with respect to the lease, the Company does not believe it is probable that it will be responsible for the obligations. The value of the associated guarantee liability is insignificant.
On February 29, 2024, the Company sold its Van Nuys production facility and entered into a five year lease of the facility at an annual base rate of $0.3 million. See Note 23,
Subsequent Events
, for additional information on the lease of this facility.
Note 13. Commitments and Contingencies
Inventory Purchase and Service Agreements
The Company has noncancelable inventory purchase and service agreements with multiple service providers which expire at varying dates through 2028. During the year ended December 31, 2023 there were no losses on inventory purchase commitments. During the year ended December 31, 2022, the Company recorded $2.7 million for losses on inventory purchase commitments related to connected fitness hardware. These losses were included in accrued expenses in the consolidated balance sheets and connected fitness cost of revenue in the consolidated statements of operations. Service agreement obligations include amounts related to fitness and nutrition trainers, future events, information systems support, and other technology projects.
Future minimum payments under noncancelable service and inventory purchase agreements for the periods succeeding December 31, 2023 are as follows (in thousands):

Year ended December 31, 2024	$17,452
Year ended December 31, 2025	1,475
Year ended December 31, 2026	100
Year ended December 31, 2027	75
Year ended December 31, 2028	75

$19,177

The preceding table excludes royalty payments to fitness trainers, talent, and others that are based on future sales as such amounts cannot be reasonably estimated. During the year ended December 31, 2023 the Company paid $4.6 million of royalty payments exclusive of guaranteed payments.

Contingencies
The Company is subject to litigation from time to time in the ordinary course of business. Such claims typically involve its products, intellectual property, and relationships with suppliers, customers, distributors, employees, and others. Contingent liabilities are recorded when it is both probable that a loss has occurred and the amount of the loss can be reasonably estimated. Although it is not possible to predict how litigation and other claims will be resolved, the Company does not believe that any currently identified claims or litigation matters will have a material adverse effect on its consolidated financial position or results of operations.
On April 7, 2022, the Company received a letter addressed to its Board of Directors (the “Board”) from a law firm on behalf of two purported stockholders. Among other matters, the stockholder letter addressed the approval of the Company’s Amended & Restated Certificate of Incorporation at the special meeting of stockholders held on June 24, 2021, which included (i) a 1.3 billion share increase in the number of authorized shares of Class A common stock (the “2021 Class A Increase Amendment”), and was approved by a majority of the then-outstanding shares of both the Company’s Class A and Class B common stock, voting as a single class. The stockholder letter alleged that the 2021 Class A Increase Amendment required a separate vote in favor by at least a majority of the then outstanding shares of Class A common stock under Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), and that the 1.3 billion share increase was never properly approved in accordance with the DGCL.
The Company continues to believe that a separate vote of Class A common stock was not required to approve the 2021 Class A Increase Amendment. However, in December 2022, a decision of the Delaware Court of Chancery (“Court of Chancery”) created uncertainty regarding this issue, and on December 29, 2022, the Company received a second letter on behalf of the two purported stockholders reiterating the Court of Chancery’s recent decision. The Company filed a petition under Section 205 of the DGCL (the “Section 205 Petition”) on February 16, 2023, in the Court of Chancery seeking to validate the Company Charter including, among other things, the 2021 Class A Increase Amendment.
On March 14, 2023 the Court of Chancery granted the Section 205 Petition validating each of the following and eliminating the uncertainty with respect thereto: (1) the Company Charter and the 2021 Class A Increase Amendment as of the time of filing with the Delaware Secretary of State and (2) all shares of capital stock that the Company issued in reliance on the effectiveness of the 2021 Class A Increase Amendment and Company Charter as of the date such shares were issued.
On May 22, 2023, Jessica Lyons, an individual, and a group of other plaintiffs filed a class action complaint with the Los Angeles County Superior Court alleging that the Company misclassified its Partners as contractors rather than as employees and committed other violations of the California Labor Code. The Company understands that the plaintiffs in this matter intend on filing additional claims under the Private Attorney General Act of 2004. The Company and certain executive officers are listed as defendants in the complaint. The plaintiffs are seeking monetary damages. This matter is pending as of the date of this annual report.
On September 6, 2023 Dish Technologies LLC and SLING TV LLC (the “DISH Entities”) filed a complaint with the United States District Court for the District of Delaware alleging that the Company infringed on the DISH Entities’ patents and used technology belonging to the DISH Entities without their permission. The plaintiffs are seeking monetary damages and injunctive relief. This matter is pending as of the date of this annual report.
The Company disputes the allegations in the above referenced active matters and intends to defend the matters vigorously. Some of our legal proceedings, such as the above referenced complaints, may be based on complex claims involving substantial uncertainties and unascertainable damages. Accordingly, it is not possible to determine the probability of loss or estimate damages for any of the above matters, and therefore the Company has not established reserves for any of these proceedings. When the Company determines that a loss is both probable and reasonably estimable, the Company records a liability, and, if the liability is material, discloses the amount of the liability reserved. Given that such proceedings are subject to uncertainty, there can be no assurance that such legal proceedings, either individually or in the aggregate, will not have a material adverse effect on our business, results of operations, financial condition or cash flows.
Note 14. Restructuring
In 2023, restructuring charges primarily relate to activities focused on aligning the Company’s operations with its key growth priorities. Restructuring charges in 2022 relate to the consolidation of our streaming fitness and nutrition offerings into a single Beachbody platform. The Company recognized restructuring costs of $6.5 million and $10.0 million during the years ended December 31, 2023 and 2022, respectively, comprised primarily of termination benefits related to headcount reductions, of which approximately zero and $0.5 million is included in accrued expenses in the consolidated balance sheets at December 31, 2023 and 2022, respectively. In accordance with GAAP, employee termination benefits were recognized at the date employees were notified and post-employment benefits were accrued as the obligation was probable and estimable. Benefits for employees who provided service greater than 60 days from the date of notification were recognized ratably over the service period.
The following table summarizes activity in the Company’s restructuring-related liability during the years ended December 31, 2023 and 2022 (in thousands):

	Balance at December 31, 2022	Restructuring Charges	Payments / Utilizations	Liability at December 31, 2023
Employee-related costs	$469	$6,497	$(6,948)	$18

Total costs	$469	$6,497	$(6,948)	$18

	Balance at December 31, 2021	Restructuring Charges	Payments / Utilizations	Liability at December 31, 2022
Employee-related costs	$—	$10,047	$(9,578)	$469

Total costs	$—	$10,047	$(9,578)	$469

During the year ended December 31, 2022, the Company determined that the useful life of certain computer software and web development assets, and content assets would end upon the completion of its platform consolidation. The Company accelerated depreciation of these computer software and web development assets and recorded $3.4 million of additional depreciation expense as a component of digital cost of revenue and nutrition and other cost of revenue during the year ended December 31, 2022. The Company also accelerated amortization of these content assets and recorded $2.7 million of additional amortization as a component of digital cost of revenue during the year ended December 31, 2022.
See Note 23,
Subsequent Events
, for information related to a restructuring in January 2024.
Note 15. Stockholders’ Equity
As of December 31, 2023, 2,000,000,000 shares, $0.0001 par value per share are authorized, of which,
1,600,000,000
shares are designated as Class A common stock, 200,000,000 shares are designated as Class X common stock, 100,000,000 shares are designated as Class C common stock, and 100,000,000 shares are designated as preferred stock.
Common Stock
Holders of each share of each class of common stock are entitled to dividends when, as, and if declared by the Company’s board of directors (the “Board”), subject to the rights and preferences of any holders of preferred stock outstanding at the time. As of December 31, 2023, the Company had not declared any dividends. The holder of each Class A common stock is entitled to one vote, the holder of each share of Class X common stock is entitled to ten votes and except as otherwise required by law, the holder of each share of Class C common stock is not entitled to any voting powers.
On June 15, 2023, the Company and Carl Daikeler, the Company’s
co-founder
and CEO entered into a forfeiture agreement (“the Forfeiture Agreement”), pursuant to which Mr. Daikeler as of June 15, 2023 forfeited 160,000 shares of the Company’s common stock that he owned, comprised of 63,999 shares of Class A common stock and 96,001 shares of Class X common stock, each with a par value of $0.0001. No consideration was provided to Mr. Daikeler for the forfeiture of these shares.
On December 10, 2023, the Company entered into a securities purchase agreement for the issuance and sale of 420,769 shares of Class A common stock at a purchase price of $9.75 per share and pre-funded
warrants to purchase up to 122,821 shares of Class A common stock at a pre-funded
purchase price of $9.7499 per share with certain institutional investors in a registered direct offering. The pre-funded
warrants are immediately exercisable and have an exercise price of $0.0001 per share. The Company received proceeds of $4.9 million, net of placement agent fees. The pre-funded
warrants are exercisable at any time after their original issuance at the option of the holder, in the holder’s discretion, by (1) payment in full in cash for the number of shares of common stock purchased upon such exercise or (2) a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined accruing to the formula set forth in the pre-funded
warrant. The Company also issued 543,590 Common Stock Warrants to purchase 543,590 shares of Class A common stock at an exercise price of $11.24 per share in a concurrent private placement. The Common Stock Warrants may be exercised at any time beginning June 13, 2024 and will expire on June 13, 2029. In the event of certain fundamental transactions involving the Company as described in the Common Stock Warrant agreement, the holders of the Common Stock Warrants may require the Company to make a payment based on a Black-Scholes valuation, using specific inputs. The holders of the pre-funded
warrants do not have similar rights. Therefore, the Company accounted for the Common Stock Warrants as liabilities which were recorded at the fair value at their issuance date of $3.3 million. The gross proceeds were allocated to the Common Stock Warrants at their fair value ($3.3 million) with the remainder allocated proportionally to common stock ($1.6 million) and pre-funded
warrants ($0.4 million) based on the gross proceeds received. The issuance of the Class A common stock, the pre-funded
warrants and the Common Stock Warrants is collectively called the “Equity Offering”.
The
pre-funded
warrants were classified as a component of stockholder’s equity within additional paid in capital. The pre-funded
warrants are equity classified because they (1) are freestanding financial instruments that are legally detachable and separately exercisable from the common stock, (2) are immediately exercisable, (3) do not embody an obligation for the Company to repurchase its shares, (4) permit the holder to receive a fixed number of shares of common stock upon exercise, (5) are indexed to the Company’s common stock and (6) meet the equity classification criteria. The Company valued the pre-funded
warrants at issuance, concluding that their sales price approximated their fair value, and allocated gross proceeds from the Equity Offering after recording the Common Stock Warrant liability proportionately to the common stock and pre-funded
warrants. As of December 31, 2023, all of the
pre-funded
warrants were outstanding. On January 12, 2024, all of the
pre-funded
warrants were exercised by the investor and converted into 122,821 shares of Class A common stock.
Reverse Stock Split
At the 2023 Annual Shareholder Meeting, which was held on November 20, 2023
, our stockholders approved an amendment to our second amended and restated certificate of incorporation to effect a reverse stock split of all of our issued and outstanding common stock by a ratio in the range of
1-for-10
to
1-for-50
.
On November 21, 2023, we effected a
1-for-50
reverse stock split of our issued and outstanding common stock. The reverse stock split ratio and the implementation and the timing of the reverse stock split were determined by our Board. The reverse stock split did not change the authorized number of shares or the par value of our common stock or preferred stock, but did effect a proportional adjustment to the number of common stock outstanding, the per share exercise price and the number of shares of common stock issuable upon the exercise of outstanding stock options, the number of shares of common stock issuable upon the vesting of restricted stock awards (“RSU’s”), the number of shares of common stock under the Employee Stock Purchase Plan (the “ESPP”), the conversion rate of our outstanding warrants into common stock and the number of shares of common stock eligible for issuance under our 2021 Stock Plan (the “2021 Plan”). No fractional shares were issued in connection with the reverse stock split. Each stockholder’s percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split.
All applicable outstanding equity awards discussed below in Note 16,
Equity-Based Compensation,
have been adjusted retroactively for the
1-for-50
reverse stock split.
Accumulated Other Comprehensive Income (Loss)
The following table summarizes changes in accumulated other comprehensive income (loss), by component during the years ended December 31, 2023 and 2022 (in thousands):

	Unrealized Gain (Loss) on Derivatives	Foreign Currency Translation Adjustment	Total
Balances at December 31, 2021	$(32)	$11	$(21)
Other comprehensive income (loss) before reclassifications	24	(105)	(81)
Amounts reclassified from accumulated other comprehensive income (loss)	108	—	108
Tax effect	31	—	31

Balances at December 31, 2022	131	(94)	37
Other comprehensive income (loss) before reclassifications	(334)	78	(256)
Amounts reclassified from accumulated other comprehensive income (loss)	222	—	222
Tax effect	(26)	—	(26)

Balances at December 31, 2023	$(7)	$(16)	$(23)

Note 16. Equity-Based Compensation
Equity Compensation Plans
Prior to June 25, 2021, the Company maintained its 2020 Beachbody Company Group LLC Equity Compensation Plan (the “2020 Plan”), under which, grants were awarded to certain employees, consultants, and members of the Company’s board of managers through the granting of one or more of the following types of awards: (a) nonqualified unit options, (b) unit awards, and (c) unit appreciation rights. The Company granted nonqualified unit options with vesting periods typically ranging from three
to five years under the 2020 Plan.
After June 25, 2021, awards under the 2020 Plan were converted at the Exchange Ratio, and the Company’s Board approved the 2021 Incentive Award Plan (the “2021 Plan”). The 2021 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, dividend equivalents, RSUs, and other stock or cash-based awards. Grants under the 2021 Plan may be awarded to employees, consultants, and members of the Company’s Board.
Under the 2021 Plan, all awards settle in shares of Class A common stock, and up to 608,851 shares of Class A common stock were initially available for issuance. The number of shares of Class A common stock available for issuance under the 2021 Plan is increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i)
five
percent of the total number of shares of Class A and Class X common stock outstanding on the final day of the immediately preceding calendar year and (ii) the number of shares determined by the Company’s Board. As of December 31, 2023, 254,995 shares of Class A common stock remain available for issuance under the 2021 Plan.
All options typically expire ten years from the date of grant if not exercised. In the event of a termination of employment, all unvested options are forfeited immediately. Generally, any vested options may be exercised within three months, depending upon the circumstances of termination, except for instances of termination “with cause” whereby any vested options or awards are forfeited immediately.
A summary of the option activity under the Company’s equity compensation plans is as follows:

	Time Vested Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	968,293	$132.50	6.35	$—
Granted	261,288	23.58
Forfeited	(193,886)	130.82
Expired	(196,216)	108.69

Outstanding at December 31, 2023	839,479	$32.53	7.25	$—

Exercisable at December 31, 2023	325,767	$36.96	5.14	$—

	Performance Vested Options Outstanding
	Number of Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	—	$—	—	$—
Granted	318,440	22.02

Outstanding at December 31, 2023	318,440	$22.02	9.45	$—

Exercisable at December 31, 2023	—	$—	—	$—

A summary of the unvested option activity is as follows:

	Number of Time Vested Options	Weighted- Average Grant Date Fair Value (per option)
Unvested at December 31, 2022	533,173	$69.00
Granted	261,288	13.23
Vested	(170,507)	56.50
Forfeited	(110,242)	60.63

Unvested at December 31, 2023	513,712	$33.49

	Number of Performance Vested Options	Weighted- Average Grant Date Fair Value (per option)
Unvested at December 31, 2022	—	$—
Granted	318,440	12.77

Unvested at December 31, 2023	318,440	$12.77

The Company does not use cash to settle equity instruments issued under equity-based compensation awards. The total fair value of awards which vested during the years ended December 31, 2023 and 2022 was $9.6 million and $14.4 million, respectively.
The intrinsic value of options exercised during the year ended December 31, 2022 was $0.8 million. There were no options exercised during the year ended December 31, 2023.
A summary of RSU activity is as follows:

	RSUs Outstanding
	Number of RSUs	Weighted- Average Fair Value (per RSU)
Outstanding at December 31, 2022	63,184	$72.50
Granted	496,176	28.37
Vested	(230,340)	34.11
Forfeited	(27,139)	34.58

Outstanding at December 31, 2023	301,881	$31.97

RSUs granted to employees generally vest over four years, based on continued employment, while RSUs granted to members of the Board generally vest approximately one year after grant date.
The fair value of RSUs vested during the year ended December 31, 2023 and 2022 was $7.9 million and $2.2 million, respectively.
On January 1, 2023, the number of shares available for issuance under the 2021 Incentive Award Plan (the “2021 Plan”) increased by 312,162 pursuant to the terms of the 2021 Plan. As of December 31, 2023, 254,995 shares of Class A common stock were available for issuance under the 2021 Plan.
Vested RSUs included shares of common stock that the Company withheld on behalf of certain employees to satisfy the minimum statutory tax withholding requirements, as defined by the Company. The Company withheld shares of common stock with an aggregate fair value and remitted taxes of $2.2 million and $0.2 million during the years ended December 31, 2023 and 2022, respectively, which were classified as financing cash outflows in the consolidated statements of cash flows. The Company canceled and returned these shares to the 2021 Plan, which are available under the plan terms for future issuance.
On June 14, 2023, the Board adopted the Company’s 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”) for the grant of non-qualified
stock options, stock appreciation rights, restricted stock, RSU’s, dividend equivalents and other stock or cash-based awards to prospective employees. The Board reserved 477,661 shares of the Company’s common stock for issuance pursuant to the awards granted under the Inducement Plan.
Effective as of June 15, 2023, the Company appointed Mark Goldston as Executive Chairman, replacing the service of Mr. Daikeler in his capacity as Chairman of the Board. Mr. Daikeler continues to serve as the

Company’s CEO and as a director. In connection with the employment offer letter to Mr. Goldston, he was granted a stock option under the Inducement Plan, covering an aggregate of 477,661 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Option”). Of this amount, 159,221 shares subject to the Option will vest based on continued service (the “Time-Vesting Options”) and 318,440 shares will vest based on the attainment of applicable performance goals and continued service (the “Performance-Vesting Options”). The Time-Vesting Options will vest and become exercisable with respect to 25% of the Time-Vesting Options subject to the Option on each of the first four anniversaries of June 15, 2023. The Performance-Vesting Options will vest and become exercisable based on both (1) the achievement of pre-determined
price per share goals and (2) Mr. Goldston’s service through the applicable vesting date. Any earned Performance-Vesting Options will vest and become exercisable as of the later of (1) June 15, 2024, and (2) the date on which the applicable price per share goal is achieved. The weighted average exercise price of the Performance-Vesting Options was $22.02 per option and none of the Performance-Vesting Options were exercisable as of December 31, 2023.
Vesting tranche Number of Performance -Vesting Options Price per share goal

Tranche 1	79,610	$50.00
Tranche 2	79,610	$75.00
Tranche 3	79,610	$100.00
Tranche 4	79,610	$125.00
The share price is measured by averaging the fair market value (as defined in the Inducement Plan) per share over any 30 consecutive trading-day
period.
Employee Stock Purchase Plan
In May 2022, the Company established an ESPP, the terms of which allow for qualified employees to participate in the purchase of designated shares of the Company’s common stock at a price equal to 85% of the lower of the closing price at the beginning or ending of each six-month
purchase period. The number of shares of Class A common stock available under the ESPP is increased on January 1 of each calendar year beginning on January 1, 2022 and ending on January 1, 2031 by an amount equal to the lesser of (i) 1% of the total number of shares of Class A and Class X common stock outstanding as of the final day of the immediately preceding calendar year and (ii) the number of shares determined by the Company’s Board. As of December 31, 2023, 137,976 shares of Class A common stock remain available for issuance under the ESPP.
During the year ended December 31, 2023, 47,257 shares of the Company’s common stock were issued pursuant to the ESPP at an average price of $13.78 per share.
Stock-based compensation expense associated with the Company’s ESPP is based on fair value estimated on the date of grant using the Black-Scholes option pricing valuation model and the following weighted-average assumptions for grants during the year ended December 31, 2023:

December 31,
2023
Weighted-average risk-free rate	4.7%
Dividend yield rate	—
Weighted-average volatility	54.4%
Expected term (in years)	0.50
Weighted-average grant date fair value	$5.32
Compensation Warrants
During the year ended December 31, 2020, the Company issued warrants for the purchase of 79,612 of the Company’s Class A common stock at an exercise price of $126.00 per share. These warrants vest 25% at the grant date and 25% at each of the first, second, and third anniversaries of the grant date. The warrants have a
10-year
contractual term.
As of December 31, 2023, 79,612 warrants were exercisable. Compensation cost associated with the warrants was recognized over the requisite service period, which was 4.25 years.
Repricing of Stock Options
The Company determined that a significant portion of its outstanding stock options had an exercise price per share that was significantly higher than the current fair market value of the Company’s common stock (the “Underwater Options”). In order to help retain and motivate holders of Underwater Options, and align their interests with those of stockholders, on September 14, 2023, the Compensation Committee of the Board resolved that it was in the best interests of the Company and its stockholders to amend certain of the Underwater Options (the “Amended Underwater Options”) for current employees and consultants of the Company that were either (1) not maturing in fiscal 2023 or (2) that had not been issued at an exercise price of less than $50 in the prior twelve months, to reduce the exercise price of each Amended Underwater Option to the closing per share price of the Company’s common stock on September 14, 2023 (the “Repricing”). The Company had 531,515 Amended Underwater Options which had their exercise price amended to $17.35 per option.
Excluded from the Repricing were, among others, Underwater Options held by members of the Board, the Company’s CEO and Executive Chairman; any Underwater Options with an exercise price less than $50.00; and options granted to consultants who are no longer providing services to the Company. Except for the modification of the exercise price, all other terms and conditions of the Amended Underwater Options remain in effect.
The Company determined that the Repricing represented a modification of share-based awards under ASC 718. Accordingly, the Company recognized incremental stock-based compensation of $1.6 million which was recorded as of the Repricing, related to 255,174 vested Amended Underwater Options as of the Repricing. As of the Repricing $1.5 million incremental unrecognized compensation expense related to 276,341 unvested Amended Underwater Options will be recognized as expense over the requisite service period in which the options vest, or 1.6 years.
Equity-Based Compensation Expense
Equity-based compensation expense, which also includes the Repricing and modifications for the years ended December 31, 2023 and 2022 was as follows (in thousands):

	Year Ended December 31,
	2023	2022
Cost of revenue	$2,992	$1,416
Selling and marketing	9,852	7,015
Enterprise technology and development	1,330	1,403
General and administrative	9,717	7,786

Total equity-based compensation	$23,891	$17,620

As of December 31, 2023, the total unrecognized equity-based compensation expense was $33.1 million, which will be recognized over a weighted-average remaining period of 2.41 years.
In connection with the restructuring activities that took place during the year ended December 31, 2023, the Company modified certain stock awards of terminated employees (approximately 25 employees in the three month period ended September 30, 2023 and approximately 100 employees in the three months ended March 31, 2023). The modifications included accelerating the vesting of any options that would have vested within three months of the employees termination date, and all vested options will be available for exercise for a total of six months after the employees’ termination date (that is, three months in addition to the standard three months per the original agreement). As a result of these modifications, the Company recognized approximately $1.0 million reduction to equity-based compensation expense within general and administrative expense in the consolidated statements of operations for the year ended December 31, 2023.
The fair value of each award that vests solely based on time as of the date of grant is estimated using a Black-Scholes option-pricing model. The following table summarizes the weighted average assumptions used to determine the fair value of time vested option grants:

	December 31,
	2023	2022
Risk-free rate	3.9%	3.0%
Dividend yield rate	—	—
Volatility	62.2%	52.9%
Expected term (in years)	5.18	6.16
Weighted-average grant date fair value	$13.65	$31.50
The vesting periods are based on the terms of the option grant agreements, generally four
to five years. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. The price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group and the Company’s historical volatility over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms.
The fair value of the Performance-Vesting Options as of the date of grant is estimated using a Monte Carlo simulation. The following table summarizes the weighted average assumptions used to determine the fair value of the Performance-Vesting Options:

December 31,
2023
Risk-free rate	3.7%
Dividend yield rate	—
Volatility	53.7%
Expected term (in years)	10.00
Weighted-average grant date fair value	$13.00
The vesting periods are based on the terms of the option grant agreements, generally four
to five years. The risk-free interest rates are based on the U.S. Treasury rates as of the grant dates for the expected terms of the options. The price volatilities represent calculated values based on the historical price volatilities of publicly traded companies within the Company’s industry group and the Company’s historical volatility over the options’ expected terms. The expected terms of the options granted were estimated using the simplified method by taking an average of the vesting periods and the original contractual terms.
Note 17. Derivative Financial Instruments
As of December 31, 2023 and 2022, the notional amount of the Company’s outstanding foreign exchange options was $4.4 million and $17.6 million, respectively. In the year ended December 31, 2023, management made a determination to cease entering into any further foreign exchange options at this time, which resulted in the decrease in the notional amount of the Company’s outstanding foreign exchange options at December 31, 2023. The Company’s foreign exchange options outstanding at December 31, 2023 will all expire prior to March 31, 2024. There were no outstanding forward contracts as of December 31, 2023 and 2022.

The following table presents the fair value of the Company’s derivative instruments which are included in other current assets in the consolidated balance sheets (in thousands):

	December 31,
	2023	2022
Derivatives designated as hedging instruments	$—	$343
Derivatives not designated as hedging instruments	—	119

Total derivative assets	$—	$462

There were no derivative liabilities as of December 31, 2023 and 2022.
The Company expects that $0.1 million of existing losses recorded in accumulated other comprehensive loss will be reclassified into net income (loss) over the next 12 months. The Company assessed its derivative instruments and determined that they were effective during the years ended December 31, 2023 and 2022.
The following table shows the
pre-tax
effects of the Company’s derivative instruments on its consolidated statements of operations (in thousands):

		Year Ended December 31,
	Financial Statement Line Item	2023	2022
Unrealized gains (losses)	Other comprehensive income (loss)	$(334)	$24
Losses reclassified from accumulated other	Cost of revenue	$(101)	$(45)
comprehensive income (loss) into net loss	General and administrative	(121)	(63)

Total amounts reclassified		$(222)	$(108)

Gains (losses) recognized on derivatives not designated as hedging instruments	Cost of revenue	$(98)	$13
Note 18. Income Taxes
The components of the Company’s loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2023	2022
U.S.	$(154,571)	$(198,245)
Foreign	1,967	1,000

Loss before income taxes	$(152,604)	$(197,245)

The components of the income tax benefit (provision), net were as follows (in thousands):

	Year Ended December 31,
	2023	2022
Current:
Federal	$—	$31
State and local	(113)	202
Foreign	(115)	(141)

	$(228)	$92

Deferred:
Federal	$(23)	$1,963
State and local	71	870
Foreign	143	128

	191	2,961

Income tax (provision) benefit, net	$(37)	$3,053

The Company has continued to record a full VA against its DTAs at December 31, 2023 and 2022. The Company has certain net DTLs that will reverse in a different period than its DTAs and has DTLs with an indefinite reversal period resulting in a net DTL, after recording a VA, at December 31, 2023 and 2022 of $0.0 million and $0.2 million, respectively.
The actual tax rate on loss before income taxes reconciles to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2023	2022
Federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	2.5%	3.6%
Valuation allowance on deferred tax assets	(17.2%)	(24.2%)
Goodwill impairment	(5.5%)	—
Equity-based compensation	(1.1%)	(1.1%)
Adjustments to prior year provision	0.7%	1.4%
Note revaluation	(0.6%)	—
Common stock warrant liability	0.4%	0.9%
Other	(0.2%)	(0.1%)

Effective tax rate	—	1.5%

DTAs and DTLs are as follows (in thousands):

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating losses	$91,585	$74,038
Equity-based compensation	13,358	10,652
Inventory	12,339	18,525
Tax basis step-up	11,570	13,240
Capitalized research expense	9,592	6,057
Intangible assets	6,552	4,915
R & D credit carryover	3,886	3,886
Accrued expenses	1,064	1,438
Lease obligations	837	1,663
Accrued employee compensation and benefits	546	4,246
Other	4,517	2,164

Total deferred tax assets	155,846	140,824

Deferred tax liabilities:
Property and equipment	(5,853)	(13,377)
Content assets	(4,448)	(7,408)
Prepaid expenses	(1,969)	(2,425)
Right-of-use assets	(750)	(1,231)

Total deferred tax liabilities	(13,020)	(24,441)

Net deferred tax assets before valuation allowance	142,826	116,383
Valuation allowance	(142,836)	(116,564)

Net deferred tax liabilities	$(10)	$(181)

Taxes on the net income of foreign corporate subsidiaries in excess of a deemed return on their tangible assets, or global intangible low-taxed
income (“GILTI”), are recognized as an expense in the period the tax is incurred. Accordingly, the Company has not provided deferred taxes related to temporary differences that, on their reversal, will affect the amount of income subject to GILTI in the period tax is incurred.
As of December 31, 2023, the Company has accumulated U.S. federal and state net operating loss (“NOL”) carryforwards of $339.9 million and $384.7 million, respectively. Of the federal NOL carryforwards, $2.3 million was generated before January 1, 2018 and subject to a
20-year
carryforward period. The remaining $337.6 million can be carried forward indefinitely but is subject to an 80% taxable income limitation. The U.S. federal losses subject to carryforward limitations and state NOL carryforwards will begin to expire in 2037 and 2025, respectively. As of December 31, 2023, the Company has accumulated U.S. federal and state research tax credits of $3.5 million and $1.7 million, respectively. The U.S. federal research tax credits will begin to expire in 2039. The U.S. state research tax credits do not expire.

Uncertain Tax Positions
The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2023	2022
Unrecognized tax benefits, beginning of year	$1,044	$568
Additions for current year tax positions	—	476

Unrecognized tax benefits (excluding interest and penalties), end of year	1,044	1,044
Interest and penalties associated with unrecognized tax benefits	—	—

Unrecognized tax benefits including interest and penalties, end of year	$1,044	$1,044

All of the unrecognized tax benefits was recorded as a reduction in the Company’s gross DTAs. If the unrecognized tax benefits were not recorded it would affect the Company’s effective tax rate.
The Company files U.S. federal, numerous state and local income, franchise, U.K., and Canada tax returns. With a few exceptions, the Company is no longer subject to U.S. federal, state, local, or Canada tax examination by taxing authorities for years prior to 2020. For the U.K., the Company is no longer subject to tax examinations by the taxing authorities for years prior to 2021.
Note 19. Employee Benefit Plan
The Company maintains a defined contribution 401(k) plan for the benefit of all employees who have met the eligibility requirements. Participants may contribute up to 75% of their eligible compensation, subject only to annual limitations set by the Internal Revenue Service. The Company matched 50% of participant contributions, up to 6% of the participant’s total compensation. For the years ended December 31, 2023 and 2022, the Company recorded expense for matching contributions of $1.9 million and $2.9 million, respectively.
Note 20. Earnings (Loss) per Share
The computation of loss per share of Class A and Class X common stock is as follows (in thousands, except share and per share information):

	Year Ended December 31,
	2023	2022
Numerator:
Net loss	$(152,641)	$(194,192)
Denominator:
Weighted-average common shares outstanding, basic and diluted	6,238,777	6,149,784
Net loss per common share, basic and diluted	$(24.47)	$(31.58)
Basic net loss per common share is the same as dilutive net loss per common share for the years ended December 31, 2023 and 2022 as the inclusion of all potential common shares would have been antidilutive. The weighted average common shares outstanding (basic and diluted) in the above table exclude the 160,000 shares that were forfeited by Mr. Daikeler for the period of time after they were forfeited (June 15, 2023) and includes (1) the 420,769 shares that were issued in the Equity Offering on December 13, 2023 for the period of time after they were issued and (2) the pre-funded
warrants to purchase up to 122,821 shares of Class A common stock issued in the Equity Offering on December 13, 2023 for the period of time after they were issued, as the exercise of the pre-funded
warrants requires nominal consideration for the delivery of the common stock.

The following table presents the common shares that are excluded from the computation of diluted net loss per common share as of the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2023	2022
Time Vested Options	839,479	968,293
Performance Vested Options	318,440	—
RSUs	301,881	63,184
Compensation warrants	79,612	79,612
Public and Private Placement Warrants	306,667	306,667
Term Loan warrants	97,482	94,335
Common Stock Warrants	543,590	—
Forest Road Earn-out Shares	75,000	75,000

	2,562,151	1,587,091

The Forest Road
Earn-out
Shares are unvested and are subject to forfeiture if certain earnout conditions are not satisfied. Subject to certain other terms and conditions, the Forest Road
Earn-out
Shares will vest, in equal tranches of 10% each, commencing on December 22, 2021, upon the occurrence of the Company’s last sale price on the NYSE exceeding each of the following price per share thresholds for any 20 trading days within any consecutive
30-day
trading period: $600.00, $650.00, $700.00, $750.00 and $800.00. Any Forest Road
Earn-out
Shares that do not vest within ten years will be forfeited. The Forest Road
Earn-out
Shares are accounted for as equity-classified equity instruments and recorded in additional paid in capital. As of December 31, 2023, all Forest Road
Earn-out
Shares are unvested. The Forest Road
Earn-out
Shares are considered participating securities as they would share in any dividends declared by the Company. However, as there is no specific requirement to allocate any losses of the Company to the holders of the Forest Road
Earn-out
Shares and there is no legal requirement to have them fund such losses, the two-class
method for earnings per share is not applicable for loss periods.
Note 21. Related Party Transactions
The Company has a royalty agreement with a company related to the controlling shareholder. The related party assisted the Company with the development of several products and receives royalties based on the sales of these products. Total payments to the related party were approximately $0.4 million and $0.5 million during the years ended December 31, 2023 and 2022, respectively. As of each December 31, 2023 and 2022, $0.2 million and $0.2 million was due to the related party pursuant to the royalty agreement.
A minority shareholder and director of the Company is also a shareholder in a law firm that provides legal services to the Company. Total payments to the related party were $0.5 million and $1.3 million during the years ended December 31, 2023 and 2022, respectively. The Company’s accounts payable to the firm was zero and $0.1 million as of each December 31, 2023 and 2022.
A minority shareholder affiliated with a director of the Company provided financial advisory services to the Company in connection with the August 2022 Financing Agreement. Total payments to the related party were $1.0 million during the year ended December 31, 2022. There were no amounts paid or due to the related party as of or for the year ended December 31, 2023.
Note 22. Parent Only Financial Statements
The Beachbody Company, Inc. has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. There are restrictions under the Financing Agreement described in Note 11,
Debt
, on the Company’s ability to obtain funds from any of its subsidiaries through dividends. Accordingly, the following condensed financial information is presented on a “Parent Only” basis in which The Beachbody Company, Inc.’s investment in its consolidated subsidiaries are presented under the equity method of accounting.

Schedule I
The Beachbody Company, Inc.
(Parent Company Only)
Condensed Balance Sheet
(in thousands, except share data)

As of December 31,
2023
Assets
Current assets:
Cash and cash equivalents	$25
Prepaid expenses	12
Investment in subsidiaries	463,955
Total current assets	463,992

Total assets	$463,992

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$7
Due to subsidiaries	378,100

Total current liabilities	378,107
Warrant liabilities	3,125

Total liabilities	381,232

Stockholders’ equity:
Class A: 3,978,356 shares issued and outstanding at December 31, 2023	1
Class X: 2,729,003 shares issued and outstanding at December 31, 2023	1
Additional paid-in capital	654,657
Accumulated deficit	(571,899)

Total stockholders’ equity	82,760

Total liabilities and stockholders’ equity	$463,992

See note to condensed financial statements.

Schedule I
The Beachbody Company, Inc.
(Parent Company Only)
Condensed Statement of Operations and Comprehensive Loss
(in thousands)

Year Ended December 31,
2023
Change in fair value of warrant liabilities	$2,679
Other income	127
Equity in net loss of subsidiaries	(155,507)

Net loss and total comprehensive loss	$(152,701)

See note to condensed financial statements.

Schedule I
The Beachbody Company, Inc.
(Parent Company Only)
Condensed Statement of Cash Flows
(in thousands)

Year Ended December 31,
2023
Cash flows from operating activities:
Net loss	$(152,701)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in fair value of warrant liabilities	(2,679)
Equity in net loss of subsidiaries	155,507
Changes in operating assets and liabilities:
Prepaid expenses	8
Accrued expenses	9

Net cash provided by operating activities	144

Cash flows from investing activities:

Net cash used in investing activities	—

Cash flows from financing activities:
Decrease in due to subsidiaries	(8,299)
Proceeds from issuance of common shares in the Employee Stock Purchase Plan	553
Tax withholdings payments for vesting of restricted stock	(2,178)
Proceeds from issuance of Equity Offering, net of issuance costs	4,908

Net cash used in financing activities	(5,016)

Net decrease in cash and cash equivalents	(4,872)
Cash and cash equivalents, beginning of year	4,897

Cash and cash equivalents, end of year	$25

See note to condensed financial statements.

Note to Condensed Financial Statements of The Beachbody Company, Inc. (Parent Company Only)
Basis of Presentation
These condensed parent company-only financial statements have been prepared in accordance with Rule
12-04,
Schedule I of Regulation
S-X,
as the restricted net assets of the subsidiaries of The Beachbody Company, Inc. (as defined in Rule
4-08(e)(3)
of Regulation
S-X)
exceed the specified threshold amount of the consolidated net assets of the Company. The ability of The Beachbody Company, Inc.’s operating subsidiaries to pay dividends may be restricted due to the terms of the subsidiaries’ outstanding Term Loan as described in Note 11,
 Debt
, to the audited consolidated financial statements. These condensed parent company-only financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. These condensed parent company-only financial statements should be read in conjunction with the consolidated financial statements and related notes.
The Company has omitted the condensed parent company only consolidated financial statements as of and for the year ended December 31, 2022 since the Financing Agreement was only in place for a portion of the year ended December 31, 2022 and would therefore not be meaningful.
Note 23. Subsequent Events
As mentioned in Note 1,
Description of Business and Summary of Significant Accounting Policies
and Note 11,
Debt,
on January 9, 2024, the Company sold its investment in equity securities of a privately-held company for $1.0 million. On the Consent Effective Date, the Company made a partial prepayment of $1.0 million on the Term Loan (which amount was classified as a current obligation at December 31, 2023) and the related prepayment premium of 3%. The amounts related to this partial prepayment will be recorded in the quarter ending March 31, 2024.
As mentioned in Note 11,
Debt
, the Company on the Consent Effective Date entered into the Third Amendment, which among other things, (i) consents to the sale of certain assets by the Company and (ii) amends certain terms of the Financing Agreement, including without limitation, the minimum liquidity financial covenants thereunder, such that the minimum liquidity levels shall be (1) $19.0 million at all times from the Consent Effective Date through and including March 31, 2024 and (2) $24.0 million at all times thereafter through the maturity of the Term Loan.
As mentioned in Note 6,
Property and Equipment, Net
, Note 11,
Debt
and Note 12,
Leases
, on February 29, 2024, the Company sold its Van Nuys production facility which had a net carrying value of $4.8 million at December 31, 2023, for $6.2 million. Simultaneous with the sale, the Company entered into a five year lease of the facility, with two options to extend the lease for a period of three years each. The lease has an annual base rate of $0.3 million which increases by 3% each year. The Company used the net proceeds received from the sale to make a partial prepayment of $5.5 million on the Term Loan (which was classified as a current obligation as of December 31, 2023) and the related prepayment premium of 3%. The amounts related to the sale of the facility and the partial prepayment will be recorded in the quarter ended March 31, 2024. The facility served as collateral on the Term Loan, which required the Company to obtain the approval of Blue Torch to sell the facility. The approval to sell the facility from Blue Torch was not obtained until February 2024.
As mentioned in Note 11,
Debt
, the Company on February 29, 2024 entered into the Fourth Amendment which among other things, (1) consents to the sale of certain assets by the Company and (2) amends certain terms of the Financing Agreement, including without limitation, the minimum liquidity financial covenant thereunder, such that the minimum liquidity levels shall be (1) $17.0 million at all times from February 29, 2024 through and including March 31, 2024 and (2) $22.0 million at all times thereafter through the maturity of the Term Loan.

After the prepayments on January 9, 2024 and February 29, 2024, the principal amount outstanding on the Term Loan was $28.6 million.
As mentioned in Note 14, R
estructuring
, in January 2024, the Company executed cost-reduction initiatives intended to streamline the business. These actions are expected to result in approximately $1.7 million in costs consisting primarily of termination benefits during the first quarter of 2024.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$231,343
Accounting fees and expenses	20,000
Legal fees and expenses	100,000
Financial printing and miscellaneous expenses	75,000
Total	$426,343

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Since April 30, 2021, we have made sales of the following unregistered securities:

•	On August 8, 2022, the Loan Parties entered into the Term Loan

•

The loan documents for the Term Loan include the Financing Agreement entered into by the Company, the other Loan Parties, the lenders party thereto, and Blue Torch, as administrative agent and collateral agent for such lenders. Pursuant to the Financing Agreement, on August 8, 2022, the Company issued to certain holders affiliated with Blue Torch the Blue Torch Warrants. At the time of issuance, the Blue Torch Warrants allowed for the purchase of, in the aggregate, 4,716,756 shares of Class A Common Stock, at an exercise price of $1.85 per share. On July 24, 2023, the Company amended the exercise price of the Blue Torch Warrants from $1.85 per share of Class A Common Stock to $0.41 per share of Class A Common Stock. Immediately following the Reverse Stock Split, the Blue Torch Warrants entitled the holders thereof the right to purchase 94,335 shares of Class A Common Stock at an exercise price of $20.50. The shares of Class A Common Stock underlying the Blue Torch Warrants shall vest in accordance with the schedule set forth in the Blue Torch Warrants (the “Vested Shares”). In connection with the Registered Direct Offering, the Blue Torch Warrants conversion ratio was amended resulting in an increase in the number of shares purchased upon the exercise of the Blue Torch Warrants to 97,482 shares of the Class A Common Stock. The Blue Torch Warrants are exercisable for all or part of the unexercised Vested Shares from time to time on or after the Effective Date. On April 5, 2024, the Company amended the exercise price of the Blue Torch Warrants from $20.50 per share of Class A Common Stock to $9.16 per share of Class A Common Stock.

December 2023 Private Placement

In connection with a registered direct offering of shares of our Class A Common Stock and pre-funded warrants to purchase shares of our Common Stock, on December 10, 2023, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”), pursuant to which, among other things, we sold to the Purchasers Common Warrants to purchase up to 543,590 shares of Class A Common Stock in a private placement. No separate consideration was paid for the issuance of the Common Warrants. The Common Warrants and the shares of Class A Common Stock issuable upon exercise of the Common Warrants were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

2.1	Agreement and Plan of Merger, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., BB Merger Sub, Inc., Myx Merger Sub, LLC, The Beachbody Company Group, LLC, And Myx Fitness Holdings, LLC.	8-K/A	2.1	2/16/2021	001-39735

3.1	Second Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.	10-K	3.1	3/11/2024	001-39735

3.2	Certificate of Amendment to Second Amended & Restated Certificate of Incorporation of The Beachbody Company, Inc.	8-K	3.1	11/27/2023	001-39735

3.3	Amended and Restated Bylaws of The Beachbody Company, Inc.	8-K	3.2	7/1/2021	001-39735

4.1	Form of Common Stock Purchase Warrant.	8-K	4.2	12/13/2023	001-39735

4.2	Specimen Class A Common Stock Certificate of The Beachbody Company, Inc.	8-K	4.1	7/1/2021	001-39735

4.3	Warrant Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.2	7/1/2021	001-39735

4.4	Description of Securities.	10-K	4.3	3/1/2022	001-39735

4.5	Form of Second Amended and Restated Warrant to Purchase Stock.	8-K	10.2	4/8/2024	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

4.6	Form of Pre-Funded Common Stock Purchase Warrant.	8-K	4.1	12/13/2023	001-039735

5.1	Opinion of Latham & Watkins LLP.	S-1	5.1	7/23/2021	333-258149

10.1	Securities Purchase Agreement.	8-K	10.2	12/13/2023	001-39735

10.2	Form of Subscription Agreement.	S-4/A	10.1	5/27/2021	333-253136

10.3	Sponsor Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., Forest Road Acquisition Sponsor LLC and The Beachbody Company Group, LLC.	S-4/A	10.2	5/27/2021	333-253136

10.4	Amended and Restated Registration Rights Agreement, by and among The Beachbody Company, Inc., Forest Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735

10.5	Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735

10.6^	The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.2	7/9/2021	001-39735

10.7^	The Beachbody Company, Inc. Employee Stock Purchase Plan.	8-K	10.3	7/9/2021	001-39735

10.8^	Form of Stock Option Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.4	7/9/2021	001-39735

10.9^	Form of RSU Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.5	7/9/2021	001-39735

10.10^	Non-Employee Director Compensation Program.	8-K	10.6	7/9/2021	001-39735

10.11^	The Beachbody Company, Inc. Amended and Restated 2020 Equity Compensation Plan.	8-K	10.7	7/9/2021	001-39735

10.12^	The Beachbody Company, Inc. Deferred Compensation Plan for Directors.	10-K	10.10	3/16/2023	001-39735

10.13^	Offer of Employment Letter, dated April 15, 2022, by and between Beachbody, LLC and Marc Suidan.	10-Q	10.1	5/9/2022	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

10.14^	Separation, General Release and Independent Contractor Services Agreement, dated April 19, 2022, by and among Beachbody, LLC, The Beachbody Company, Inc. and Sue Collyns.	10-Q	10.2	5/9/2022	001-39735

10.15^	Revised Offer of Employment Letter, dated as of May 10, 2022, as amended, by and between Beachbody, LLC and Kathy Vrabeck.	10-Q	10.1	8/8/2022	001-39735

10.16^	Offer of Employment Letter, dated September 27, 2021, by and between The Beachbody Company and Blake Bilstad.	10-Q	10.1	11/15/2021	001-39735

10.17^	Confidential Separation and General Release Agreement, dated as of March 10, 2023 and effective May 1, 2023, by and between Beachbody, LLC and Blake Bilstad.	10-K	10.15	3/16/2023	001-39735

10.18	Form of Indemnification Agreement.	8-K	10.1	7/9/2021	001-39735

10.19	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Akron Supplement, LLC.	S-4/A	10.12	5/10/2021	333-253136

10.20	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Schwarzenegger Blind Trust.	S-4/A	10.13	5/10/2021	333-253136

10.21	Financing Agreement, dated August 8, 2022, by and among Beachbody, LLC, a Delaware limited liability company, The Beachbody Company, Inc., a Delaware corporation, each subsidiary of the Parent from time to time party thereto, the lenders from time to time party hereto, and Blue Torch Finance, LLC, as collateral agent and as administrative agent for the Lenders.	10-Q	10.2	8/8/2022	001-39735

10.22	Offer Letter, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8-K	10.1	6/15/2023	001-39735

10.23	The Beachbody Company, Inc. 2023 Employee Inducement Incentive Award Plan.	8-K	10.2	6/15/2023	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

10.24	Option Agreement under 2023 Employee Inducement Incentive Award Plan, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8-K	10.3	6/15/2023	001-39735

10.25	Forfeiture Agreement, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Carl Daikeler.	8-K	10.4	6/15/2023	001-39735

10.26	Amendment No. 1 to Financing Agreement, dated as of October 4, 2022 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	10-Q	10.2	8/8/2023	001-39735

10.27	Amendment No. 2 to Financing Agreement, dated as of July 24, 2023 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8-K	10.1	7/26/2023	001-39735

10.28	Form of Amended and Restated Warrant to Purchase Stock.	8-K	10.2	7/26/2023	001-39735

10.29	The Beachbody Company, Inc. Compensation Clawback Policy, effective as of October 2, 2023.	10-Q	10.4	11/7/2023	001-39735

10.30	Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8-K	10.1	1/12/2024	001-39735

10.31	Consent No. 2 and Amendment No. 4 to Financing Agreement, dated as of February 29, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administration agent.	8-K	10.1	3/05/2024	001-39735

10.32	Amendment No. 5 to Financing Agreement, dated as of April 5, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent	8-K	10.1	4/8/2024	001-39735

10.33^	Letter Agreement by and between Beachbody, LLC and Michael Neimand, dated April 10, 2024	8-K	10.1	4/16/2024	001-39735

21.1	Subsidiaries of the Company	S-1	21.1	1/24/2024	333-276681

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

23.1	Consent of Deloitte & Touche LLP					*

23.2	Consent of Ernst & Young LLP					*

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney. Reference made to the signature page hereto.	S-1	24.1	7/23/2021	333-258149

101.INS	Inline XBRL Instance Document					*

101.SCH	Inline XBRL Taxonomy Extension Schema Document					*

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document					*

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document					*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					*

*	Filed or furnished herewith
^	Indicates management contract or compensatory plan

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on April 30, 2024.

THE BEACHBODY COMPANY, INC.

By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl Daikeler Carl Daikeler	Director and Chief Executive Officer (Principal Executive Officer)	April 30, 2024

/s/ Marc Suidan Marc Suidan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2024

Mark Goldston	Executive Chairman, Director

* Mary Conlin	Director	April 30, 2024

Kristin Frank	Director

* Michael Heller	Director	April 30, 2024

Ann Lundy	Director

* Kevin Mayer	Director	April 30, 2024

* John Salter	Director	April 30, 2024

* Ben Van de Bunt	Director	April 30, 2024

*By:	/s/ Carl Daikeler
Carl Daikeler, Attorney-in-Fact